Exhibit 10.1

CONTRIBUTION AGREEMENT

BETWEEN

CAIMAN ENERGY, LLC

AND

WILLIAMS PARTNERS L.P.

DATED AS OF MARCH 19, 2012

i

Table of Contents

(Continued)

ii

Table of Contents

(Continued)

iii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of March 19, 2012 by and between Caiman Energy, LLC, a Delaware limited liability company (“Contributor”), and Williams Partners L.P., a Delaware limited partnership (“Acquirer”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

W I T N E S S E T H :

WHEREAS, Contributor owns 100% of the outstanding membership interests (collectively, the “Purchased Interests”) of Caiman Eastern Midstream, LLC, a Texas limited liability company (the “Company”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement, Acquirer desires to acquire from Contributor, and Contributor desires to sell to Acquirer, all of the Purchased Interests.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

(a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or Under Common Control with such Person. After the Closing, the Company shall not be considered an Affiliate of Contributor and the Company shall be deemed an Affiliate of Acquirer.

“Balance Sheet Date” means December 31, 2011.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Dallas, Texas are authorized or required by Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Intellectual Property Rights” means Intellectual Property Rights owned by the Company.

“Contract” means any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other legally binding instrument or contractual obligation (other than any Right-of-Way).

“Contributor’s Names and Marks” means any trade name, trademark, service mark or logo used by Contributor or the Company prior to the Closing, including “Caiman,” “Caiman Energy” and “Caiman Eastern Midstream” and all formatives thereof and any Internet domain names comprising the foregoing.

“Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Co-Employer” means Insperity PEO Services LP, a Delaware limited partnership.

“Debt Financing Sources” means, collectively, the agents, lead arrangers, bookrunners, lenders and other entities that have committed to provide or otherwise entered into agreements in connection with any Debt Financing.

“Disclosure Schedules” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by Contributor to Acquirer prior to the execution and delivery of this Agreement.

“Employee Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (including multiemployer plans within the meaning of Section 3(37) of ERISA and multiple employer plans within the meaning of 29 CFR § 4001.2) and any and all employment, deferred compensation, change in control, severance, termination, employee loan (or advance), employee benefit, retiree benefit, retention, bonus, pension, profit sharing, savings, retirement, welfare, incentive compensation, stock or equity based compensation, stock purchase, stock appreciation, fringe benefit, vacation, paid time off, supplemental retirement, commission incentive or other similar agreements, plans, programs, policies, understandings or arrangements, under which any current or former employees, directors, members, managers or independent contractors of the Company participate or have any present or future right to benefits or with respect to which the Company has or could have any liability (contingent or otherwise).

“Environmental Covenant” means the Environmental Covenant dated August 15, 2011 by and between the Company, Olin Corporation and Honeywell International, Inc.

“Environmental Laws” means any existing Law relating to the protection of the environment, natural resources or wildlife, or relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation, Release or threatened Release of Hazardous Materials, including CERCLA and any Law relating to exposure to Hazardous Materials or to human health.

“Environmental Permits” means any and all Permits and registrations, in each case required under any Environmental Laws.

“EPA” means the United Stated Environmental Protection Agency.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of the issuing entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Wells Fargo N.A.

“Escrow Account” has the meaning ascribed to such term in the Escrow Agreement.

“Escrow Agreement” means an escrow agreement among Contributor, Acquirer and the Escrow Agent, substantially in the form attached hereto as Exhibit B.

“Escrow Property” means, with respect any particular point in time, the aggregate amount of Escrow Units or cash, as applicable, then contained in the Escrow Account.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a material fact and, for the avoidance of doubt, does not include negligent misrepresentation or omission.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, tribal or local governmental authority, department, court or agency, including any political subdivision thereof, and any arbitrating body, commission or quasi-governmental authority or self-regulating organization of competent authority exercising or enlisted to exercise similar power or authority.

“Hazardous Materials” means any substance, material or waste, whether solid, liquids or gaseous, that is listed, defined, regulated, classified, or otherwise characterized under or pursuant to any Environmental Laws, as a “hazardous substance,” “toxic substance,” “pollutant,” “radioactive material” or “contaminant” and shall include petroleum and its by-products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, hazardous waste, universal waste and mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, all obligations (including any accrued and unpaid interest and any prepayment penalties and other obligations assuming payment at Closing) for (i) any indebtedness of the Company for borrowed money (including accrued and unpaid interest), (ii) any other indebtedness or other liability of the Company that is evidenced by a note, bond (other than a surety bond) or debenture, (iii) interest rate caps or derivatives related to the Indebtedness described in clauses (i) or (ii) above, (iv) any deferred purchase price for property or services (other than current trade payables incurred in the ordinary course of business) payable by the Company, (v) any indebtedness of the Company under any leases which are or should have been, in accordance with GAAP, recorded as capital leases, (vi) all obligations of the Company in respect of any letters of credit (to the extent drawn), (vii) hedging obligations of the Company, (viii) indebtedness of the type referred to in clauses (i) through (vii) above secured by any lien or encumbrance on, or security interest in, property (including accounts and contract rights) owned by the Company, and (ix) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (viii) above. For the avoidance of doubt, the term “Indebtedness” shall include any Indebtedness owed to any Affiliate of the Company.

“Indebtedness Amount” means the aggregate amount of Indebtedness, as of 11:59 p.m. local time on the day immediately preceding the Closing Date.

“Intellectual Property Right” means rights in any of the following to the extent subject to protection under Law: (i) trademarks, service marks and trade names; (ii) patents; (iii) copyrights; (iv) Internet domain names; (v) trade secrets and other proprietary and confidential information; and (vi) any registrations or applications for registration for any of the foregoing.

“Knowledge” means, (i) with respect to Contributor, the actual knowledge of Jack Lafield, Stephen L. Arata, Richard D. Moncrief and Danny L. Thompson, after reasonable inquiry of the officers and employees of Contributor and Alan Kane, and (ii) with respect to Acquirer, the actual knowledge of James Scheel, Curt Carmichael and Darrell Bull, after reasonable inquiry.

“Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a Third Party that are licensed to the Company.

“Law” means any applicable law (statutory, common or otherwise), regulation, rule, ordinance, statute, act, code (including the Code), constitutional provision, order, decree, ruling, proclamation, resolution, judgment, injunction, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign, tribal or international Governmental Authority. For the avoidance of doubt, “Laws” shall include all Laws enacted or promulgated with respect to any and all matters related to health and safety of employees, temporary employees, independent contractors or employees of independent contractors at the properties, premises, sites or other locations of employment of applicable employers.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim, preferential purchase right (including right of first refusal and right of first offer), drag-along right, tag-along right or encumbrance in respect of such property or asset.

“Losses” means any and all losses, debts, damages, diminution in value, penalties, fines, interests, amounts paid in settlement, liens, costs of remediation and corrective action, costs of investigations, capital improvements, Third Party expenses (including reasonable attorneys’ fees and other professionals’ fees), adverse claims, liabilities and obligations of any kind, character or description, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, direct or indirect, asserted or unasserted, liquidated or unliquidated, due or to become due, whether in contract, tort, strict liability or otherwise and including all costs and expenses relating thereto, including those arising under any Law, claim, suit, action, litigation, arbitration, audit, hearing, investigation, inquiry or other proceeding, those arising under any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority, in each case as qualified by Section 9.5(b).

“Material Adverse Effect” means any change, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, events, circumstances, developments and occurrences, (a) is materially adverse to the financial condition, business, assets, liabilities or results of operation of the Company (it being understood and agreed that, if the aggregate amount of Losses resulting therefrom is $125,000,000 or more, then such change, event, circumstance, development or occurrence shall be deemed to constitute a Material Adverse Effect) or (b) materially and adversely affects the ability of Contributor to consummate the transactions contemplated by this Agreement; provided that, in the case of clause (a) above, none of the following changes, events, circumstances, developments or occurrences shall be deemed to constitute, nor shall any be taken into account in determining whether there is or is likely to be a Material Adverse Effect: (i) this Agreement (including the execution and announcement thereof and compliance with the terms set forth herein), the transactions contemplated by this Agreement or Acquirer’s ownership of the Purchased Interests from and after the Closing, (ii) changes or conditions generally affecting the industries in which the Company operates, (iii) changes in prices or market conditions for energy commodities, (iv) changes in economic, market, financial, regulatory or political conditions generally, (v) any national or international event or occurrence, including acts of war, terrorism, earthquakes, hurricanes, tornadoes or other natural disasters, (vi) changes in Law or GAAP, (vii) seasonal fluctuations generally affecting the Company or the industries in which the Company operates, (viii) the failure of the Company to meet any internal forecasts or budgets for any period prior to, on or after the date of this Agreement, or (ix) any adverse change in or effect on the Company’s business that is caused by any delay in consummating the Closing as a result of any violation or breach by Acquirer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition set forth in Article 7, except to the extent any of the changes, events, circumstances, developments or occurrences referred to in clauses (ii) through (vii) above disproportionately impact the Company, as compared to other companies in the industries in which the Company operates.

“Net Working Capital” means an amount equal to the current assets of the Company minus the current liabilities and long-term deferred revenues of the Company, in each case as of 11:59 p.m. local time on the day immediately preceding the Closing Date as presented on the Estimated Closing Date Balance Sheet or the Final Closing Date Balance Sheet, as applicable, in each case prepared in accordance with Section 2.3, including Schedule 2.3. For purposes of clarity, expenditures which are incurred but not paid prior to the Closing will be included as liabilities in Net Working Capital.

“Noncompetition Agreements” means the noncompetition agreements between Acquirer and each of EnCap Energy Infrastructure Fund, L.P., Jack Lafield, Stephen L. Arata, Richard D. Moncrief and Danny L. Thompson, substantially in the form attached hereto as Exhibit C.

“Olin Environmental Obligations” means any and all liabilities, Losses, responsibilities, indemnities and other obligations of Olin Corporation under Section 5 of the Olin Purchase Agreement.

“Olin Purchase Agreement” means the Purchase Agreement (Moundsville, West Virginia) dated as of May 9, 2011, between Olin Corporation and Contributor, as amended.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments or modifications thereto.

“Pending Claims Account” has the meaning ascribed to such term in the Escrow Agreement.

“Permit” means any approval, authorization, consent, license, permit, certificate, waiver or exemption of a Governmental Authority.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pre-Approved Capital Expenditures” means those capital expenditures set forth on Schedule 1.1(a).

“Pre-Closing Capital Expenditures Amount” means the dollar amount of gross capital expenditures (as determined in accordance with GAAP) (a) incurred by the Company on Pre-Approved Capital Expenditures during the period commencing on January 1, 2012 and ending at 11:59 p.m. local time on the day immediately preceding the Closing Date or (b) incurred by the Company pursuant to any AFE (Approval for Expenditure) approved by the Company after the date of this Agreement and consented to by Acquirer, in Acquirer’s sole discretion, in either case less the sum of (i) aid in construction receipts from January 1, 2012 through the date of the Estimated Closing Balance Sheet and (ii) aid in construction receivables on the Final Closing Date Balance Sheet, all as described in great detail on Schedule 2.3.

“Pre-Closing Taxes” means (i) any Taxes owed by Contributor and any of its Affiliates (other than the Company) for any taxable period, (ii) any Taxes imposed upon the Company with respect to (A) any period ending on or before Closing (a “Pre-Effective Period”) or (B) any taxable period beginning on or before, and ending after, the Closing Date (a “Straddle Period”), but only with respect to the portion of such Straddle Period ending on and including the Closing Date (such portion, a “Pre-Effective Straddle Period”) as determined pursuant to Section 6.3, (iii) any Taxes attributable to periods, or portions thereof, ending on or before Closing for which the Company is held liable (A) as a transferee or otherwise through operation of law by reason of a transaction occurring prior to Closing, or (B) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement or any express agreement to indemnify any other Person entered into prior to Closing, and (iv) any Taxes imposed as a result of the Company having filed any Tax Return on a combined, consolidated, unitary, affiliated or similar basis with another Person prior to the Closing Date; provided, however, that no Tax shall be treated as a Pre-Closing Tax to the extent such Tax was taken into account in the determination of Final Net Working Capital.

“Purchase Price Adjustment Amount” means an amount (whether a positive or negative number) equal to (i) the sum of the Net Working Capital of the Company and the Pre-Closing Capital Expenditures Amount, less (ii) the sum of the Target Net Working Capital and the Target Pre-Closing Capital Expenditures Amount, less (iii) the Indebtedness Amount.

“Registration Rights Agreement” means the registration rights agreement between Acquirer and Contributor, substantially in the form attached hereto as Exhibit D.

“Release” means, when referring to Hazardous Materials, any release, spill, leak, deposit, dispersal, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, escaping, leaching, migration or dumping into the indoor or outdoor environment, including, without limitation, any movement through or in the air, soil, surface water, sediment, groundwater or property.

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, agents, accountants, advisors, attorneys, bankers and other representatives of such Person.

“Scheduled Debt” means the aggregate amount of Indebtedness, including all principal, interest, fees, prepayment premiums and penalties, if any, identified on Schedule 1.1(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Superfund Site” means the Hanlin-Allied-Olin Superfund Site located in Moundsville, Marshall County, West Virginia, EPA ID# WVD024185373.

“Target Net Working Capital” means $30,000,000.

“Target Pre-Closing Capital Expenditures Amount” means $149,686,472 plus an amount equal to $3,500,000 for each month (pro-rated for partial months) between March 31, 2012 and the Closing Date.

“Tax” means all taxes, assessments, fees and other charges of any kind imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, statement, information statement, and other document required to be filed with respect to Taxes.

“Territory” means and includes Pennsylvania (except the Utica Shale in the Counties of Lawrence, Mercer, Crawford and Erie) and West Virginia.

“Third Party” means any Person other than Contributor, Acquirer or any of their respective Affiliates.

“Transaction Documents” means this Agreement, the Escrow Agreement, any certificate required to be delivered hereunder, the Noncompetition Agreements, the Registration Rights Agreement and the Transition Services Agreement.

“Transition Services Agreement” means the transition services agreement between the Company and Contributor, substantially in the form attached hereto as Exhibit E.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Uninsured Casualty Loss Amount” means, with respect to a Casualty Event, an amount equal to the positive difference, if any, between (i) the amount of Losses resulting from or arising out of the Damaged Portion in accordance with Section 5.16 and (ii) the amount of net proceeds of Contributor’s insurance policies in respect of such Casualty Event.

“WPZ Units” means common units representing limited partner interests of Acquirer (Williams Partners L.P. (NYSE: WPZ)).

(b) Each of the following terms is defined in the Section set forth opposite such term:

Acquirer	Preamble
Acquirer Fundamental Representations	9.1(a)(i)
Acquirer Indemnified Parties	9.2(a)
Acquirer SEC Documents	4.11(a)
Agreement	Preamble
Accounting Methodology Schedule	2.3(a)
Allocation	2.4
Antitrust Authority	5.5(c)
Assigned Insurance Policies	5.17
Antitrust Laws	5.5(c)
Basket Amount	9.2(b)(i)
Books and Records	5.2(e)

Cash Consideration	2.1(b)(ii)
Casualty Event	5.16(a)
Casualty Event Notice	5.16(a)
Client Service Agreement	3.14(b)
Closing	2.2(a)
Closing Date	2.2(a)
Closing Purchase Price	2.1(b)
Company	Recitals
Company Systems	5.16(a)
Confidentiality Agreement	5.2(b)
Contributor	Preamble
Contributor Fundamental Representations	9.1(a)(i)
Contributor Indemnified Parties	9.2(c)
Covered Employees	5.8(a)
Creditors’ Rights	3.2(b)
Current Representation	10.13(a)
Customer	5.15(a)(iii)
Damaged Portion	5.16(a)
Debt Financing	5.18(a)
Designated Person	10.13(a)
Dispute	10.15
Disputed Item	2.3(e)
Environmental Liability Insurance Policy	9.2(b)(iv)
Equity Consideration	2.1(b)(i)
Escrow Period	9.2(e)
Escrow Units	2.2(b)(ii)
Estimated Closing Date Balance Sheet	2.3(a)
Estimated Indebtedness Amount	2.3(a)
Estimated Net Working Capital	2.3(a)
Estimated Pre-Closing Capital Expenditures Amount	2.3(a)
Estimated Purchase Price Adjustment Amount	2.3(a)
Final Closing Date Balance Sheet	2.3(d)
Final Indebtedness Amount	2.3(d)
Final Net Working Capital	2.3(d)
Final Pre-Closing Capital Expenditures Amount	2.3(d)
Final Pre-Closing Capital Expenditures Schedule	2.3(d)
Final Purchase Price	2.1(b)
Final Purchase Price Adjustment Amount	2.3(d)
Financial Statements	3.5(a)
Highstar	5.14(b)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Independent Accounting Firm	2.3(f)
Material Contracts	3.8(a)
Material Permits	3.10(b)
Objection Period	2.3(e)

Outside Date	8.1(b)
Owned Properties	3.11(a)
Party	Preamble
Permitted Liens	3.11(a)
Post-Closing Representation	10.13(a)
Pre-Effective Period	1.1(a)
Pre-Effective Straddle Period	1.1(a)
Purchased Interests	Recitals
Qualifying Offer	5.8(a)
Released Units	9.2(e)(iv)
Resolution Period	2.3(e)
Restricted Business	5.15(a)(i)
Resolution Period	2.3(e)
Related Persons	3.20
Right-of-Way	3.11(c)
Straddle Period	1.1(a)
Tax Proceeding	6.6
Third Party Agreement	3.11(b)
Third-Party Claim	9.3(a)
Transferred Employees	5.8(a)
Transfer Taxes	6.1

Section 1.2 Construction.

In this Agreement, unless a clear contrary intention appears: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (c) the term “including” (and all correlative terms) shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation”; (d) the word “or” is inclusive; (e) references to Articles and Sections refer to Articles and Sections of this Agreement; (f) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Schedules, and not to any particular subdivision unless expressly so limited; (g) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (h) references to Schedules are to the items identified separately in writing by the Parties as the described Schedules attached to this Agreement, each of which is hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if set forth in full in this Agreement; (i) all references to money refer to the lawful currency of the United States; (j) references to “federal” or “Federal” means U.S. federal or U.S. Federal, respectively; (k) all accounting terms used in this Agreement and not expressly defined shall have the meanings given to them under GAAP; (l) any event contemplated by this Agreement requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day; (m) the Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement; and (n) any reference to “virtual data room” means “DataSite Project Caiman Energy” and is limited to the electronic files accessible to Acquirer and its Representatives as of the date of this Agreement.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Contributor shall sell, assign, transfer, convey and deliver the Purchased Interests to Acquirer, free and clear of Liens, other than restrictions under applicable securities laws and Liens created by Acquirer, and Acquirer shall purchase the Purchased Interests from Contributor, in exchange for the aggregate consideration described herein. The aggregate consideration to be paid to Contributor by Acquirer for the purchase of the Purchased Interests shall be the Final Purchase Price (as defined below), an estimate of which equal to the Closing Purchase Price (as defined below) shall be payable at the Closing as provided in Section 2.2(b).

(b) For purposes of this Agreement, the term “Closing Purchase Price” means and consists of the following:

(i) a number of WPZ Units with a value equal to $720,000,000 (the “Equity Consideration”), which number shall be calculated by dividing $720,000,000 by a price equal to the volume-weighted average trading price of WPZ Units for the thirty (30) trading day period ending two (2) trading days prior to the date of hereof; and

(ii) cash consideration (the “Cash Consideration”) consisting of an amount of cash equal to:

(A) $1,780,000,000; minus

(B) the absolute value of the Estimated Purchase Price Adjustment Amount if the Estimated Purchase Price Adjustment Amount (as defined in Section 2.3(a)) is a negative number; plus

(C) the Estimated Purchase Price Adjustment Amount if the Estimated Purchase Price Adjustment Amount is a positive number.

The Closing Purchase Price as finally adjusted pursuant to Section 2.3 below is referred to in this Agreement as the “Final Purchase Price.”

Section 2.2 Closing.

(a) Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchased Interests shall take place at the offices of

Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002, at 10:00 a.m. local time two (2) Business Days after satisfaction or, to the extent permitted by Law, waiver of all of the conditions set forth in Article 7 (other than any conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time or place as Acquirer and Contributor may agree in writing (the “Closing Date”).

(b) At the Closing:

(i) Acquirer shall deliver or cause to be delivered to Contributor (or one or more Affiliates of Contributor designated by Contributor prior to the Closing) an amount equal to the Cash Consideration in immediately available funds by wire transfer to an account of Contributor (or one or more Affiliates of Contributor designated by Contributor prior to the Closing) designated in advance by Contributor;

(ii) Acquirer shall deliver or cause to be delivered (A) to Contributor, a portion of the Equity Consideration consisting of a number of WPZ Units with a value equal to $545,000,000 (which number shall be calculated in accordance with Section 2.1(b)(i)), issued to Contributor and recorded on the books and records of Acquirer’s transfer agent, and (B) to the Escrow Agent, a portion of the Equity Consideration consisting of a number of WPZ Units with a value equal to $175,000,000 (which number shall be calculated in accordance with Section 2.1(b)(i)), issued in the name of Contributor (or one or more Affiliates of Contributor designated by Contributor at least three (3) Business Days prior to the Closing) and recorded on the books and records of Acquirer’s transfer agent, to be held in certificated form by the Escrow Agent under the terms of the Escrow Agreement to satisfy any obligations of Contributor that may arise hereunder after the Closing (the portion of the Equity Consideration described in this clause (B), the “Escrow Units”);

(iii) Contributor shall deliver or cause to be delivered to Acquirer an instrument assigning the Purchased Interests to Acquirer in substantially the form attached hereto as Exhibit A;

(iv) each of Acquirer and Contributor shall deliver or cause to be delivered each of the instruments and documents contemplated to be delivered by such Party pursuant to Article 7;

(v) each of Acquirer and Contributor shall deliver or cause to be delivered duly executed counterpart signatures to each of the other Transaction Documents to which it is a party (and in the case of Contributor, to which the Company is a party);

(vi) Contributor shall deliver or cause to be delivered such other documents as Acquirer shall reasonably request, including counterpart signatures to each of the Noncompetition Agreements; and

(vii) Acquirer shall pay off the amount of Scheduled Debt determined by Acquirer (it being understood and agreed that any other Indebtedness shall remain with the Company).

Section 2.3 Purchase Price Adjustments.

(a) At least three (3) full Business Days prior to the Closing Date, Contributor shall prepare and deliver to Acquirer: (i) Contributor’s good faith estimated balance sheet of the Company as of 11:59 p.m. local time on the day immediately preceding the Closing Date (the “Estimated Closing Date Balance Sheet”) (provided that, such balance sheet shall not take into account any deferred Tax assets or deferred Tax liabilities or any effects on the assets or liabilities of the Company as a result of the transactions contemplated by this Agreement and shall not be required to include any notes thereto); (ii) Contributors’ good faith estimate of the Net Working Capital of the Company (the “Estimated Net Working Capital”); (iii) Contributor’s good faith estimate of the Pre-Closing Capital Expenditures Amount (the “Estimated Pre-Closing Capital Expenditures Amount”); (iv) Contributor’s good faith estimate of the Indebtedness Amount (the “Estimated Indebtedness Amount”); and (v) Contributor’s good faith estimate of the Purchase Price Adjustment Amount (the “Estimated Purchase Price Adjustment Amount”). The Estimated Closing Date Balance Sheet, the Estimated Net Working Capital, the Estimated Pre-Closing Capital Expenditures Amount, the Estimated Indebtedness Amount and the Estimated Purchase Price Adjustment Amount shall be prepared and/or calculated in accordance with GAAP applied consistently and in a manner consistent with the methodologies and examples (including the accounts set forth thereon) set forth in Schedule 2.3 hereto (the “Accounting Methodology Schedule”).

(b) If the Estimated Purchase Price Adjustment Amount is a positive number, the Closing Purchase Price delivered by Acquirer at the Closing pursuant to Section 2.2(b) shall be increased by an amount equal to the Estimated Purchase Price Adjustment Amount (as contemplated by Section 2.1(b)(ii)).

(c) If the Estimated Purchase Price Adjustment Amount is a negative number, the Closing Purchase Price delivered by Acquirer at the Closing pursuant to Section 2.2(b) shall be decreased by an amount equal to the absolute value of the Estimated Purchase Price Adjustment Amount (as contemplated by Section 2.1(b)(ii)).

(d) Within one hundred twenty (120) days after the Closing Date, Acquirer shall prepare and deliver, or cause to be prepared and delivered, to Contributor: (i) a balance sheet of the Company as of 11:59 p.m. local time on the day immediately preceding the Closing Date (the “Final Closing Date Balance Sheet”) (provided that, such balance sheet shall not take into account any deferred Tax assets or deferred Tax liabilities or any effects on the assets or liabilities of the Company as a result of the transactions contemplated by this Agreement and shall not be required to include any notes thereto); (ii) Acquirer’s calculation of the Net Working Capital of the Company (the “Final Net Working Capital”), together with a worksheet showing the difference, if any, between the Estimated Net Working Capital and the Final Net Working Capital; (iii) a schedule (the “Final Pre-Closing Capital Expenditures Schedule”) setting forth Acquirer’s calculation of the Pre-Closing Capital Expenditures Amount (the “Final Pre-Closing Capital Expenditures Amount”); (iv) Acquirer’s calculation of the Indebtedness Amount (the “Final Indebtedness Amount”); and (v) Acquirer’s calculation of the Purchase Price Adjustment Amount (the “Final Purchase Price Adjustment Amount”). The Final Closing Date Balance

Sheet, the Final Net Working Capital, the Final Pre-Closing Capital Expenditures Amount, the Final Indebtedness Amount and the Final Purchase Price Adjustment Amount shall be prepared and/or calculated in accordance with GAAP applied consistently and in a manner consistent with the Accounting Methodology Schedule. In connection with Contributor’s review of the Final Closing Date Balance Sheet, the Final Pre-Closing Capital Expenditures Schedule and the calculation of the Final Purchase Price Adjustment Amount, Acquirer shall, and shall cause the Company to, (x) permit Contributor and its Representatives to have reasonable access to the books, records and other documents (including internal work papers, schedules, financial statements and memoranda) of the Company, shall cooperate with Contributor and its Representatives in seeking to obtain work papers from Acquirer and the Company pertaining to the calculation of the Final Purchase Price Adjustment Amount and provide Contributor with copies thereof (as reasonably requested by Contributor) and (y) provide Contributor and its Representatives reasonable access to Acquirer’s and the Company’s employees and accountants as reasonably requested by Contributor.

(e) Unless Contributor delivers to Acquirer written notice setting forth in reasonable detail any specific items in Acquirer’s calculation of the Final Purchase Price Adjustment Amount disputed by Contributor (each, a “Disputed Item”) and a written statement setting forth Contributor’s calculation of each such Disputed Item on or prior to the sixtieth (60th) day after Contributor’s receipt of the Final Closing Date Balance Sheet and the Final Pre-Closing Capital Expenditures Schedule (such period, the “Objection Period”), Contributor will be deemed to have accepted and agreed to Acquirer’s calculation of the Final Purchase Price Adjustment Amount and such agreement will be final, binding and conclusive. Any items in Acquirer’s calculation of the Final Purchase Price Adjustment Amount to which Contributor has not given notice of objection within the Objection Period will be deemed to have been agreed upon by the Parties. If Contributor so notifies Acquirer of its objections to Acquirer’s calculation of the Final Purchase Price Adjustment Amount within the Objection Period, Acquirer and Contributor shall, within thirty (30) days following such notice (the “Resolution Period”), attempt to resolve the Disputed Items. Any resolution by Acquirer and Contributor during the Resolution Period as to any Disputed Items will be final, binding and conclusive.

(f) If Acquirer and Contributor do not resolve all Disputed Items by the end of the Resolution Period, then Acquirer and Contributor shall submit all unresolved Disputed Items to KPMG LLP or such other national independent accounting firm mutually acceptable to Acquirer and Contributor (the “Independent Accounting Firm”) as soon as practicable following the expiration of the Resolution Period. In such event, each of Acquirer and Contributor shall submit to the Independent Accounting Firm its calculation of the Final Purchase Price Adjustment Amount together with such supporting documentation as it deems appropriate. The Independent Accounting Firm will resolve such dispute by choosing in its entirety the calculation of the Final Purchase Price Adjustment Amount proposed by either Acquirer or Contributor and will make no other resolution of such dispute (including by combining elements of either calculation of the Final Purchase Price Adjustment Amount submitted by Acquirer and Contributor). Acquirer and Contributor shall use their respective commercially reasonable efforts to cause the Independent Accounting Firm to resolve such dispute within thirty (30) days after the date on which the Independent Accounting Firm receives the calculations of the Final Purchase Price Adjustment Amount submitted by Acquirer and Contributor. The determination of the Independent Accounting Firm shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review absent manifest error. The costs and expenses of the Independent Accounting Firm will be paid by the Party whose calculation of the Final Purchase Price Adjustment Amount is not chosen by the Independent Accounting Firm in its resolution of the dispute. The Parties agree that the procedures set forth in this Section 2.3 shall be the sole and exclusive method for resolving disputes regarding the determination of the Final Purchase Price Adjustment Amount.

(g) Within five (5) Business Days after the Final Purchase Price Adjustment Amount is finally determined pursuant to this Section 2.3:

(i) if the Final Purchase Price Adjustment Amount as finally determined pursuant to this Section 2.3 exceeds the Estimated Purchase Price Adjustment Amount, Acquirer shall promptly deliver to Contributor, by wire transfer of immediately available funds to the account designated by Contributor, an amount equal to such excess;

(ii) if the Estimated Purchase Price Adjustment Amount exceeds the Final Purchase Price Adjustment Amount as finally determined pursuant to this Section 2.3, Contributor shall promptly deliver to Acquirer, by wire transfer of immediately available funds to the account designated by Acquirer, an amount equal to such excess; and

(iii) if the Final Purchase Price Adjustment Amount as finally determined pursuant to this Section 2.3 is equal to the Estimated Purchase Price Adjustment Amount, neither Acquirer nor Contributor shall have any further obligation under this Section 2.3.

Section 2.4 Purchase Price Allocation.

The purchase and sale of the Purchased Interests shall be treated for federal and applicable state income Tax purposes as the sale and purchase of the assets of the Company, and no Party or any Affiliate thereof shall take any position inconsistent with such treatment. Contributor and Acquirer shall use commercially reasonable efforts to agree to an allocation of the Final Purchase Price, liabilities of the Company, and any other items constituting consideration for applicable income Tax purposes among the assets of the Company that complies with Schedule 2.4 and Section 1060 of the Code and the Treasury Regulations promulgated thereunder within ninety (90) days after the Closing Date (the “Allocation”). The Parties shall use commercially reasonable efforts to update the Allocation in a manner consistent with Schedule 2.4 and Section 1060 of the Code following any adjustment to the Final Purchase Price pursuant to this Agreement. Contributor and Acquirer shall, and shall cause their Affiliates to, report consistently with the Allocation, as adjusted, in all Tax Returns, including IRS Form 8594 if required, and neither Contributor nor Acquirer shall take any position in any Tax Return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code. Each of Contributor and Acquirer agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.

Section 2.5 Tax Treatment of Contribution.

The Parties intend that (i) the contribution and assignment of the Purchased Interests by Contributor to Acquirer shall be treated as a contribution by Contributor to Acquirer of the assets of the Company in exchange for the Equity Interests in a transaction consistent with the requirements of Section 721(a) of the Code; (ii) Acquirer shall be treated as assuming the liabilities of Contributor or taking the assets of Contributor subject to the liabilities of Contributor; and (iii) to the greatest extent permissible under Section 1.707-4(d), the distribution of the Cash Consideration shall be treated as a distribution to Contributor by Acquirer under Section 731 of the Code and be treated as a reimbursement of capital expenditures. Unless otherwise required by a change in applicable Law, the Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with this intended treatment set forth in this Section 2.5, including disclosing the distribution of the Cash Consideration in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING CONTRIBUTOR AND THE COMPANY

Except as set forth in the Disclosure Schedules, Contributor represents and warrants to Acquirer, as of the date of this Agreement, as follows:

Section 3.1 Organization.

(a) Contributor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power required to carry on its business as now conducted. Contributor is duly qualified to do business in each other jurisdiction where such qualification is necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to have a material adverse effect on Contributor’s ability to perform its obligations under this Agreement.

(b) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas and has all limited liability company power required to carry on its business as now conducted. The Company is duly qualified to do business in each other jurisdiction where such qualification is necessary, except in those jurisdictions where the failure to be so duly qualified or licensed that would not reasonably be expected to have a Material Adverse Effect. Contributor has made available to Acquirer in the virtual data room true and complete copies of the Organizational Documents of the Company, as in effect on the date of this Agreement.

Section 3.2 Authority; Enforceability.

(a) Contributor has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by Contributor of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the limited liability company power of Contributor and have been duly authorized by all necessary limited liability company action on the part of Contributor.

(b) This Agreement has been duly and validly executed by Contributor, and each of the other Transaction Documents will be duly and validly executed by Contributor, and (assuming this Agreement is a valid and binding obligation of Acquirer) this Agreement constitutes, and each of the other Transaction Documents entered into or to be entered at the Closing by it will constitute when entered into, a valid and binding agreement of Contributor (assuming such Transaction Document is a valid and binding obligation of Acquirer), enforceable against Contributor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

Section 3.3 No Conflicts; Consents and Approvals.

The execution, delivery and performance by Contributor of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Contributor or the Company;

(b) except as set forth on Schedule 3.3(b), require any consent or other action by any Person, result in a violation of or result in a breach of or default (or give rise to any right of termination, cancellation, modification or acceleration or any right or obligation of Company or to a loss of any benefit to which the Company is entitled) under (with or without the giving of notice, the lapse of time, or both) any Material Contract, except for (i) such consents and approvals the failure of which to obtain or such breaches or defaults the occurrence of which would not materially impact the operations of the Company or (ii) such consents and approvals which are required as a result of the activities of Acquirer or its Affiliates; or

(c) assuming compliance with any applicable requirements of applicable Antitrust Laws and that all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 3.3(c) shall have been made or obtained, (i) conflict with, violate or breach any term or provision of, in any material respect, any applicable Law with respect to Contributor or the Company or (ii) require any consent or approval of, notice to, or declaration, filing or registration with any Governmental Authority under any applicable Law, other than such consents, approvals, notices, declarations, filings or registrations (x) which, if not made or obtained, would not have a material impact on the Company or Contributor’s ability to perform its obligations under this Agreement or (y) required as a result of the business activities of Acquirer and its Affiliates.

Section 3.4 Capitalization; Ownership.

(a) The Purchased Interests constitute all of the issued and outstanding membership interests of the Company. Contributor is the record and beneficial owner of the Purchased Interests, free and clear of any Liens other than Liens arising pursuant to (i) this Agreement, (ii) the Organizational Documents of the Company, (iii) the Liens arising under the Scheduled Debt (which Liens are contemplated to be released pursuant to Section 5.11) or (iv) applicable securities Laws. All of the Purchased Interests have been duly authorized and validly issued, are fully paid and nonassessable and were issued and sold in accordance with federal and applicable state securities Laws and were not issued in violation of any statutory preemptive rights or any purchase or call options, rights of first refusal, subscription rights, preemptive rights or similar rights granted under the Organizational Documents of the Company. Except for the rights created pursuant to this Agreement, there are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the right to subscribe for or purchase Equity Interests in the Company or obligating the Company to issue or sell any Equity Interests in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests in the Company or to provide funds to, or make any investment in, any other Person. The Company has never owned and does not presently own any Equity Interests or other securities in any other Person.

(b) There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which members, parties or other equityholders of the Company may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company is a party or is bound with respect to the voting or consent of any shares of Equity Interests of the Company.

(c) Contributor has the right, authority and power to sell, assign and transfer the Purchased Interests to Acquirer. At the Closing, Contributor shall transfer, and upon Acquirer’s payment of the Final Purchase Price and registration of the Purchased Interests in the name of Acquirer in the books and records of the Company, Acquirer shall acquire, good and valid title to the Purchased Interests, free and clear of any Lien other than Liens created by (i) Acquirer or (ii) applicable securities Laws.

Section 3.5 Financial Statements.

(a) Contributor has provided to Acquirer copies of (i) the audited consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company for the years ended December 31, 2011, 2010 and 2009, together with all related notes, accompanied by the reports thereon of the Company’s independent auditors, and (ii) the unaudited balance sheet of the Company as of February 29, 2012, and the related unaudited consolidated statement of operations, changes in stockholders’ equity and cash flows of the Company for the two (2) month period then ended (such documents in clauses (i) and (ii) collectively referred to as the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Company in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present, in all material respects, the financial position and results of operations of the Company as of the respective dates thereof and for the respective periods indicated therein, in each case except as otherwise noted therein.

(b) The Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.6 Absence of Certain Changes.

(a) Since the Balance Sheet Date, there have been no changes, developments, events, effects, conditions or occurrences that have had or would reasonably be expected to have a Material Adverse Effect, and, except as set forth on Schedule 3.6, the Company has not:

(i) amended its Organizational Documents;

(ii) issued or sold any of its Equity Interests or any options, warrants, convertible or exchangeable securities, or other rights of any kind with respect to its Equity Interests;

(iii) redeemed, repurchased or otherwise acquired any of its Equity Interests;

(iv) adopted a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(v) made any material change in its method of accounting, other than as required by GAAP or a change in applicable Law;

(vi) made any material acquisition of all or any significant part of the assets, properties, capital stock or business of any other Person, except in the ordinary course of business consistent with past practice;

(vii) made or rescinded any election relating to Taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law, made any change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal Tax Returns;

(viii) sold, transferred or disposed of any material assets, except in the ordinary course of business consistent with past practice;

(ix) commenced or settled any material litigation;

(x) conducted the business of the Company outside of the ordinary course in a manner inconsistent with past practice;

(xi) taken any action that would be in violation of Section 5.1 if taken after the execution hereof; or

(xii) committed to do any of the foregoing.

(b) From the Balance Sheet Date through the date of this Agreement, there has not been any damage, destruction or loss, whether or not covered by insurance, that has not been fully repaired or restored, with respect to the property and assets of the Company having a replacement cost of more than $1,000,000 for any single loss or $5,000,000 for all such losses.

Section 3.7 No Undisclosed Material Liabilities; Debt.

(a) There are no liabilities of the Company of any kind (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise), other than: (i) liabilities disclosed, reflected, reserved against or otherwise provided for in the Financial Statements or disclosed in the notes thereto; (ii) liabilities not required under GAAP to be shown on the Company’s balance sheet included in the financial statements; (iii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; (iv) other undisclosed liabilities which individually or in the aggregate, are immaterial; (v) liabilities set forth in Schedule 3.7; and (vi) liabilities permitted to be incurred under Section 5.1 or incurred in connection with the transactions contemplated by this Agreement.

(b) As of the date hereof, the Scheduled Debt constitutes and represents the entirety of the Indebtedness of the Company.

Section 3.8 Material Contracts.

(a) Schedule 3.8(a) sets forth all of the following Contracts to which the Company is a party or by which it is bound or subject to as of the date of this Agreement (collectively, the “Material Contracts”):

(i) any Contracts with customers pursuant to which the Company gathers, processes, treats, fractionates, transports, stores, sells or purchases oil, natural gas, condensate or natural gas liquids or other liquid or gaseous hydrocarbons or the products therefrom, or provides services related thereto (including any operation, operation servicing or maintenance Contract), other than, in each case, any such Contracts described in Section 3.8(a)(viii);

(ii) any Contracts in effect as of the date of this Agreement for the construction of gathering or other pipeline systems or processing, fractionation or storage facilities other than any such Contracts requiring aggregate payments of less than $1,000,000 or which are terminable by the Company on sixty (60) days’ notice or less without payment by the Company of any material penalty;

(iii) any Contracts (A) for the purchase or sale of any asset, equipment, supplies, goods or property or provision of any service or (B) that grant a right or option to purchase or sell any asset or property or receive services other than, in each case, (x) any such Contracts requiring aggregate payments of less than $1,000,000 or (y) any such Contracts described in Section 3.8(a)(i) or Section 3.8(a)(ii);

(iv) any Contracts providing for the lease of any item or items of personal or real property with annual rental expense under such lease in excess of $50,000 other than any such Contracts which are terminable by the Company on sixty (60) days’ notice or less without payment by the Company of any material penalty;

(v) any Contracts under which the Company has created, incurred, assumed or guaranteed any outstanding Indebtedness;

(vi) any Contracts between (A) the Company, on the one hand, and any current or former employee, officer, manager, member or Affiliate of the Company, on the other hand, (B) the Company and any Employee, or (C) the Company and Contributor or any of its Affiliates with respect to any Employee;

(vii) any collective bargaining Contracts;

(viii) any outstanding futures, swap, collar, put, call, floor, cap, option, hedging, forward sale or other derivative Contracts involving natural gas or other commodity sales or trading;

(ix) any Contracts (A) that purport to limit in any respect the freedom of the Company to compete in any line of business or in any geographic area or not to solicit or hire any person with respect to employment or (B) that purport to limit in any respect the freedom of any other Person to compete with the Company in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(x) any partnership, joint venture, strategic alliance or limited liability company agreements;

(xi) except as contemplated by clauses (i) and (ii) above, any sales, distribution or other similar agreement providing for the sale by any of the Company of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company of $1,000,000 or more;

(xii) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or Equity Interests of any other Person;

(xiii) any Contract with a term of two (2) years or more and requiring aggregate payments by or to the Company in excess of $1,000,000 or, in any event, any Contract with a term of three (3) years or more, other than any such Contracts which are terminable by the Company on sixty (60) days’ notice or less without payment by the Company of any material penalty;

(xiv) any Contract under which the Company has made advances or loans to any other Person;

(xv) any material management Contract or any material Contract with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and on not more than thirty (30) days’ notice; and

(xvi) any other Contract not described in the foregoing clauses (i) through (xv) pursuant to which the Company has future liability in excess of $1,000,000 for any year or $3,000,000 in the aggregate and that cannot be terminated by the Company on not more than ninety (90) days’ notice or with payment by the Company of a penalty not in excess of $50,000.

(b) As of the date of this Agreement, each Material Contract required to be disclosed is a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, subject to Creditors’ Rights. Except as set forth on Schedule 3.8(b), the Company is not in material breach or default under the terms of any such Material Contract nor, to the Knowledge of the Contributor, is any other party to any Material Contract in material breach of or default thereunder and, to the Knowledge of the Contributor, no event has occurred with respect to which the Company has determined that, with the lapse of time or the giving of notice or both, such event would constitute a material breach of or default under any Material Contract by any party thereto. Except as set forth on Schedule 3.8(b), no party to any of the Material Contracts has given written notice of any significant dispute with regard to such Material Contract which would reasonably be expected to support a claim for breach or default under such Material Contract, and, to the Knowledge of Contributor, no such party has exercised any termination rights under, or indicated intent not to renew, such Material Contract. The Company has made available to Acquirer in the virtual data room prior to the date of this Agreement a true, complete and correct copy of each Material Contract, including all amendments, exhibits, schedules, appendices and other supplements thereto.

Section 3.9 Litigation.

(a) Except as set forth on Schedule 3.9, there are no actions, suits, investigations or proceedings pending or, to the Knowledge of Contributor, threatened in writing against the Company or any of its properties. Except as set forth on Schedule 3.9, the Company is not subject to any outstanding judgment, order or decree of any Governmental Authority (other than judgments, orders or decrees and requirements of Government Authorities in connection with permitting, interconnection requests, and similar requirements for project development, in each case in the ordinary course).

(b) There is no legal proceeding pending or, to the Knowledge of Contributor, threatened against Contributor or to which Contributor is otherwise a party relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 3.10 Compliance with Laws; Permits.

(a) Except for Environmental Laws, which are addressed in Section 3.13 (and not by this Section 3.10), and as set forth in Schedule 3.10(a), the Company is, and has been since the Balance Sheet Date, in compliance in all material respects with all Laws applicable to its business and operations, and the Company has not received any notice of or been charged with a material violation of any applicable Laws. To the Knowledge of Contributor, and except for Environmental Laws, which are addressed in Section 3.13 (and not by this Section 3.10), and as set forth on Schedule 3.10(a), no material investigation, proceeding or review by any Governmental Authority is pending or threatened against the Company with respect to a violation of any applicable Law or suspension, revocation or modification of any Material Permit.

(b) Except for Environmental Permits, which are addressed in Section 3.13 (and not by this Section 3.10), and as set forth on Schedule 3.10(b), the Company currently holds, and has held, all material Permits that are or were (as applicable) required under applicable Laws for the current and past operation, lease or ownership of its business, properties and other assets, including material Permits that are or were (as applicable) required for the current stage of those portions of the Company’s systems or facilities that are under construction or have not yet been constructed (“Material Permits”). (i) The Material Permits associated with the Company’s current operation, lease or ownership of its business, properties and other assets are valid, subsisting and in full force and effect; (ii) the Company is not in default in any material respect under or in breach or violation in any material respect (and no event has occurred which, with notice or the lapse of time or both, would constitute such default or such breach or violation) of any term, condition or provision of any Material Permit to which it is a party; and (iii) the Company has not received any written communication that any of the Material Permits are not currently in good standing or that the Company is in default under or in breach or violation of any Material Permit.

(c) Neither the assets nor the business of the Company as currently owned and operated is subject to regulation under the Federal Power Act; the Natural Gas Act or the Natural Gas Policy Act of 1978, as amended, except the requirements relating to physical purchases and sales of energy commodities, transportation of energy commodities, and any related hedging activities of derivatives transactions of the Pipeline Posting Requirements under Section 23 of the Natural Gas Act, Order No. 720, FERC Stats. & Regs. 31,283 (2008), Order No. 720-A, 75 FR 5178 (Jan. 21, 2010), FERC Stats. & Regs. 31,302 (2010), Order No. 720-B, 75 FR 44,893 (July 30, 2010), FERC Stats. & Regs. 31,314 (2010), Order No. 720-C and other related anti-market manipulation regulations. The Company is, and has been at all relevant times, in compliance with Part 195 of Title 49 of the Code of Federal Regulations.

Section 3.11 Properties.

(a) Schedule 3.11(a) sets forth a complete list of all real property and interests in real property owned in fee by the Company (individually, an “Owned Property” and collectively, the “Owned Properties”). The Company has good and marketable title to all Owned Property and has good and marketable title to or valid rights to use all personal property (whether tangible or intangible) in each case that is necessary for the Company to conduct its business as it is currently being conducted and currently intended by the Company to be conducted, free and clear of all Liens of any nature whatsoever, except (A) Liens disclosed on Schedule 3.11(a); (B) Liens disclosed in the Financial Statements or notes thereto; (C) Liens for Taxes, assessments and similar charges that are not yet past due or are being contested in good faith for which the Company has made adequate reserves; (D) mechanic’s, materialman’s, carrier’s, repairer’s and other similar statutory Liens arising or incurred in the ordinary course of business, that are not yet due and payable, that are being contested in good faith and for which the Company has made adequate reserves; (E) immaterial defects in title which would not individually or in the aggregate be reasonably expected to materially impact the operations of the Company; (F) grants to others of Rights-of-Way, surfaces leases, crossing rights and amendments, modifications and releases of Rights-of-Way, easements and surface leases in the ordinary course of the business; and (G) restrictions on the exercise of the rights under a granting instrument that are set forth therein or in another executed agreement between the parties thereto; which in the cases of clauses (E) and (F), do not, individually or in the aggregate, materially and adversely impact the ownership, use or operation (as currently being conducted and currently intended by the Company to be conducted) of such assets of the Company (clauses (A) through (F) of this Section 3.11(a) being referred to collectively as the “Permitted Liens”).

(b) All of the Owned Properties and the improvements, buildings, structures, tanks, fixtures, pipelines, and other tangible assets owned by the Company thereon are, in all material respects, in good operating condition (ordinary wear and tear excepted), and all mechanical and other systems located thereon are in good operating condition (ordinary wear and tear excepted). To the Knowledge of Contributor, (i) none of the tangible assets of the Company are subject to structural defects, (ii) no condition exists requiring material repairs, alterations or corrections and (iii) none of the improvements located on the Owned Properties constitutes a legal non-conforming use or otherwise requires any special dispensation, variance or special permit under any Laws. The Owned Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy of any Third Party, except pursuant to the agreements set forth on Schedule 3.11(b) (each, a “Third Party Agreement”). There does not exist any actual or, to the Knowledge of Contributor, threatened or contemplated condemnation or eminent domain proceedings that affect any Owned Property or any part thereof, and none of the Company or Contributor has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(c) Except with respect to Rights of Way (as defined below) necessary for those portions of the Company’s systems or facilities that are under construction and except as set forth on Schedule 3.11(c): (i) each easement, license, right-of-way, Permit, servitude, leasehold estate, instrument creating an interest in real property, and other similar real estate interest of the Company (each, a “Right-of-Way”) is valid and free and clear of all Liens (other than Permitted Liens), (ii) the Company conducts its businesses in a manner that does not violate in any material respect any of the Rights-of-Way, (iii) the Company has fulfilled and performed in all material respects all of its obligations with respect to such Rights-of-Way, and (iv) the Company has not received written notice of the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Company in and to any such Rights-of-Way. To the Knowledge of Contributor, all pipelines operated by the Company are subject to enforceable Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by the Company of the terms of any Rights-of-Way) in the pipeline systems for which enforceable Rights-of-Way, except those gaps listed on Schedule 3.11(c) and other immaterial gaps.

(d) All items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are in good condition (ordinary wear and tear excepted) and are suitable for the purposes used.

Section 3.12 Intellectual Property.

(a) No material registrations or applications for registration are included in the Company Intellectual Property Rights other than Contributor’s Names and Marks. The Company owns, licenses or otherwise has a valid right to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property Rights reasonably necessary to the conduct of the business of the Company as currently conducted or as currently intended by the Company to be conducted.

(b) Schedule 3.12 sets forth a list of all agreements (excluding licenses for commercially available “off-the-shelf” software with annual fees of less than $100,000) pursuant to which any material Licensed Intellectual Property Right is licensed to the Company.

(c) No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order or decree restricting the use or licensing thereof by the Company in any material respect.

(d) To the Knowledge of Contributor, the conduct of the Company’s business as currently conducted has not infringed or misappropriated, in any material respect, any Intellectual Property Right of any Third Party.

(e) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of the Company to own, use, practice or exploit any Company Intellectual Property Rights or Licensed Intellectual Property Rights.

Section 3.13 Environmental Matters.

(a) Except as to matters that would not be reasonably expected to result in Losses in excess of $250,000 individually or $1,000,000 in the aggregate, or except as set forth on Schedule 3.13(a):

(i) there are no actions, suits, investigations or proceedings pending or, to the Knowledge of Contributor, threatened, which relate to the operations of the Company or to any real property currently or, to the Knowledge of Contributor, formerly owned, leased, operated or otherwise used by the Company, that allege a violation of or liability under any Environmental Laws by the Company or allege that the Company is or may be liable under any Environmental Laws, and neither the Company nor Contributor has received any communication alleging that the Company is in violation of any Environmental Law or is or may be liable under any Environmental Laws;

(ii) the Company currently holds, and has held, all Environmental Permits necessary for its operations as currently conducted, and as conducted in the past, and is, or was, in compliance with, and has not violated, the terms of such Environmental Permits; true and complete copies of all current Environmental Permits (other than insignificant Environmental Permits) have been made available to Acquirer in the virtual data room; all of such Environmental Permits associated with the Company’s current operations are valid and in full force and effect; the Company has applied or will apply on a timely basis for the Environmental Permits necessary for the contemplated operation of its business as currently contemplated by the Company; and all Environmental Permits (other than insignificant Environmental Permits) applied for but not yet obtained have been identified and made available to Acquirer in the virtual data room;

(iii) the Company has obtained all Environmental Permits for the current stage of construction and the Company has applied or will apply on a timely basis for the Environmental Permits necessary for the construction and operation of the two (2) gas processing plants at the Fort Beeler facility (Fort Beeler Cryo II and Fort Beeler Cryo III) and two (2) NGL fractionation plants at the Moundsville facility (Moundsville Frac I and Moundsville Frac II), and any pipelines related to the operation of these facilities with expected operational dates as follows: Moundsville Frac I—March 31, 2012;

Moundsville Frac II—October 31, 2012; Fort Beeler Cryo II—March 2012; and Fort Beeler Cryo III—August 31, 2012; true and complete copies of the following documents have been made available to Acquirer in the virtual data room: (A) all Environmental Permits for the current stage of construction, (B) all applications for Environmental Permits that have been prepared or submitted by the Company, the date on which each was submitted to a Governmental Authority, and any further actions required by such Governmental Authority, and (C) all Environmental Permits (other than insignificant Environmental Permits) that are required for planned operation but for which applications have not yet been submitted;

(iv) there has been no Release of any Hazardous Materials by the Company or, any other Person at, on, under or about any real property currently or, to the Knowledge of Contributor, formerly owned, leased, operated or used by the Company or, by any other Person during the period any such property was owned, leased, operated or used by the Company in each case in a manner that could reasonably be expected to require remedial action under Environmental Laws or that could reasonably be expected to give rise to the Company incurring any liability under Environmental Laws;

(v) to the Knowledge of Contributor, there are no facts, circumstances or conditions relating to the operation of the Company, or to any real property currently or formerly owned, leased, operated or used by the Company, that could reasonably be expected to result in the Company incurring any liability or obligation under any applicable Environmental Law, or that currently requires any capital expenditure not included in Section 5.1(b);

(vi) the execution, delivery and performance by Contributor of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not require any notification or filing by the Company or Contributor with any Governmental Authority under any Environmental Law;

(vii) Contributor has made available to Acquirer in the virtual data room true and complete copies of all environmental studies, assessments, reports, analyses, results of investigations, audits and other similar documents relating to environmental matters that are in the custody and control of the Company that have been performed or exist with respect to the Company, the operation of the Company’s business, or any real property currently or formerly owned, leased, operated or used by the Company;

(viii) Contributor is not currently subject or party to any Contract, order, judgment or decree by or with any Governmental Authority or Third Party, pursuant to which Contributor has assumed, incurred or suffered any liability or obligation under any Environmental Laws (other than obligations under customary indemnity provisions contained in service contracts entered into in the ordinary course of business); and

(ix) Contributor has not received written notice of any potential liability under any Environmental Laws for the transport and disposal of any Hazardous Substance to any site; and to the Knowledge of Contributor, the Company is not subject to any liability or obligation relating to the past or present use, management, handling, transport, treatment, generation, storage or Release of any Hazardous Materials, including the treatment, storage or disposal, or arrangement for treatment, storage or disposal, of a Hazardous Substance at any location other than the real property owned or leased by the Company.

(b) Contributor has provided to Acquirer a true, correct and complete copy of the Olin Purchase Agreement and the Environmental Covenant, and:

(i) there has been no default or breach by Contributor or the Company of the Olin Purchase Agreement, and there has been no default or breach by the Company of the Environmental Covenant, in each case that would adversely affect the Olin Environmental Obligations or Contributor’s Bona Fide Prospective Purchaser Protection from the EPA;

(ii) to the Knowledge of Contributor, there has been no default or breach by Olin Corporation of the Olin Environmental Obligations, and no default or breach by Olin Corporation of other provisions of the Olin Purchase Agreement that would adversely affect the Olin Environmental Obligations;

(iii) to the Knowledge of Contributor, the Olin Environmental Obligations and other relevant provisions of the Olin Agreement are valid and binding obligations of Olin Corporation and are enforceable by the Company against Olin Corporation; and

(iv) to the Knowledge of Contributor, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will adversely impair the Company’s ability to enforce the Olin Environmental Obligations and obtain the full benefit of the same.

(c) Except as set forth in this Section 3.13, no representations or warranties are being made (nor shall be deemed to have been made) with respect to matters arising under or relating to Environmental Laws or other environmental matters.

Section 3.14 Employees.

(a) The Company is not, and has not been since its inception, a party to any collective bargaining agreement or other similar agreement with any labor union or organization and, to the Knowledge of Contributor, there has been no union organizing activity with respect to employees since the Balance Sheet Date.

(b) The Company has no employees. Since its inception, the Company has not had any employees, other than employees who are or were employed by both the Company and the Co-Employer pursuant to an agreement between the Co-Employer and the Company (the “Client Service Agreement”), a true and complete copy of which, with all amendments, has been provided to Acquirer. The Client Service Agreement has been terminated and no longer has any force or effect. The virtual data room contains a complete and correct list, as of the date of this Agreement, of all employees of Contributor or its Affiliates (including the Company) who provide substantial services to the Company and/or whose costs are charged primarily to the Company, including the Covered Employees, as well as the title/position, work location, work status, most current base salary and annual bonus amount, years of service with Contributor and its Affiliates (including the Company), and any other material compensation for each of the Covered Employees.

(c) Except as set forth on Schedule 3.14(c) or as otherwise provided in this Agreement, none of the Company, Contributor or any of their respective Affiliates is a party or subject to any Contract, nor is any of them bound by any covenant, rule or policy of, with or to any party (including the Co-Employer), that would limit the right of the Company, Acquirer, Contributor or any of their respective Affiliates to terminate the employment or change the benefits or other conditions of employment of any Covered Employee or other Person or give rise to any liability as a result thereof as to the Company, Acquirer or any of its Affiliates.

Section 3.15 Benefit Plans.

(a) Schedule 3.15 sets forth a complete and correct list of each Employee Plan. Each Employee Plan (and each related trust, insurance contract or fund) complies in all material respects in form and in operation with the applicable requirements of ERISA, the Code and all other applicable Laws, and has been administered in all material respects in compliance with its terms. All of the Employee Plans are sponsored by Contributor. The Company is not a sponsor of, or a party to, any of the Employee Plans.

(b) No Employee Plan is subject to the requirements of Title IV of ERISA. No Employee Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any of its ERISA Affiliates has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan, including withdrawal liability.

(c) The Company has not incurred, and none of the Company, Acquirer or any Affiliate of Acquirer will incur, as a result of or in connection with the transactions contemplated by this Agreement or by the other Transaction Documents any current or projected liability under any Employee Plan.

(d) None of the Company, Acquirer or any Affiliate of Acquirer will incur any liability, including any contingent liability, to any Employee or any current, former or retired employee, director, member manager or independent contractor of the Company or any of its Affiliates as a result or consequence of the transactions contemplated by this Agreement or by the other Transaction Documents.

Section 3.16 Taxes.

(a) The Company is, and since its inception has been, an entity that is disregarded for purposes of U.S. federal and applicable state income Tax purposes and it has not made any filing with any Governmental Authority, including Form 8832 with the Internal Revenue Service, to be treated as an association taxable as a corporation for income Tax purposes.

(b) Except as set forth on Schedule 3.16, the Company has timely filed (or has had timely filed on its behalf) with the appropriate Governmental Authorities all material Tax Returns required to be filed by it (taking into account for this purpose any extensions), and such Tax Returns were true, complete and accurate in all material respects when filed.

(c) Except as set forth on Schedule 3.16, the Company has timely paid, withheld or collected (or has had timely paid, withheld or collected on its behalf) all material Taxes required to have been paid, withheld or collected by, or with respect to, the Company and, to the extent required when due, have timely remitted such withheld or collected Taxes to the proper Governmental Authority.

(d) Except as set forth on Schedule 3.16, as of the date of this Agreement, there are (i) no asserted or threatened deficiencies or assessments of material Taxes from any Governmental Authority with respect to the Company, (ii) no ongoing audits or examinations of any of the Tax Returns relating to the Company and no such audit or examination has been threatened in writing and (iii) no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes of the Company.

(e) There are no Tax liens on the assets of the Company other than Permitted Liens.

(f) The Company is not a party to any agreement or arrangement providing for the allocation, indemnification or sharing of Taxes.

(g) Except as set forth on Schedule 3.16, the Company (i) has never been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local or foreign Law), (ii) is not subject to several liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), and (iii) has not agreed to (or is not required) to make any adjustment pursuant to Section 481 of the Code or any similar provision of state, local or foreign Law and, to the Knowledge of Contributor, no Governmental Authority has proposed any such adjustment.

(h) There are no written claims by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(i) Contributor is not a “foreign person” as defined in Section 1445 of the Code.

Section 3.17 Insurance.

Schedule 3.17 contains (a) a true and complete list of all material insurance policies (all of which are in full force and effect) that as of the date of this Agreement cover the Company and its assets, properties, officers and directors and (b) a true and complete list of each claim made since the applicable acquisition or formation date under any such insurance policy, including a brief description of the claim and its resolution. As of the date of this Agreement, there is no material claim pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers, and the Company has not received written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any such insurance policies. All premiums due on such insurance policies have either been paid or, if due and payable prior to the Closing, will be paid prior to the Closing in accordance with the payment terms of each insurance policy. Except as specifically noted on Schedule 3.17, all such policies are held by Contributor and its Affiliates (other than the Company), and such policies will not be transferred to, or available to, the Company or to the assets and properties owned by the Company following the Closing.

Section 3.18 Brokers’ Fees.

Except for Barclays Capital Inc. and Citigroup Global Markets, the fees of which will be paid by Contributor pursuant to a separate agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement where such fee or commission would be payable by Acquirer or any of its Affiliates (including the Company, after the Closing).

Section 3.19 Sufficiency of Assets.

Except as set forth in Schedule 3.19, the tangible and intangible assets owned or leased by the Company (excluding Rights-of-Way which are covered only by Section 3.11) constitute all of the material assets used in or held for use in the business of the Company and are sufficient, in all material respects, for Acquirer to conduct such business, as conducted as of the date hereof.

Section 3.20 Related Party Transactions.

Except as set forth in Schedule 3.20, no employee, officer, director, stockholder, partner or member of the Company, any member of his or her immediate family or any Affiliate of the foregoing (collectively, the “Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or (iv) has any claim or cause of action against the Company.

Section 3.21 Banks; Power of Attorney.

Schedule 3.21 contains a complete and correct list of the names and locations of all banks in which Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth in Schedule 3.21, no person holds a power of attorney to act on behalf of the Company.

Section 3.22 Corporate Records.

The minute books of the Company previously made available to Acquirer in the virtual data room contain true, correct and complete records of all meetings and accurately reflect all other action of the members, partners, stockholders and board of directors (including committees thereof), as applicable, of the Company. The stock transfer ledgers of the Company previously made available to Acquirer in the virtual data room are true, correct and complete. All stock transfer taxes levied, if any, or payable with respect to all transfers of equity of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

Section 3.23 Investment Representations.

Contributor is an investor experienced (or owned or managed by Persons experienced) in evaluating investments and has the knowledge, experience and resources to enable it to evaluate and to bear the risks of the investment represented by the Equity Consideration. The Equity Consideration is being acquired by Contributor for its own account for the purpose of investment and not with a view to distribution in violation of the Securities Act or any applicable state securities or blue sky laws. Contributor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Contributor understands that the Equity Consideration has not been, and will not be (other than as expressly set forth in the Registration Rights Agreement), registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Contributor’s representations as expressed herein. Contributor acknowledges that the Equity Consideration constitutes “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Contributor must hold the Equity Consideration indefinitely unless they are registered with the SEC and qualified by state Governmental Authority, or an exemption from such registration and qualification requirements is available. Contributor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Equity Consideration, and on requirements relating to Acquirer which are outside of Acquirer’s control, and which Acquirer may not be able to satisfy. Contributor understands that the Equity Consideration and any securities issued in respect of or exchange therefor, shall bear one or all of the following legends: (a) a legend describing the restrictions relating to the Equity Consideration contained in this Agreement; (b) the legends contemplated by the Registration Rights Agreement; and (c) any legend required by the securities Laws of any state to the extent such Laws are applicable to the Equity Consideration represented by the certificate so legended; provided that, each such legend shall be removed (i) at such time as such restrictions are no longer applicable, which removal shall be completed within three (3) Business Days after the request of the holder of the Equity Consideration, and (ii) with respect to the restriction described in clause (c) above, upon delivery of a customary opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to Acquirer and its counsel, that the restriction referenced in such legend is no longer required in order to ensure compliance with applicable securities Laws, which removal shall be completed within three (3) Business Days after delivery of such opinion of counsel that is so reasonably satisfactory.

Section 3.24 Investigation; No Other Representations.

(a) Contributor acknowledges and agrees that the representations and warranties of Acquirer set forth in the Transaction Documents constitute the sole and exclusive representations and warranties of Acquirer in connection with the transactions contemplated hereby. There are no representations, warranties, covenants, understandings or agreements of Acquirer regarding Acquirer or the Equity Consideration other than those set forth in the Transaction Documents. Except for the representations and warranties of Acquirer expressly set forth in the Transaction Documents, Contributor disclaims reliance on any representations or warranties, either express or implied, by Acquirer, and Contributor acknowledges and agrees that no material or information provided by or communications made by Acquirer or information provided during due diligence (including information available on the SEC website) will cause or create any warranty, express or implied, as to the liabilities, operations, title, condition, value or quality of the properties or the prospects (financial or otherwise), risks and other incidents of ownership of the Equity Consideration that is not expressly set forth in the Transaction Documents; provided that, neither the conditions set forth in Section 7.3 nor the right to indemnification, payment, reimbursement or other remedy based upon any the representations, warranties, covenants, agreements or other obligations of Acquirer herein shall be affected by any investigation conducted or any knowledge acquired by Contributor at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance or non-compliance with, such representation, warranty, covenant, agreement or other obligation. Contributor has conducted its own independent review and analysis of the Equity Consideration and the businesses, operations, assets, liabilities, results of operations, financial conditions, technologies and prospects of Acquirer. CONTRIBUTOR FURTHER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF ACQUIRER SET FORTH IN THIS AGREEMENT TERMINATE AS SET FORTH IN SECTION 9.1 OR UPON THE TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 8.1, AND THAT FOLLOWING SUCH TERMINATION OF THE REPRESENTATIONS AND WARRANTIES, CONTRIBUTOR SHALL HAVE NO RECOURSE WITH RESPECT TO ANY BREACH OF SUCH REPRESENTATIONS AND WARRANTIES, EXCEPT AS PROVIDED IN SECTION 8.2.

(b) SUBJECT TO AND WITHOUT IN ANY WAY RESTRICTING OR LIMITING THE REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, (i) CONTRIBUTOR EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OR PROPERTIES OF THE COMPANY OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF OWNERSHIP OF

THE COMPANY AND ITS ASSETS AND PROPERTIES, AND (ii) CONTRIBUTOR SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OR PROPERTIES OF THE COMPANY, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. NOTHING IN SECTION 4.12(a) OR THE FOREGOING SENTENCE, SHALL BE CONSTRUED OR INTERPRETED TO RESTRICT, LIMIT, DIMINISH OR OTHERWISE ADVERSELY AFFECT ACQUIRER’S RIGHT TO CLAIM BREACH OF ANY REPRESENTATION OR WARRANTY OF CONTRIBUTOR EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT AND TO SEEK REMEDY FOR SUCH BREACH PURSUANT TO THE TERMS OF THIS AGREEMENT OR SUCH TRANSACTION DOCUMENT, AS APPLICABLE.

(c) Nothing contained in this Section 3.24 or elsewhere in this Agreement shall limit, restrict or otherwise impair Contributor’s rights as a unitholder in Acquirer after the Closing, including rights arising out of any inaccuracies in the applicable registration statements, proxy statements, and other statements, reports, schedules, forms and other documents filed by Acquirer with the SEC, including all amendments thereto.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer represents and warrants to Contributor, as of the date of this Agreement, as follows:

Section 4.1 Organization.

Acquirer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all limited partnership power required to carry on its business as now conducted. Acquirer is duly qualified to do business in each other jurisdiction where such qualification is necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to have a material adverse effect on Acquirer’s ability to perform its obligations under this Agreement.

Section 4.2 Authority; Enforceability.

(a) Acquirer has all requisite limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by Acquirer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the limited partnership power of Acquirer and have been duly authorized by all necessary limited partnership action on the part of Acquirer.

(b) This Agreement has been duly and validly executed by Acquirer, and each of the other Transaction Documents will be duly and validly executed by Acquirer, and (assuming this Agreement is a valid and binding obligation of Contributor) this Agreement constitutes, and each of the other Transaction Documents entered into or to be entered at the Closing by it will constitute when entered into, a valid and binding agreement of Acquirer (assuming such Transaction Document is a valid and binding obligation of Contributor), enforceable against Acquirer in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

Section 4.3 No Conflicts; Consents and Approvals.

The execution, delivery and performance by Acquirer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Acquirer;

(b) result in violation of or result in a breach of or default (or give rise to any right of termination, cancellation, modification or acceleration or any right or obligation of Acquirer or to a loss of any benefit to which Acquirer is entitled) under (with or without the giving of notice, the lapse of time, or both) any Contract to which Acquirer is a party, except for such breaches or defaults the occurrence of which would not reasonably be expected to have a material adverse effect on Acquirer’s ability to perform its obligations under this Agreement; or

(c) assuming compliance with any applicable filing requirements of applicable Antitrust Laws, (i) conflict with, violate or breach any term or provision of, in any material respect, any Law applicable to Acquirer or (ii) require any consent or approval of, notice to, or declaration, filing or registration with any Governmental Authority under any applicable Law, other than such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not have a material impact on Acquirer’s ability to perform its obligations under this Agreement.

Section 4.4 Investment Representations.

Acquirer is an investor experienced (or owned or managed by Persons experienced) in evaluating investments and has the knowledge, experience and resources to enable it to evaluate and to bear the risks of the investment represented by the Purchased Interests. Acquirer understands that the sale of the Purchased Interests under this Agreement will not be registered or qualified under the Securities Act or any state securities or blue sky laws. The Purchased Interests are being acquired by Acquirer for its own account for the purpose of investment and not with a view to distribution in violation of the Securities Act or any applicable state securities or blue sky laws. Acquirer will refrain from transferring or otherwise disposing of the Purchased Interests in such manner as to cause Contributor to be in violation of the registration requirements of the Securities Act or applicable state securities or blue sky laws. Acquirer understands that the Purchased Interests have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the

Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Acquirer’s representations as expressed herein. Acquirer acknowledges that the Purchased Interests constitute “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Acquirer must hold the Purchased Interests indefinitely unless they are registered with the SEC and qualified by state Governmental Authority, or an exemption from such registration and qualification requirements is available. Acquirer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Purchased Interests, and on requirements relating to Contributor which are outside of Contributor’s control, and which Contributor may not be able to satisfy.

Section 4.5 Litigation.

There are no actions, suits, investigations or proceedings pending or, to the Knowledge of Acquirer, threatened in writing against Acquirer, nor are there any outstanding judgments, orders or decrees of any Governmental Authority that affect or bind Acquirer, that would reasonably be expected to result in the issuance of a judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal the purchase by Acquirer of the Purchased Interests under this Agreement or the performance by Acquirer of its obligations under this Agreement.

Section 4.6 Financing.

Acquirer has, or will have on the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Closing and make all payments required to be made pursuant to the terms of this Agreement and other Transaction Documents. Acquirer acknowledges and agrees that notwithstanding anything to the contrary contained herein, Acquirer’s obligation to consummate the transactions contemplated by this Agreement is not subject to any financing contingency or condition.

Section 4.7 Foreign Person.

Acquirer is not a foreign person for purposes of Section 721 of Title VII of the defense Production Act of 1950, as amended by FINSA and otherwise (codified at 50 U.S.C. App. 2170) and regulations thereto, codified at 31 C.F.R. Part 800, et. seq.).

Section 4.8 Brokers’ Fees.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Acquirer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement where such fee or commission would be payable by Contributor or any of its Affiliates.

Section 4.9 Capitalization.

(a) As of February 23, 2012, the issued and outstanding limited partnership interests of Acquirer consist of the following: 305,008,540 common units. All of the outstanding limited partnership interests of Acquirer have been duly authorized and validly issued, and are fully paid (to the extent required under the Organizational Documents of Acquirer) and non-assessable. The Equity Consideration, when issued and delivered to Contributor pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

(b) Except as expressly set forth in this Agreement or the Registration Rights Agreement: (i) none of the Equity Consideration is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the Equity Consideration is subject to any right of first refusal; and (iii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Equity Consideration.

(c) Except as disclosed in the Acquirer SEC Documents (as defined below) or any equity awards to be granted subsequent to the date hereof that are consistent with the past practices of Acquirer, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any common units of Acquirer; or (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any common units of Acquirer or any other Equity Interests of Acquirer.

Section 4.10 Organizational Documents.

True, correct and complete copies of the Organizational Documents of Acquirer as in effect on the date hereof are available on the SEC’s website or have otherwise been provided to Contributor prior to the date hereof, including any and all documents setting forth the terms of, restrictions on or otherwise affecting the Equity Consideration.

Section 4.11 SEC Filings; Controls; Financial Statements.

(a) Accurate and complete copies of all registration statements, proxy statements, and other statements, reports, schedules, forms and other documents filed by Acquirer with the SEC, including all amendments thereto, since January 1, 2011 (collectively, the “Acquirer SEC Documents”) are available on the SEC’s website. All statements, reports, schedules, forms and other documents required to have been filed by Acquirer (as applicable) with the SEC since January 1, 2011 have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Acquirer SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Acquirer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Acquirer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information is made known to members of senior management during the periods in which reports to be filed with the SEC are being prepared. Acquirer is in material compliance with the applicable listing requirements of the New York Stock Exchange. Acquirer has not, since January 1, 2011, received any notice asserting any non-compliance with the listing requirements of the New York Stock Exchange.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Acquirer SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of Acquirer and each of the consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Acquirer and each of the consolidated subsidiaries for the periods covered thereby.

Section 4.12 Investigation; No Other Representations.

(a) Acquirer acknowledges and agrees that the representations and warranties of Contributor set forth in the Transaction Documents constitute the sole and exclusive representations and warranties of Contributor in connection with the transactions contemplated hereby. There are no representations, warranties, covenants, understandings or agreements of Contributor regarding the Company other than those set forth in the Transaction Documents. Except for the representations and warranties of Contributor expressly set forth in the Transaction Documents, Acquirer disclaims reliance on any representations or warranties, either express or implied, by Contributor, and Acquirer acknowledges and agrees that no material or information provided by or communications made by Contributor, the Company or any broker, investment banker or information provided during due diligence (including information in any electronic data room or in response to any information request provided by Acquirer) will cause or create any warranty, express or implied, as to the liabilities, operations, title, condition, value or quality of the properties or the prospects (financial or otherwise), risks and other incidents of ownership of the Company and the properties of the Company that is not expressly set forth in the Transaction Documents; provided that, neither the conditions set forth in Section 7.2 nor the right to indemnification, payment, reimbursement or other remedy based upon any the representations, warranties, covenants, agreements or other obligations of Contributor herein shall be affected by any investigation conducted or any knowledge acquired by Acquirer at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance or non-compliance with, such representation, warranty, covenant, agreement or other obligation. Acquirer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and acknowledges that Acquirer has been provided adequate access to personnel, properties, premises and records of the Company for such purpose. ACQUIRER FURTHER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR SET FORTH IN THIS AGREEMENT TERMINATE AS SET FORTH IN SECTION 9.1 OR UPON THE TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 8.1, AND THAT FOLLOWING SUCH TERMINATION OF THE REPRESENTATIONS AND WARRANTIES, ACQUIRER SHALL HAVE NO RECOURSE WITH RESPECT TO ANY BREACH OF SUCH REPRESENTATIONS AND WARRANTIES, EXCEPT AS PROVIDED IN SECTION 8.2.

(b) SUBJECT TO AND WITHOUT IN ANY WAY RESTRICTING OR LIMITING THE REPRESENTATIONS AND WARRANTIES OF ACQUIRER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, (i) ACQUIRER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OR PROPERTIES OF ACQUIRER OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF OWNERSHIP OF ACQUIRER AND ITS ASSETS AND PROPERTIES, AND (ii) ACQUIRER SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OR PROPERTIES OF ACQUIRER, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. NOTHING IN SECTION 3.24(a) OR THE FOREGOING SENTENCE, SHALL BE CONSTRUED OR INTERPRETED TO RESTRICT, LIMIT, DIMINISH OR OTHERWISE ADVERSELY AFFECT CONTRIBUTOR’S RIGHT TO CLAIM BREACH OF ANY REPRESENTATION OR WARRANTY OF ACQUIRER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT AND TO SEEK REMEDY FOR SUCH BREACH PURSUANT TO THE TERMS OF THIS AGREEMENT OR SUCH TRANSACTION DOCUMENT, AS APPLICABLE.

ARTICLE 5

COVENANTS

Section 5.1 Conduct and Operations.

(a) From the date of this Agreement until the Closing Date, except as (i) disclosed on Schedule 5.1(a), (ii) contemplated by this Agreement, (iii) required by applicable Law or (iv) consented to by Acquirer (such consent not to be unreasonably withheld, conditioned or delayed) Contributor shall cause the Company to: (A) conduct its businesses in the ordinary course consistent with past practice, in all material respects; (B) use its commercially reasonable efforts to preserve intact its business organizations and material relationships with Third Parties and to keep available the services of its present officers and key employees; and (C) continue to maintain its assets and properties in the ordinary course consistent with past practice.

(b) Without limiting the generality of Section 5.1(a), from the date of this Agreement until the Closing Date, except as (i) disclosed in Schedule 5.1(b), (ii) required by applicable Law, (iii) consented to by Acquirer in Acquirer’s sole discretion or (iv) contemplated by this Agreement, Contributor shall cause the Company not to:

(i) adopt any change in any of its Organizational Documents;

(ii) (A) transfer, issue, sell, pledge, encumber or dispose of any Equity Interests (including any securities convertible into or exercisable or exchangeable for such Equity Interests) of the Company, (B) grant any options, warrants, calls or other rights to purchase or otherwise acquire any Equity Interests of the Company, (C) declare, set aside, make or pay any non-cash dividend or other distribution in respect of any Equity Interests (including any securities convertible into or exercisable or exchange for such Equity Interests) of the Company, or (D) repurchase, redeem or otherwise acquire any Equity Interests (including any securities convertible into or exercisable or exchange for such Equity Interests) of the Company;

(iii) split, combine or reclassify any of its Equity Interests;

(iv) make any material acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of the assets, properties, capital stock or business of another Person, other than (A) in the ordinary course of business of the Company consistent with past practice or (B) acquisitions with a purchase price that does not exceed $500,000 individually or $2,000,000 in the aggregate;

(v) sell, transfer or otherwise dispose of any material assets, other than (A) sale of inventory or immaterial assets in the ordinary course of business consistent with past practice and (B) replacement of assets in the ordinary course of business consistent with past practice or dispositions of obsolete or worthless assets;

(vi) (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness, except in the ordinary course of business consistent with past practice, (1) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice, or (2) except for Permitted Liens, subject to any Lien or otherwise encumber or permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, the Company;

(vii) (A) make a material change in the Company’s methods of accounting, except as required by GAAP or (B) make, change or revoke any material Tax election, file any material amended Tax Return, settle or compromise any claim or assessment in respect of a material amount of Taxes, surrender or forfeit any right to claim a material Tax refund, or consent to any extension or waiver of the limitation period applicable to any Tax Return or any claim or assessment in respect of a material amount of Taxes;

(viii) settle or compromise any material action, suit, investigation or proceeding against the Company except (A) where the amount paid by the Company in settlement or compromise does not exceed $500,000 individually or $2,000,000 in the aggregate or (B) where the amount paid in settlement does not exceed the amount reserved against such matter in the Financial Statements (or the notes thereto);

(ix) make any capital expenditures that are not Pre-Approved Capital Expenditures, except for those capital expenditures that do not exceed $1,000,000 for any individual commitment and $5,000,000 in the aggregate;

(x) (A) increase the level of wages, overall compensation or other benefits of any Covered Employees (except for increases in salary or hourly wage rates in the ordinary course of business consistent with past practice or the granting, awarding or paying of bonuses in the ordinary course of business consistent with past practice), (B) grant any severance or termination pay to any Covered Employee, (C) loan or advance any money or other property to any Covered Employee, (D) establish, adopt, enter into, amend or terminate any Employee Plan, or (E) grant any equity or equity-based awards to any Covered Employees;

(xi) fail to maintain insurance coverage substantially equivalent to its existing insurance coverage of its properties and assets as in effect on the date of this Agreement unless such insurance coverage is not available on commercially reasonable terms;

(xii) take any action with respect to or in contemplation of any plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(xiii) enter into or agree to enter into any merger or consolidation with any other Person;

(xiv) cancel or compromise any debt or claim or waive or release any material right of the Company except in the ordinary course of business consistent with past practice;

(xv) enter into any labor or collective bargaining agreement of the Company or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company;

(xvi) enter into any transaction or enter into, renew, terminate, amend, restate, supplement or waive any rights under any Contract to which the Company is a party, other than in the ordinary course of business consistent with past practice;

(xvii) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xviii) except for transfers of cash pursuant to normal cash management practices in the ordinary course of business consistent with past practice, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Related Persons;

(xix) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xx) agree, resolve, authorize or commit to do anything prohibited by this Section 5.1(b);

(xxi) amend, modify, cancel, waive or assign any rights under the Olin Purchase Agreement that could affect in any way the Olin Environmental Obligations; or

(xxii) amend, modify, terminate, allow to lapse or expire, or fail to renew any Environmental Permit.

(c) Notwithstanding anything in Section 5.1(a) to the contrary, Contributor may cause the Company to (A) make Pre-Approved Capital Expenditures, (B) make distributions of cash or cash equivalents from the Company to Contributor and (C) take commercially reasonable actions (x) with respect to emergency situations or (y) as required to comply with Applicable Law or by a Governmental Authority, in the case of clause (C) as reasonably determined by Contributor so long as Contributor shall immediately, upon becoming aware of the need to take any such actions, orally inform Acquirer (promptly followed by written notice) of any such actions that are taken outside the ordinary course of business.

Section 5.2 Access to Information.

(a) From the date of this Agreement until the Closing Date, Contributor shall give Acquirer and its Representatives reasonable access to the offices, personnel, properties and books and records (including work papers and data in possession of the Company’s Representatives) of the Company. Any investigation pursuant to this Section 5.2(a) shall (i) be conducted at Acquirer’s sole expense, during normal business hours and in such manner so as not to interfere with the conduct of the business of Contributor and the Company and, to the extent so requested by Contributor, under the supervision of a Representative of Contributor or the Company and (ii) not be conducted without reasonable prior notice to, and approval (which consent shall not be unreasonably withheld, conditioned or delayed) of, Contributor. Notwithstanding the foregoing, Acquirer shall not: (x) have access to personnel records of Contributor or the Company relating to individual performance or evaluation records, medical histories or other information which in Contributor’s good faith determination is sensitive or the disclosure of which could subject Contributor, the Company or any of their Affiliates to risk of liability (unless such information is sufficiently redacted in order to allow such disclosure) without prior written consent of Contributor (which consent shall not be unreasonably withheld, conditioned or delayed); (y) conduct any invasive sampling or testing of any soil, surface water, groundwater, building materials or other environmental media, including the conduct of a Phase II environmental site assessment; or (z) have access to any information if doing so would reasonably likely constitute a breach by Contributor, the Company or any of their respective Affiliates of any Contract to which such Person is a party or would reasonably likely constitute a violation of any Law to which Contributor, the Company or any of their respective Affiliates is subject (provided that, in each such case Contributor shall, and shall cause the Company and the applicable Affiliates to, use all commercially reasonable efforts to provide Acquirer with access to such information while avoiding a breach of any such Contract or a violation of any such Law, including seeking applicable waivers or consents or redacting certain information from documents), or which such Person believes in good faith could jeopardize any attorney-client or other legal privilege.

(b) Neither Contributor nor any of its Representatives makes any representation or warranty as to the accuracy of any information provided pursuant to this Section 5.2, and Acquirer may not rely on the accuracy of any such information, in each case, other than as expressly set forth in the representations and warranties contained in the Transaction Documents. All information provided or made available to Acquirer or any of its Representatives will be subject to the Confidentiality Agreement, dated as of January 5, 2012, between Contributor and Williams Field Services Group LLC (the “Confidentiality Agreement”), which agreement shall remain in full force and effect until the Closing and shall thereupon terminate except that the disclosure (but not the use to the extent necessary to operate the business of the Company in the ordinary course) of any Confidential Information (as defined in the Confidentiality Agreement) to the extent related solely to Contributor or its Affiliates (for the avoidance of doubt, other than the Company) shall continue to be governed by the terms of the Confidentiality Agreement.

(c) After the Closing, Contributor and its Affiliates will hold, and will use their commercially reasonable efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by applicable Law, all confidential documents and information concerning the Company and the business thereof, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Contributor, (ii) in the public domain through no fault of Contributor or its Affiliates or (iii) later lawfully acquired by Contributor from sources other than those related to its prior ownership of the Company. The obligation of Contributor and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(d) After the Closing, upon reasonable written notice, Contributor and Acquirer shall furnish or cause to be furnished to each other and their Representatives access, during normal business hours, to such information, the Books and Records and assistance relating to the business of the Company as is necessary for any reasonable business purposes, including the preparation and filing of any Tax Return, the defense of any Tax claim or assessment, in connection with the prosecution or defense of any investigation, claim (including any insurance claims) or legal proceeding against or governmental investigations of Contributor, Acquirer, the Company or any of their Affiliates (other than a legal proceeding among the Parties in connection with the transactions contemplated by this Agreement and the Transaction Documents) or in order to enable Contributor or Acquirer to comply with their respective obligations under this Agreement. Each Party shall reimburse the other for reasonable documented out-of-pocket costs and expenses incurred in assisting such requesting Party pursuant to this Section 5.2(c).

(e) Acquirer shall, and shall cause the Company to preserve and keep the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers and electronic files relating to the business of the Company (the “Books and Records”) in its possession or the possession of the Company for at least seven (7) years following the Closing Date or for such longer period as may be required by applicable Law; provided that, Contributor may dispose of or destroy any such Books and Records for which Contributor has offered to turn over possession thereof to Acquirer by written notice to Acquirer at least ninety (90) days prior to the proposed date of such disposition or destruction. Contributor shall, and shall cause its Affiliates to, preserve and keep the Books and Records in its or their possession for at least seven (7) years following the Closing Date or for such longer period as may be required by applicable Law; provided that, Acquirer may dispose of or destroy any such Books and Records for which Acquirer has offered to turn over possession thereof to Contributor by written notice to Contributor at least ninety (90) days prior to the proposed date of such disposition or destruction.

Section 5.3 Resignation of Officers and Managers.

At the Closing, Contributor shall deliver to Acquirer evidence reasonably satisfactory to Acquirer of the resignation, effective as of the Closing, of any managers and officers of the Company as requested by Acquirer at least five (5) Business Days in advance of Closing.

Section 5.4 Use of Contributor’s Names and Marks.

(a) Acquirer agrees that (i) as soon as practicable following the Closing, but in no event later than ten (10) days after Closing, Acquirer shall, and shall cause the Company to, change the name of the Company to a name that does not include any of Contributor’s Names and Marks or comprise any colorable imitations thereof; and (ii) as soon as practicable following the Closing, but in no event later than one hundred eighty (180) days after Closing, Acquirer shall, and shall cause the Company to, cease and permanently discontinue any and all uses of any of the Contributor’s Names and Marks and any colorable imitations thereof, and remove or cover all Contributor’s Names and Marks from, or destroy, any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials in the Company’s possession or under its control bearing any of the Contributor’s Names and Marks, and provide Contributor with written confirmation thereof. Notwithstanding the foregoing, Acquirer shall have a period of up to twelve (12) months from the Closing to cause the Company to permanently remove Contributor’s Names and Marks on pipeline markers or similar assets of the Company.

(b) In no event shall Acquirer or any of its Affiliates use any of Contributor’s Names and Marks after Closing in any manner or for any purpose different from the use of such Contributor’s Names and Marks by the Company preceding the Closing, and neither Acquirer nor any of its Affiliates shall affix any of the Contributor’s Names and Marks or any colorable imitations thereof on any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials that are created or produced after the Closing. Acquirer, for itself and its Affiliates, agrees that, after the Closing Date, Acquirer and its Affiliates will not do business or represent themselves as having any affiliation or business relationship with Contributor or any of its subsidiaries, except pursuant to any separate agreement entered into, or assumed by, Acquirer or its Affiliates on one hand, and Contributor or its Affiliates, on the other hand.

(c) Acquirer expressly acknowledges and confirms that Contributor is not transferring or assigning, and Acquirer shall not receive, any right, title or interest in or to Contributor’s Names and Marks, except the limited right to use Contributor’s Names and Marks for the sole purpose of permitting Acquirer to complete the phase-out of such use in strict compliance with this Section 5.4. Acquirer expressly acknowledges and confirms that Contributor is not transferring or assigning, and Acquirer shall not receive, any right, title or interest in or to Contributor’s Names and Marks (except the limited right to use for the sole purpose of permitting Acquirer to complete the phase-out in strict compliance with this Section 5.4). Notwithstanding anything to the contrary herein or in the other Transaction Documents, prior to the Closing Date, Contributor shall be permitted to cause the Company to assign and transfer to Contributor or its Affiliates (other than the Company) any and all right, title and interest that the Company has or may have in or to Contributor’s Names and Marks, including any goodwill therein. Furthermore, all use of Contributor’s Names and Marks by Acquirer during the phase-out period described in Section 5.4(a) shall be at all times subject to Contributor’s direction and control, Acquirer shall, and shall cause the Company to, comply with Contributor’s instructions and direction at all times and any and all use thereof by Acquirer or the Company shall inure to the exclusive benefit of Contributor.

(d) Notwithstanding anything in this Section 5.4, Acquirer and the Company may continue to use the Contributor’s Names and Marks for so long as is reasonably necessary (but in no event longer than thirty (30) months following the Closing) to maintain the Permits of the Company or to avoid unreasonable delays with respect to Permits. Acquirer agrees to and shall indemnify and hold harmless Contributor against any liabilities, obligations or losses which Contributor may incur as a result of such use by Acquirer of Contributor’s Names and Marks. Furthermore, Acquirer will use commercially reasonable efforts to have the Permits reissued in the new name as soon as possible following the Closing.

Section 5.5 Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement. The Parties agree, and Contributor, prior to the Closing, and Acquirer, after the Closing, agree to cause the Company, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof. Contributor shall transfer, assign, convey and deliver the properties, assets and rights set forth on Schedule 5.5(i) to the Company on or prior to the Closing. If, at any time following the date of this Agreement, either Party discovers that Contributor or any of its Affiliates (other than the Company and EnCap Energy Infrastructure Fund, L.P.) has ownership or possession of any property, asset or right used in connection with the operation of the Company, then Contributor shall effect the transfer, assignment, conveyance and delivery of such property, asset or right to the Company as soon as reasonably practicable. Notwithstanding the foregoing, Acquirer acknowledges to Contributor that none of the assets described or set forth on Schedule 5.5(ii) shall be transferred to the Company.

(b) In furtherance and not in limitation of the foregoing, each of Acquirer and Contributor shall: (i) use reasonable best efforts to obtain, or in the case of Contributor, cause the Company to obtain, all necessary consents, waivers, authorizations and approvals of all Governmental Authorities, and of all other Persons, required in connection with the execution, delivery and performance of this Agreement; and (ii) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and in any event within ten (10) days after the date of this Agreement and shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Each of Acquirer and Contributor shall request expedited treatment of any such filings, shall promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate; provided that, neither Acquirer nor Contributor shall be required to, in the absence of a mutually acceptable joint defense agreement, waive the attorney client, work product or any other applicable privilege protecting information from being disclosed to Third Parties. Each of Acquirer and Contributor further agree to consult and cooperate with the other Party with respect to, and to permit, to the extent reasonably practicable, the other Party to be present at conferences and meetings for the purpose of obtaining, clearance under the HSR Act.

(c) Each of Acquirer and Contributor shall cooperate in good faith with all Governmental Authorities and shall not take any action that could reasonably be expected to adversely affect or delay receiving any approval, clearance or expiration of any applicable waiting period to be obtained from any Governmental Authority charged with enforcing, applying, administering, or investigating any applicable Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (collectively, “Antitrust Laws”), including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, any attorney general of a state of the United States or any other competition authority of any jurisdiction (each, an “Antitrust Authority”). In the event that any action is threatened or instituted challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, each of Acquirer and Contributor shall use reasonable best efforts to take all action necessary to promptly resolve such challenges. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Acquirer shall use reasonable best efforts to promptly take all steps necessary to vacate, modify or suspend such injunction or order as promptly as practicable and in any event prior to the Outside Date. Notwithstanding anything herein to the contrary, none of Acquirer, Contributor or any of their respective Affiliates shall have any obligation to (i) hold separate or divest any their respective properties or assets, (ii) defend against any lawsuit, action or proceeding, judicial or administrative, challenging this Agreement or the transactions contemplated hereby, or (iii) expend a material amount of funds, in each case in connection with its compliance with this Section 5.5.

Section 5.6 Public Announcements.

Prior to and with respect to the Closing, Acquirer and Contributor agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated by this Agreement and, except for any press releases and public announcements the making of which may be required by applicable Law or any listing agreement with any national securities exchange where such prior consultation is not reasonably practicable, will not issue any such press release or make any such public statement prior to such consultation.

Section 5.7 Surety Bonds.

As soon as practicable after the Closing, Acquirer will use its reasonable best efforts to obtain Contributor’s and any of its Affiliates’ release from any surety bonds of the Company set forth in Schedule 5.7 and any surety bonds entered into by the Company after the date of this Agreement and prior to Closing in the ordinary course consistent with past practices. From and after the Closing, Acquirer shall, and shall cause the Company to, indemnify Contributor and its Affiliates against, and shall hold each of them harmless from, any and all Losses incurred or suffered by Contributor of any of its Affiliates pursuant to or arising out of such surety bonds. Contributor shall have no obligation to keep such surety bonds in effect from and after the Closing.

Section 5.8 Employee Matters.

(a) Notwithstanding any other provision of this Agreement, Contributor shall be solely responsible for all costs, expenses and liabilities under or in any way attributable to the Client Service Agreement (whether occurring on, prior to or after the Closing Date), including costs or liabilities in any way attributable to: (i) current or former employees of Contributor, the Company or their respective Affiliates, Employee Plans, COBRA rights and benefits, and (ii) all charges, fees, expenses and other items under or in any way attributable to the Client Service Agreement, including the fees or other expenses charged by Co-Employer and all costs, liability and expense of terminating the Client Service Agreement. Contributor shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement, solicit, recruit or hire any Covered Employee for, or offer any Covered Employee employment with, Contributor or any of its Affiliates (other than the Company).

(b) No later than ten (10) Business Days prior to the anticipated Closing Date, Acquirer or one or more of its Affiliates shall offer employment to each Employee whose names and positions are set forth on the document entitled “Covered Employees” made available to Acquirer in the virtual data room (the “Covered Employees”), which offers shall (i) be written offers of employment substantially consistent with the terms of this Section 5.8, (ii) be on terms or conditions comparable to similarly situated employees of Acquirer or its applicable Affiliate (with credit for all periods of employment or service with Contributor and its Affiliates (including, for the avoidance of doubt, service with the Co-Employer relating to Contributor and its Affiliates) prior to the Closing Date solely for purposes of paid time off and severance entitlement, and not for any other purpose under any employee benefit plan or program), and such Covered Employee shall be subject to the applicable screening and testing policies and procedures of Acquirer or its applicable Affiliate, and (iii) otherwise be consistent with standard terms, conditions and policies of employment of Acquirer or its applicable Affiliates (each a “Qualifying Offer”). Each Covered Employee shall have three (3) Business Days to accept his or her Qualifying Offer, and failure to accept such Qualifying Offer within such period shall constitute a rejection of such Qualifying Offer. No later than five (5) Business Days before the anticipated Closing Date, Acquirer shall inform Contributor of the identities of those Covered Employees who have accepted Acquirer’s or such Affiliate’s Qualifying Offer and those, if any, who have declined the Qualifying Offer. Acquirer shall be solely responsible, and shall reimburse Contributor, for any severance or other obligations (including the employer-paid portion of any payroll taxes) due to a Covered Employee under the Caiman Severance Policy (which was made available to Acquirer in the virtual data room) that arise due to Acquirer’s failure to make a Qualifying Offer to such Covered Employee (subject to clauses (i) through (iii) above). A Covered Employee who signifies his or her acceptance of the Qualifying Offer, but does not report for work as specified in the Qualifying Offer and does not otherwise satisfy each of the terms and conditions of such Qualifying Offer, shall be deemed not to have accepted the Qualifying Offer. Covered Employees who accept and comply with the terms and conditions of Qualifying Offers from Acquirer or such Affiliate are referred to herein as “Transferred Employees.” Employment of Transferred Employees by Acquirer or such Affiliate shall commence (i) in the case of a Covered Employee who is actively at work on the Closing Date, 12:00 a.m. of the day after the Closing Date, and shall be deemed for all purposes to have occurred with no interruption or break in service, (ii) in the case of a Covered Employee who is on approved leave on the Closing Date, upon such Covered Employee’s return from leave within ninety (90) days of Closing, shall provide Contributor with appropriate return to work documents and Contributor will then contact Acquirer or such Affiliate to arrange for appropriate transition of services in accordance with the terms and conditions of the Qualifying Offer, and (iii) in the case of any Covered Employee who is not actively at work on the Closing Date and is not on approved leave, shall be deemed not to have accepted the qualifying offer and will remain with the Contributor. Contributor shall be solely responsible, and shall directly provide for the full cost of, any severance or other obligations (including the employer-paid portion of any payroll taxes and the provision of any COBRA continuation coverage) due to a Covered Employee that arise due to the failure of such Covered Employee who receives a Qualifying Offer to become a Transferred Employee (as a result of such Covered Employee’s rejection of the Qualifying Offer or otherwise).

(c) All Transferred Employees shall be terminated by Contributor and its Affiliates and shall cease active participation in the Employee Plans effective as of 11:59 p.m. local time on the day immediately preceding the Closing Date.

(d) In the event any Transferred Employee is terminated without cause by Acquirer or its applicable Affiliate within twelve (12) months after the Closing Date, such individual shall be eligible for severance benefits in amounts and upon terms no less favorable than the more favorable of (i) the severance benefits described in the document entitled “Caiman Severance Benefits” made available to Acquirer in the virtual data room (taking into account service with Acquirer and its Affiliates (including any co-employer) from and after the Closing Date) and (ii) those afforded by the severance plans or arrangements in which similarly-situated employees of Acquirer and its Affiliates (including any co-employer) participate in at the time of such termination.

(e) Notwithstanding any other provision of this Agreement, except as otherwise provided in this Section 5.8, none of Acquirer, or Acquirer’s Affiliates (including, after the Closing, the Company) shall have any liability or obligation, contingent or otherwise, arising from or relating to (i) any employee’s (or any other current or former employee of Contributor or any of its Affiliates, including, before the Closing, the Company) employment with, or termination of employment by, Contributor or any of its Affiliates, (ii) the Employee Plans or participation by employees (or any other current or former employee of Contributor or any of its Affiliates, including, before the Closing, the Company) or Transferred Employees in the Employee Plans, or (iii) Title IV of ERISA by reason of the Company being treated as a single employer that includes Contributor pursuant to Section 4001 of ERISA or Section 414 of the Code. In particular and without limiting the generality of the foregoing sentence, except as provided in Section 5.8(c), Contributor and its Affiliates (other than the Company) shall be solely responsible for payment of any severance and termination costs, accrued and unpaid bonus or incentive payments with respect to performance periods ending on or before the Closing Date, payment of any bonus or other incentive compensation for performance periods beginning before and ending after the Closing Date (disregarding any requirement that a participant be employed with Contributor or any of its Affiliates on the date of such payment or through the performance period), and/or Sections 601 et seq. of ERISA (COBRA) costs) with respect to the employment or termination of employment by Contributor or any Affiliate of Contributor of employees (or any other current or former employee of Contributor or any of its Affiliates, including, before the Closing, the Company), whether or not they become Transferred Employees, that are incurred or due as a result of the transactions contemplated by this Agreement (including but not limited to the termination of any of the employees by Contributor or its Affiliates but excluding the termination of any Transferred Employees by Acquirer and its Affiliates (including, after the Closing, the Company). Except as otherwise provided in this Section 5.8, after the Closing, Acquirer and its Affiliates shall be solely responsible for all employment and employee benefits-related liabilities, obligations, claims and losses that are made and payable after the Closing, are incurred or arise after the Closing Date with respect to employment with the Acquirer and its Affiliates (including, after the Closing, the Company) after the Closing Date, and relate to any Transferred Employee (or any dependent or beneficiary of any such Transferred Employee).

(f) Notwithstanding the foregoing, nothing express or implied by this Agreement shall (i) confer upon any Employee (or any other current or former employee of

Contributor or any of its Affiliates, including the Company), or representative thereof, any rights or remedies, including any right to employment or benefits of any nature or kind whatsoever, under or by reason of this Agreement or otherwise limit the right of Contributor, Acquirer and their respective Affiliates to terminate the employment of any Covered Employee subject to any applicable requirements of Section 5.8(c), or (ii) be deemed to amend any employee benefit plan of Contributor, Acquirer, the Co-Employer or any of their Affiliates.

Section 5.9 Termination and Release Relating to Related-Party Transactions.

On or prior to the Closing Date, Contributor shall cause the Company to (a) terminate all Contracts with Contributor or any of its Affiliates (other than those Contracts set forth in Schedule 5.9) and (b) deliver irrevocable and unconditional releases executed by such Affiliates with whom the Company has terminated such Contracts pursuant to this Section 5.9 providing that no further payments are due, or may become due, under or in respect of any such terminated Contacts; provided that, in no event shall the Company pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release; provided for purposes of clarification that no action contemplated by this Section 5.9 shall release Contributor from any obligation arising under this Agreement or the transactions contemplated herby.

Section 5.10 Monthly Financial Statements.

As soon as reasonably practicable, but in no event later than twenty (20) days after the end of each calendar month during the period from the date hereof to the Closing, Contributor shall cause the Company to provide Acquirer with (i) unaudited monthly financial statements and (ii) operating or management reports (such reports to be in the form prepared by the Company in the ordinary course of business consistent with past practice) of the Company for such preceding month.

Section 5.11 Repayment and Satisfaction of Scheduled Debt.

At least two (2) Business Days prior to the Closing, Contributor (a) shall obtain and deliver, or shall cause to be obtained and delivered, to Acquirer payoff letters from each financial institution or other lender in respect of any and all Indebtedness of the Company (including the Scheduled Debt), each in form and substance reasonably satisfactory to Acquirer, confirming the total payment required to be made as of the Closing Date to repay in full the amount of such Indebtedness and (b) shall authorize Acquirer to wire transfer a portion of the Cash Consideration directly to holders of the Scheduled Debt, on Contributor’s behalf, so to cause the amount of Scheduled Debt determined by Acquirer to be repaid and fully satisfied at the Closing to be so repaid and fully satisfied.

Section 5.12 Environmental Matters.

Contributor shall, and shall cause the Company to, use commercially reasonable efforts to cooperate with, assist and support Acquirer’s efforts to obtain a letter from the EPA confirming the Company’s or Acquirer’s ability to qualify as a “bona fide prospective purchaser” under relevant Environmental Laws (collectively, the “Environmental Comfort Letter”). If the EPA requires additional due diligence documentation or other information, or if the EPA requires Acquirer to obtain a new letter, Contributor shall, and shall cause the Company to, use commercially reasonable efforts to cooperate with, assist and support Acquirer’s efforts to obtain such new letter.

Section 5.13 Exclusive Dealing.

(a) Until such time, if any, that this Agreement is terminated pursuant to Section 8.1, Contributor shall not, and shall cause the Company and the respective Representatives not to, directly or indirectly, solicit, initiate, encourage any inquiries, proposals or offers from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries, proposals or offers from, any Person (other than Acquirer and its Representatives) relating to any transaction involving the sale of the business or assets of the Company, the sale of any of the membership interests or other equity interests of the Company, or any merger, consolidation, business combination or similar transaction involving the Company.

(b) Contributor shall notify Acquirer promptly, but in any event within 24 hours, orally and in writing if Contributor, the Company or any of their respective Affiliates or Representatives receives any inquiry, proposal, offer or other contact from any Person with respect to the matters described in Section 5.13(a). Any such notice to Acquirer shall indicate in reasonable detail the identity of the Person making such inquiry, proposal, offer or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. Contributor shall not, and shall cause the Company and their respective Representatives not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Contributor or the Company is a party, without the prior written consent of the Acquirer.

Section 5.14 Restrictions on Transfer of Equity Consideration.

(a) Contributor acknowledges and agrees that the WPZ Units constituting the Equity Consideration shall, when issued, constitute restricted securities that have not been registered for issuance or transfer under applicable federal or state securities laws and that such shares and units will, when issued bear a legend as provided in the Registration Rights Agreement. In addition, Contributor agrees not to transfer any of the WPZ Units constituting the Equity Consideration at any time during the period ending eighteen (18) months after the Closing without the written consent of Acquirer. Notwithstanding anything in this Section 5.14, certain of the WPZ Units constituting the Equity Consideration shall be subject to the terms and conditions of the Escrow Agreement. Contributor will refrain, for the period ending eighteen (18) months after the Closing, from transferring or otherwise disposing of the Equity Consideration in such manner as to cause Acquirer to be in violation of the registration requirements of the Securities Act or applicable state securities or blue sky laws. For the purposes of this Section 5.14, “transfer” (and all correlative terms) means, as to any WPZ Units, a direct or indirect sale, assignment, conveyance, gift, exchange, lease or other disposition or transfer of such WPZ Units, whether effected voluntarily, involuntarily or by operation of Law, excluding the creation of a Lien but including a transfer in connection with, or in lieu of, the foreclosure of a Lien.

(b) Acquirer acknowledges that Contributor may transfer to Highstar IV Caiman Holdings LLC, a Delaware limited liability company (“Highstar”), its portion of the WPZ Units (other than WPZ Units that are Escrow Units), not to exceed four and one-half percent (4.5%) of the total WPZ Units that are not Escrow Units, conditioned upon Highstar delivering to Acquirer (i) a lock-up letter pursuant to which Highstar agrees (A) to the same restrictions on transfer set forth in Section 5.14(a) above with respect to the WPZ Units held in its name and (B) not to receive any benefits under the Registration Rights Agreement, and (ii) reasonable representations and a reasonable legal opinion, in each case customary for transfers of this type.

Section 5.15 Non-Competition; Non-Solicitation.

(a) For a period of two (2) years following the Closing, Contributor shall not, and shall cause its direct and indirect subsidiaries not to, directly or indirectly through any Person or contractual arrangement:

(i) engage in any gas gathering, processing or fractionation business or any liquid hydrocarbon business anywhere in the Territory that is of the kind of businesses currently operated or currently intended by the Company to be operated by the Company (the “Restricted Business”), or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or as applicable and within its control, allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder, consultant or otherwise with, any business or Person that competes in whole or in part with the Business;

(ii) solicit, recruit or hire any person who at any time after the date of this Agreement becomes a Transferred Employee; provided that, the foregoing shall not prohibit Contributor or its direct or indirect subsidiaries from (A) hiring a Transferred Employee who responds to a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Transferred Employees or (B) soliciting, recruiting or hiring any Transferred Employee who has ceased to be employed or retained by the Company, Acquirer or any of their respective Affiliates for at least twelve (12) months; or

(iii) approach or seek business in the Territory constituting Restricted Business from any Customer (as hereinafter defined), refer business in the Territory constituting Restricted Business from any Customer to any Person or be paid commissions based on sales from business in the Territory constituting Restricted Business received from any Customer by any Person (it being understood that, for purposes of this Section 5.15, the term “Customer” means any Person to which the Company provided products or services during the twelve (12) month period prior to the Closing Date); provided that, the foregoing shall not prohibit any referral of business by Contributor to the Company or Acquirer.

Notwithstanding anything to the contrary in this Section 5.15(a), none of the following actions shall be deemed to be a violation of the restrictive covenants contained in this Section 5.15(a): (A) owning less than five percent (5%) of any class of securities traded on a national stock exchange issued by any Person engaged in the Restricted Business; (B) acquiring the equity securities or assets of any Person of which less than twenty percent (20%) of its revenues are attributable to the Restricted Business; and (C) the conduct and continuation of business operations of the kind currently conducted (including fulfillment of existing obligations under contracts currently in effect) in the Counties of Greene, Fayette, Somerset, Bedford, Indiana, Clearfield, Cambria and Blair in Pennsylvania and Preston County in West Virginia.

(b) For a period of two (2) years following the Closing, Acquirer shall not, directly or indirectly through any Person or contractual arrangement, solicit, recruit or hire any person who on the date of this Agreement is an employee of Contributor (other than the Covered Employees); provided that, the foregoing shall not prohibit (A) hiring any such employee who responds to a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at such employees or (B) Acquirer or any of its Affiliates from soliciting, recruiting or hiring any such employee who has ceased to be employed or retained by Contributor or any of its Affiliates for at least twelve (12) months.

(c) Each Party acknowledges that the covenants of such Party set forth in this Section 5.15 are an essential element of this Agreement and that any breach by a Party of any provision of this Section 5.15 may result in irreparable injury to the other Party. Each Party acknowledges that, in the event of such a breach, in addition to all other remedies available at Law, the other Party shall be entitled to seek equitable relief, including injunctive relief, as well as such other remedies as may be available at law and equity. Each Party has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.15 are reasonable and proper to protect the legitimate interest of the other Party.

(d) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of Section 5.15(a) are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Contributor’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Acquirer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of Section 5.15(a) because taken together they are more extensive than necessary to assure to Acquirer the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions of Section 5.15 that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 5.16 Casualty Event.

(a) If, before the Closing, all or any portion of the tangible assets of the Company (the “Company Systems”) are damaged or destroyed in whole or in part (the portion of the Company Systems so damaged or destroyed, the “Damaged Portion”), as a result of any event following the date hereof and prior to the Closing (a “Casualty Event”), Contributor shall notify Acquirer promptly in writing (a “Casualty Event Notice”) of the Casualty Event. The Casualty Event Notice shall include: (i) a reasonable description of the facts and circumstances surrounding the Casualty Event; (ii) Contributor’s preliminary assessment of the effect of the Casualty Event on the Company Systems; (iii) Contributor’s preliminary assessment of whether, and the extent to which, any Losses sustained as a result of such Casualty Event are covered by one or more of Contributor’s insurance policies then in effect; and (iv) Contributor’s election pursuant to Section 5.16(b), if applicable.

(b) If (i) Contributor reasonably expects the Damaged Portion resulting from a Casualty Event can be fully remedied and (ii) the Uninsured Casualty Loss Amount resulting from such Casualty Event is greater than $5,000,000 but less than $50,000,000, then Contributor may elect, by written notice to Acquirer, to (x) remedy such Damaged Portion or (y) reduce the amount of the Purchase Price by such Uninsured Casualty Loss Amount. If, with respect to any Casualty Event, Contributor elects to remedy the Damaged Portion resulting therefrom or reduce the Purchase Price pursuant to this Section 5.16(b), then such Casualty Event shall have no effect for purposes of determining whether Acquirer’s conditions to Closing set forth in Section 7.2 have been fulfilled. If, with respect to such Casualty Event, Contributor elects neither to remedy the Damaged Portion resulting therefrom nor reduce the Purchase Price pursuant to this Section 5.16(b), then such Casualty Event shall be taken into account for purposes of determining whether Acquirer’s conditions to Closing set forth in Section 7.2 have been fulfilled.

(c) If Contributor elects to remedy the Damaged Portion pursuant to Section 5.16(b): (i) Contributor shall promptly commence and diligently remedy such Damaged Portion at its sole cost and expense; (ii) Contributor shall be entitled to all of the insurance proceeds to which Contributor or any of its Affiliates are entitled with respect to such Casualty Event; and (iii) the Closing and the Outside Date shall be delayed and extended for such reasonable time as is necessary for Contributor to complete any such repair or restoration.

(d) If the Uninsured Casualty Loss Amount resulting from a Casualty Event is in excess of $50,000,000, then either Party can terminate this Agreement by written notice to the other Party, unless the Parties agree to a mutually acceptable reduction in the Purchase Price. If the Uninsured Casualty Loss Amount resulting from a Casualty Event is $5,000,000 or less, then: (i) neither Party’s rights or obligations under this Agreement shall be affected in any way; (ii) there will not be a breach of any representation or warranty by Contributor as a result of the Damaged Portion; (iii) neither Party will have any right of termination under this Agreement as a result of the Damaged Portion; and (iv) there shall be no change to the Purchase Price pursuant to this Section 5.16.

Section 5.17 Assignment of Certain Insurance Policies.

On or prior to the Closing Date, Contributor shall assign, or shall cause to be assigned, to the Company the insurance policy or policies set forth in Schedule 3.17 under the headings “Builder’s Risk Insurance Policy” and “Environmental Liability Insurance Policy” with substantially the same terms and conditions (including coverage, premium amount and limitations of liability) as those currently contained in such insurance policies (collectively, the “Assigned Insurance Policies”). Acquirer shall use commercially reasonable efforts to cause Contributor to be named, or continue to be named, as an additional insured party under the Assigned Insurance Policies.

Section 5.18 Financing Cooperation.

(a) Contributor shall use its reasonable efforts and shall cause the Company and their respective Representatives to use their reasonable efforts to provide to Acquirer, at Acquirer’s sole expense, all cooperation reasonably requested by Acquirer in connection with the arrangement of any bridge or other debt financing entered into by Acquirer in connection with the Closing and the transactions contemplated by this Agreement (a “Debt Financing”).

(b) Acquirer acknowledges that obtaining the Debt Financing in connection with the Closing is not a condition to Acquirer complying with its obligations under this Agreement, including closing the transactions contemplated herein following satisfaction or waiver of the conditions in Section 7.2.

ARTICLE 6

TAX MATTERS

Section 6.1 Transfer Taxes.

Acquirer and Contributor shall each be responsible for 50% of any and all excise, sales, use, stamp, transfer, documentary, filing, recordation, value added Taxes and other similar Taxes and fees, if any, that are actually incurred as a result of the purchase and the sale of the Purchased Interests, together with any interest, additions or penalties with respect thereto and interest thereon (collectively, “Transfer Taxes”). Acquirer and Contributor shall cooperate in good faith to minimize, to the extent permissible under applicable Laws, the amount of any such Transfer Taxes and shall cooperate and timely make all filings, returns, reports, and forms with respect to such Transfer Taxes. Acquirer and Contributor shall execute and deliver to each other at the Closing any appropriate exemption certificate relating to any available exemption from Transfer Taxes.

Section 6.2 Tax Returns.

(a) Contributor shall prepare and timely file or cause to be prepared and timely filed all Tax Returns required to be filed by the Company for all taxable periods ending on or prior to the Closing Date that are due after the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practices, except to the extent otherwise required by applicable Law.

(b) Acquirer shall cause the Company to prepare and timely file all Tax Returns required to be filed by the Company (other than Tax Returns required to be prepared and filed by Contributor pursuant to Section 6.2(a)) that are due after the Closing Date.

(c) Not less than twenty (20) days prior to the due date for filing of any Tax Return described in Section 6.2(a) or Section 6.2(b) for which the other Party has any liability, the filing Party shall deliver a copy of such Tax Return to the other Party for its review and reasonable comment. The filing Party shall cause such Tax Return (as revised to incorporate the other Party’s reasonable comments) to be timely filed and will provide a copy to the other Party. Contributor shall pay directly to Acquirer in accordance with Section 9.2(e) the portion of the Taxes shown due on such Tax Return that constitute Pre-Closing Taxes no later than two (2) days prior to the due date for the filing of any such Tax Return and the Acquirer shall pay to the applicable Governmental Authority the amount of Taxes shown such on such Tax Return no later than the due date for filing such Tax Return.

Section 6.3 Pre-Effective Straddle Period Taxes.

For purposes of determining the portion of any Taxes imposed on the Company for any Straddle Period that are Pre-Closing Taxes, the portion of such Taxes attributable to the Pre-Effective Straddle Period shall, in the case of any Taxes that are imposed on a periodic basis and are payable for the Straddle Period, the portion of such Tax which relates to the Pre-Effective Straddle Period be (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

Section 6.4 Amended Tax Returns.

Unless required by applicable Law, no amended Tax Return with respect to a Pre-Effective Period or Straddle Period shall be filed by or on behalf of the Company without consent of the Contributor.

Section 6.5 Tax Refunds.

The amount of any refunds or credits of Taxes of the Company for any Pre-Effective Period shall be for the account of Contributor. The amount of any refunds or credits of Taxes of the Company for any Tax period beginning after the Closing Date shall be for the account of Acquirer. The amount of any refund or credit of Taxes of the Company for any Straddle Period shall be equitably apportioned between Acquirer and Contributor in accordance with the principles set forth in Section 6.3. Each Party shall forward, and shall cause its Affiliates to forward, to the other Party entitled to receive a refund or credit of Tax pursuant to this Section 6.5, the amount of such refund within ten (10) days after such refund is received, together with any interest received with respect to such refund or credit. Acquirer shall take all commercially reasonable actions, and shall cause the Company to take all commercially reasonable actions, to obtain any Tax refunds to which Contributor would be entitled pursuant to this Section 6.5.

Section 6.6 Cooperation.

Each Party shall, and shall cause their respective Affiliates to, provide to the other Party such cooperation, documentation and information as any of them reasonably may request in filing any

Tax Return, determining a liability for Taxes or conducting any audit, litigation, or other proceeding (each, a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of All Parties.

The obligations of the Parties to consummate the Closing are subject to the satisfaction of the following conditions:

(a) Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated or any applicable approval thereunder shall have been obtained.

(b) No order, injunction or decree issued by a court of competent jurisdiction preventing the consummation of the Closing or any of the material transactions contemplated by this Agreement or the other Transaction Documents shall be in effect.

Section 7.2 Conditions to Obligations of Acquirer.

The obligation of Acquirer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) The representations and warranties of Contributor contained in Section 3.1, Section 3.2 and Section 3.4 (disregarding all qualifications as to materiality and Material Adverse Effect and qualifications of similar import contained therein) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specific time, which shall be true and correct in all material respects only as of such time), and (ii) all other representations and warranties of Contributor contained in this Agreement shall be true and correct at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specific time, which shall be true and correct in all respects only as of such time), except (disregarding all qualifications as to materiality and Material Adverse Effect and qualifications of similar import contained therein) where the failure of such representations and warranties, individually or in the aggregate, to be true and correct would not reasonably be expected to have a Material Adverse Effect.

(b) Contributor shall have performed in all material respects all of the covenants and agreements required to be performed by Contributor under this Agreement at or prior to the Closing.

(c) Contributor shall have complied with Section 5.11 in all respects.

(d) Contributor shall have delivered or caused to be delivered to Acquirer a statement pursuant to Treasury Regulation Section 1.1445 2(b)(2) certifying that Contributor is not a foreign person.

(e) Contributor shall have delivered or caused to be delivered a certificate executed by a duly authorized officer of Contributor, dated the Closing Date, stating that the conditions to Acquirer’s obligations set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(f) Contributor and the Company shall have obtained those consents listed on Schedule 7.2(f), each in form and substance reasonably satisfactory to Acquirer, and copies thereof shall have been delivered to Acquirer.

(g) Acquirer shall have received the written resignations and release of claims to fees or expenses of each of the managers and officers of the Company, each in form and substance reasonably satisfactory to Acquirer.

(h) Acquirer shall have received the items listed in clauses (iii), (v) and (vi) of Section 2.2(b).

(i) Contributor shall have complied in all respects with Section 5.17.

Section 7.3 Conditions to Obligations of Contributor.

The obligations of Contributor and the Company to consummate the Closing are subject to the satisfaction of the following further conditions:

(a) (i) The representations and warranties of Acquirer contained in Section 4.1, Section 4.2 and Section 4.9 (disregarding all qualifications as to materiality and qualifications of similar import contained therein) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specific time, which shall be true and correct in all material respects only as of such time), and (ii) all other representations and warranties of Acquirer contained in this Agreement shall be true and correct at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specific time, which shall be true and correct in all respects only as of such time), except (disregarding all qualifications as to materiality and qualifications of similar import contained therein) where the failure of such representations and warranties, individually or in the aggregate, to be true and correct would not reasonably be expected to have a material adverse effect on Acquirer’s ability to consummate the transactions contemplated by this Agreement.

(b) Acquirer shall have performed in all material respects all of the covenants and agreements required to be performed by Acquirer under this Agreement at or prior to the Closing.

(c) Acquirer shall have delivered a certificate executed by a duly authorized officer of Acquirer, dated the Closing Date, stating that the conditions to Contributor’s obligations set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Contributor (or the Escrow Agent, in the case of Section 2.2(b)(ii)) shall have received the items listed in clauses (i), (ii) and (v) of Section 2.2(b).

Section 7.4 Frustration of Closing Conditions.

Neither Party may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse such Party’s obligation to effect the transactions contemplated by this Agreement if such failure was caused by such Party’s failure to use the standard of efforts required from such Party to consummate the transactions contemplated by this Agreement, including as required by and subject to Section 5.5.

ARTICLE 8

TERMINATION

Section 8.1 Grounds for Termination.

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Contributor and Acquirer;

(b) by either Contributor or Acquirer if the Closing shall not have been consummated on or before the ninetieth (90th) day following the date of this Agreement (the “Outside Date”); provided that, if the U.S. Department of Justice or the U.S. Federal Trade Commission issues a request for “additional information and documentary material relevant to the proposed acquisition” with respect to the transactions contemplated by this Agreement pursuant to 15 U.S.C. § 18a, then either Contributor or Acquirer shall have the right extend such period by an additional ninety (90) days, such that the Outside Date shall be the one hundred eightieth (180th) day following the date of this Agreement; provided further that, the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated prior to the Outside Date;

(c) by Contributor, if Acquirer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and (i) such breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3, (ii) such failure of condition cannot be cured or, if curable, has not been cured prior to the earlier of thirty (30) days following receipt by Acquirer of written notice of such breach or failure to perform or two (2) Business Days prior to the Outside Date, and (iii) such breach or failure to perform or such failure of condition has not been waived by Contributor;

(d) by Acquirer, if Contributor breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and (i) such breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2, (ii) such failure of condition cannot be cured or, if curable, has not been cured prior to the earlier of thirty

(30) days following receipt by Contributor of written notice of such breach or failure to perform or two (2) Business Days prior to the Outside Date, and (iii) such breach or failure to perform or such failure of condition has not been waived by Acquirer; or

(e) by either Contributor or Acquirer if consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

provided that, the right to terminate this Agreement pursuant to this Section 8.1 shall not be available to any Party if such Party has failed in any material respect to fulfill any of its obligations under Section 5.5 of this Agreement. The Party desiring to terminate this Agreement pursuant to this Section 8.1 shall give written notice of such termination to the other Parties.

Section 8.2 Effect of Termination.

If this Agreement is terminated as permitted by Section 8.1, this Agreement shall become void and of no effect without liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, that notwithstanding anything in the foregoing to the contrary, no such termination shall relieve any Party of any liability for damages to any other Party resulting from any material breach of this Agreement occurring prior to such termination. The provisions of this Section 8.2 and Section 5.2(b) and Article 10 shall survive any termination of this Agreement pursuant to Section 8.1.

ARTICLE 9

SURVIVAL; INDEMNIFICATION

Section 9.1 Survival.

(a) The representations and warranties of the Parties under this Agreement, and the covenants, agreements and obligations of Contributor contained in this Agreement to be performed prior to the Closing Date, shall survive the Closing for a period of fifteen (15) months after the Closing; provided that, the representations and warranties set forth in:

(i) Sections 3.1 (Organization), 3.2(a) (Authority), 3.4 (Capitalization; Ownership) and 3.18 (Brokers’ Fees), on the one hand (collectively, the “Contributor Fundamental Representations”), and Sections 4.1 (Organization), 4.2(a) (Authority), 4.6 (Financing), 4.8 (Brokers’ Fees) and 4.9 (Capitalization), on the other hand (collectively, the “Acquirer Fundamental Representations”), shall survive the Closing indefinitely; and

(ii) Section 3.16 (Taxes) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations, including any extension thereof, with respect to the particular matter that is the subject matter thereof.

(b) The covenants, agreements and obligations of the Parties contained in this Agreement (other than the covenants, agreements and obligations of Contributor contained in this Agreement to be performed prior to the Closing Date) shall survive the Closing indefinitely. Notwithstanding Section 9.1(a), any breach of representation, warranty or covenant in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 9.1(a), if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have properly been given to the Party against whom such indemnity may be sought prior to the time at which it would otherwise terminate pursuant to Section 9.1(a).

Section 9.2 Indemnification.

(a) Effective after the Closing, subject to the terms and conditions of this Article 9, Contributor hereby indemnifies Acquirer, its Affiliates (including the Company) and their respective Representatives (collectively, the “Acquirer Indemnified Parties”) against and shall hold each of them harmless from any and all Losses, whether or not including a Third Party Claim, incurred or suffered by any such Acquirer Indemnified Party based upon, attributable to or resulting from:

(i) any inaccuracy in or breach of any representation or warranty made by Contributor in this Agreement or in any certificate delivered pursuant to Sections 2.2 or 7.2 (provided that, for the sole purpose of determining Losses (and not for determining whether or not any breaches of representations and warranties of Contributor have occurred), any qualification or exception contained therein relating to materiality (including Material Adverse Effect) shall be disregarded) or any breach of any covenant, agreement or obligation of Contributor contained in this Agreement to be performed prior to the Closing Date;

(ii) any breach of any covenant, agreement or obligation of Contributor contained in this Agreement, other than those to be performed prior to the Closing Date;

(iii) any and all environmental liabilities incurred or suffered by the Company arising from or associated with the Company’s ownership of the Superfund Site; and

(iv) any Pre-Closing Taxes.

(b) Notwithstanding Section 9.2(a) above:

(i) Contributor shall not be liable for any Losses under Section 9.2(a)(i) except to the extent that the aggregate amount of such Losses equals or exceeds $12,500,000 (the “Basket Amount”), in which case Contributor shall only be liable for the amount of such Losses in excess of the Basket Amount; provided that, the foregoing limitation shall not apply with respect to any inaccuracy in or breach of any representation or warranty set forth in the Contributor Fundamental Representations, in the last sentence of Section 3.10(d) or in Section 3.16 (Taxes), or to Fraud on the part of Contributor or any breach of the covenants, agreements or obligations of Contributor set forth in Article 2;

(ii) Contributor’s maximum liability for any Losses under Sections 9.2(a)(i) shall not exceed $175,000,000; provided that, the foregoing limitation shall not apply with respect to any inaccuracy in or breach of any representation or warranty set forth in the Contributor Fundamental Representations, in the last sentence of Section 3.10(d) or in Section 3.16 (Taxes), or to Fraud on the part of Contributor, and shall not apply to (A) any knowing and intentional breach by Contributor of any of the covenants, agreements or obligations of Contributor set forth in Article 5 that are to be performed prior to the Closing Date or (B) any breach of any of the covenants, agreements or obligations of Contributor set forth in Article 2;

(iii) Contributor’s maximum liability for any Losses under Section 9.2(a) shall not exceed the Final Purchase Price (not taking into account any adjustment based on the Indebtedness Amount); provided that, the foregoing limitation shall not apply with respect to Fraud on the part of Contributor; and

(iv) notwithstanding the provisions of Section 9.2(a)(iii), no recovery from Contributor may be had by Acquirer under Section 9.2(a)(iii) until the Company and Acquirer have first exhausted all legal rights to recovery that the Company or Acquirer have under the Olin Purchase Agreement and under the $25,000,000 environmental insurance policy from Indian Harbor Insurance Company with regard to the Olin site referenced in Schedule 3.17 (the “Environmental Liability Insurance Policy”) to the extent it shall have been assigned by Contributor to the Company prior to the Closing (it being understood and agreed that claims for indemnification by Acquirer under or pursuant to Section 9.2(a)(iii) shall not be in excess of $25,000,000 in the aggregate and must be made in writing prior to the currently designated expiration of the Environmental Liability Insurance Policy); provided that, any claim for indemnification made prior to such expiration shall survive until thirtieth (30th) day after the Company and Acquirer shall have exhausted the remedies described in the foregoing part of this clause (iv).

(c) Effective after the Closing, subject to the terms and conditions of this Article 9, Acquirer hereby indemnifies Contributor, its Affiliates and their respective Representatives (collectively, the “Contributor Indemnified Parties”) against and shall hold each of them harmless from any and all Losses incurred or suffered by any such Contributor Indemnified Party based upon, attributable to or resulting from:

(i) any inaccuracy in or breach of any representation or warranty made by Acquirer in this Agreement or in any certificate delivered pursuant to Sections 2.2 or 7.3 (provided that, for the sole purpose of determining Losses (and not for determining whether or not any breaches of representations and warranties of Acquirer have occurred), any qualification or exception contained therein relating to materiality shall be disregarded); and

(ii) any breach of any covenant, agreement or obligation of Acquirer contained in this Agreement.

(d) Notwithstanding Section 9.2(c) above, Acquirer’s maximum liability for any Loss under Section 9.2(c)(i) shall not exceed $60,000,000; provided that, the foregoing limitation shall not apply with respect to (i) any breach of the covenants, agreements or obligations of Acquirer set forth in Article 2, (ii) any inaccuracy in or breach of any representation or warranty set forth in the Acquirer Fundamental Representations or (iii) Fraud on the part of Acquirer.

(e) All Losses for which any Acquirer Indemnified Party is entitled to indemnity or reimbursement under Article 6 or Section 9.2(a) shall be paid by Contributor, in its discretion, (x) in cash or (y) by the delivery of WPZ Units or (z) in the case of claims made against the Escrow Account, by delivery of all or a portion of the Escrow Property held by the Escrow Agent as provided in this Section 9.2(e). “Escrow Period” means the period commencing on the Closing Date and ending on the date that is fifteen (15) months thereafter; provided that, such period shall be extended as provided in the Escrow Agreement with respect to any claim for indemnity or reimbursement made by an Acquirer Indemnified Party pursuant to Section 9.3 or 9.4 on or prior to the date that is fifteen (15) months after the Closing Date.

(i) If the Closing occurs, for any indemnification claims under Section 9.2(a)(i), the Escrow Property shall be the Acquirer Indemnified Parties’ sole and exclusive security and source of consideration and recovery, and the transfer of Escrow Units or payment of cash from the Escrow Account shall be the Acquirer Indemnified Parties’ sole and exclusive remedy therefor; provided that, the limitation in this Section 9.2(e)(i) shall not apply with respect to any inaccuracy in or breach of any representation or warranty set forth in the Contributor Fundamental Representations, in the last sentence of Section 3.10(d) or in Section 3.16 (Taxes) or to any knowing and intentional breach by Contributor of any of the covenants, agreements or obligations of Contributor set forth in Article 5 that are to be performed prior to the Closing Date or any breach of any of the covenants, agreements or obligations of Contributor set forth in Article 2. Acquirer Indemnified Parties shall not be limited to the Escrow Property for indemnification claims based on (A) Fraud on the part of Contributor, (B) Sections 9.2(a)(ii), 9.2(a)(iii) or 9.2(a)(iv), or (C) matters described in the proviso of the immediately preceding sentence, and they shall have the right to seek indemnification directly against Contributor without first exhausting the Escrow Property or seeking indemnification against the Escrow Account; provided that, Contributor may, in its sole discretion, satisfy any such indemnification claims by paying cash or delivering WPZ Units (other than the Escrow Units) to Acquirer in satisfaction of any such claim.

(ii) In the event that Contributor satisfies its indemnification obligation hereunder (or a portion thereof) by the delivery of Escrow Units or other WPZ Units (instead of cash), the number of such Escrow Units or other WPZ Units to be delivered to Acquirer shall be based on the quotient of (x) the aggregate dollar amount payable to the Acquirer Indemnified Party, divided by (y) the price equal to the volume-weighted average trading price of WPZ Units for the thirty (30) trading day period ending two (2) trading days prior to the date of payment.

(iii) Concurrently with providing notice of indemnity to Contributor under Section 9.3 or 9.4, during the Escrow Period, Acquirer also will provide written notice to the Escrow Agent of a claim for Losses or reimbursement under Sections 9.2(a)(i). Upon receipt of any such written claim notice, the Escrow Agent shall transfer a portion of the Escrow Property (either Escrow Units or cash, at the discretion of Contributor, based on the availability of Escrow Units and cash in the Escrow Account) to a Pending Claims Account (as defined in the Escrow Agreement) in an amount equal to the amount of Losses set forth in such written claim notice.

(iv) Upon the expiration of the Escrow Period, Contributor shall be entitled to a transfer of (A) any Escrow Units that are not held by the Escrow Agent in Pending Claims Accounts under the Escrow Agreement (the “Released Units”) and (B) any cash in the Escrow Account that is not held by the Escrow Agent in Pending Claims Accounts under the Escrow Agreement, in each case in accordance with the terms of the Escrow Agreement.

(v) At any time, the Parties may jointly instruct, in the manner provided in the Escrow Agreement, the Escrow Agent to transfer all or a portion of the Escrow Property to either Contributor or Acquirer, as the Parties may agree.

(vi) Any Escrow Units to be transferred to Acquirer from the Escrow Agent on behalf of any Acquirer Indemnified Party or other WPZ Units to be transferred to Acquirer by Contributor to satisfy an indemnification claim shall be accompanied by a fully executed stock power or other applicable assignment instrument in the form reasonably acceptable to Acquirer and Contributor.

(vii) Notwithstanding any provision contained in this Agreement or any of the other Transaction Documents, any dividends or other distributions made in respect of the Escrow Units (whether made in cash or equity securities and whether held in the Escrow Account or the Pending Claims Account) shall be paid (or issued) to Contributor, and all voting rights associated with the Escrow Units shall be exercised by Contributor.

Section 9.3 Third-Party Claim Procedures.

(a) The Party seeking indemnification under Section 9.2 (the “Indemnified Party”) agrees to give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any Third Party (“Third-Party Claim”) in respect of which indemnity may be sought under Section 9.2. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party) and, to the extent practicable, an estimate of Losses. So long as the notice thereof is given within the applicable survival period set forth in Section 9.1, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations or liability hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b) The Indemnifying Party shall be entitled to reasonable participation in the defense of any Third-Party Claim at its own cost. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against the Losses set forth in the Indemnified Party’s indemnification notice, the Indemnifying Party shall be entitled to assume the defense thereof with counsel selected by the Indemnifying Party reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall continue to be entitled to assert any limitation of any claims contained in this Article 9.

(c) If the Indemnifying Party elects to assume the defense of any such Third-Party Claim pursuant to Section 9.3(b), it shall, within thirty (30) days after receiving the Indemnified Party’s indemnification notice, notify the Indemnified Party in writing of its intent to do so and the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except as otherwise provided below. The Indemnifying Party shall have the right to assume control of such defense of the Third-Party Claim only for so long as it conducts such defense with diligence. The Indemnifying Party shall keep the Indemnified Parties advised of the status of such Third-Party Claim and the defense thereof on a reasonably current basis and shall consider in good faith the recommendations made by the Indemnified Parties with respect thereto. If the Indemnifying Party assumes the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 9.3, the Indemnified Party shall be entitled to participate in the defense of any such Third-Party Claim and to employ, at its expense, separate counsel of its choice for such purpose, it being understood, however, that the Indemnifying Party shall continue to control such defense; provided that, notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses) of the Indemnified Party if (i) the Indemnified Party’s outside counsel shall have reasonably concluded and advised in writing (with a copy to the Indemnifying Party) that there are defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party or (ii) the Indemnified Party’s outside counsel shall have advised in writing (with a copy to the Indemnifying Party) that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnified Party to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnified Party or imposes any continuing obligation on or requires any payment from the Indemnified Party without the Indemnified Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(d) Each Party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 9.4 Direct Claim Procedures.

If the Indemnified Party has a claim for indemnity under Section 9.2 against the Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party) and, to the extent practicable, an estimate of Losses. So long as the notice thereof is given within the applicable survival period set forth in Section 9.1, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

Section 9.5 Calculation of Losses.

(a) The amount of any Losses payable under Section 9.2 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, less reasonable costs or expenses incurred by the Indemnifying Party in obtaining such recovery. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification payment up to the amount actually received by the Indemnified Party (less (i) the aggregate amount of applicable Losses incurred or suffered by the Indemnified Party for which Indemnifying Party did not indemnify the Indemnified Party (it being understood and agreed that, for purposes of this clause, any amount of Losses set off against the Basket Amount shall be deemed to have been paid by the Indemnifying Party to the Indemnified Party) and (ii) any reasonable cost or expense incurred by the Indemnified Party in obtaining such recovery).

(b) The Indemnifying Party shall not be liable under Section 9.2 for any punitive or exemplary Losses, except to the extent the Indemnified Party is required to pay any amounts to any Third Party for such Losses in regard to a matter that is otherwise indemnifiable hereunder. In addition, notwithstanding anything herein to the contrary, Losses indemnifiable by Contributor under Section 9.2(a) shall expressly exclude any and all diminution in value of any Person other than the Company (or its successor), including any decrease in the value or price of WPZ Units.

(c) Contributor shall have no obligation to indemnify Acquirer or its Affiliates pursuant to Section 9.2 with respect to any Losses or alleged Losses to the extent that the matter forming the basis for such Losses or alleged Losses was taken into account in the determination of Final Purchase Price Adjustment Amount.

(d) Any indemnity payment under this Agreement shall be treated as an adjustment to the Final Purchase Price for Tax purposes.

Section 9.6 Exclusivity.

Except for equitable remedies and such other remedies expressly provided for in this Agreement, including those provided in Sections 2.3 and 10.12, after the Closing, this Article 9 will provide the exclusive remedy for each Party for any and all claims relating to this Agreement or the sale and purchase of the Company, including any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby (other than equitable remedies as they relate to breaches of covenants or other agreements contained herein to the extent such covenants or agreements are to be performed after the Closing), regardless of applicable Law or the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity or otherwise. Notwithstanding the foregoing, nothing herein shall preclude any Party from asserting a claim (a) of Fraud or (b) arising under any Transaction Document other than this Agreement

Section 9.7 Non-Recourse.

No Party shall have recourse whatsoever under this Agreement against any of the Representatives of the other Parties (including for such purposes, the Representatives of any Affiliate of a Party). Without limiting the generality of the foregoing, Acquirer, on behalf of itself and its Affiliates, and Contributor, on behalf of itself and its Affiliates, each hereby fully and irrevocably waive any right, claim or entitlement whatsoever against such Representatives relating to any and all Losses suffered or incurred by any of them arising from, based upon, related to, or associated with this Agreement or the transactions contemplated by this Agreement (including any breach, termination or failure to consummate such transactions) in each case whether based on contract, tort, strict liability other laws or otherwise and whether by piercing of the corporate veil, by claim on behalf of or by a Party or other Person or otherwise.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Notices.

All notices, requests and other communications to any Party pursuant to this Agreement shall be in writing (including facsimile transmission) and shall be given,

if to Acquirer, to:

Williams Partners L.P.

One Williams Center

Tulsa, OK 74172-0172

Attention: Senior Vice President, Corporate Strategic Development

Facsimile: (918) 573-4900

with copies (which shall not constitute notice) to:

Williams Partners L.P.

One Williams Center

Tulsa, OK 74172-0172

Attention: General Counsel

Facsimile: (918) 573-5942

and:

Gibson, Dunn & Crutcher LLP

1801 California Street

Suite 4200

Denver, CO 80202

Attention: Steven Talley

Facsimile: (303) 298-5907

if to Contributor, to:

Caiman Energy, LLC

5949 Sherry Lane, Suite 1300

Dallas, TX 75225

Attention: Tony Strehlow

Facsimile: (214) 580-3750

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin St., Suite 2500

Houston, TX 77002-6760

Attention: Douglas E. McWilliams

Facsimile: (713) 615-5725

or such other address or facsimile number as such Party may hereafter specify in writing for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed duly given when delivered personally (including by courier or overnight courier with confirmation), via facsimile (with confirmation) or delivered by an overnight courier (with confirmation), if, in any such case, confirmation is obtained prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

Section 10.2 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege in connection with this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 10.3 Expenses.

Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense; provided, however, that Acquirer shall pay all fees and expenses with respect to any filing made pursuant to the HSR Act (which, for the avoidance of doubt, shall not include any fees or expenses incurred by Contributor or its Affiliates relating to the preparation of such filing).

Section 10.4 Successors and Assigns; Assignment.

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party; provided further, that this proviso and Sections 10.6(b) and 10.7(b) shall inure to the benefit of the Debt Financing Sources. Notwithstanding the foregoing, Acquirer may assign any of its rights and obligations hereunder to an Affiliate of Acquirer as long as Acquirer remains primarily liable for all of its obligations hereunder.

Section 10.5 Governing Law.

This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to the conflicts of law rules thereof.

Section 10.6 Consent to Jurisdiction.

(a) The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Northern District of Texas or any Texas State court sitting in Dallas, Texas, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas, and each Party hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.1 shall be deemed effective service of process on such Party.

(b) Notwithstanding anything herein to the contrary, each of the Parties hereto agrees (i) that it will not, and it will not permit any of its Affiliates to, bring or support anyone else in bringing any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby in any forum other than any New York State court or federal court sitting in the City of New York in the Borough of Manhattan (and any appellate courts thereof) and (ii) to waive and hereby waive any right to trial by jury in respect of any suit, action or proceeding against any Debt Financing Source.

Section 10.7 Counterparts; Effectiveness; Third-Party Beneficiaries.

(a) This Agreement may be signed in any number of counterparts (including facsimile and electronic transmission counterparts), each of which shall be an original, with the same effect as if the signatures to this Agreement were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by the other Parties. Until and unless each Party has received a counterpart of this Agreement signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation under this Agreement (whether by virtue of any other oral or written agreement or other communication).

(b) Except as provided in Article 9, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities upon any Person other than the Parties and their respective successors and permitted assigns; provided that, notwithstanding any provision to the contrary contained in this Agreement, the Parties expressly acknowledge and agree that the Debt Financing Sources are express third party beneficiaries of, and may enforce as such the provisions of the last proviso in the first sentence of Section 10.4 and Sections 10.6(b) and 10.7(b) of this Agreement.

Section 10.8 Notification of Certain Matters.

Each Party shall give prompt notice to each other Party upon acquiring Knowledge of Contributor or Knowledge of Acquirer, as the case may be, of (a) the occurrence or nonoccurrence of any event which such Party has determined after obtaining knowledge thereof would be reasonably likely to cause any representation or warranty made by such Party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure, or the occurrence of nonoccurrence of any event of which such Party has determined after obtaining knowledge thereof would be reasonably likely to cause the failure, by such Party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 10.8 shall not limit or otherwise affect the remedies available to the Parties hereunder.

Section 10.9 Entire Agreement.

This Agreement, the other Transaction Documents and the Confidentiality Agreement (and all exhibits and schedules hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement.

Section 10.10 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.11 Disclosure Schedules.

Contributor has set forth information on the Disclosure Schedules that correspond to the sections of this Agreement to which each such Schedule relates. A matter set forth in one section of the Disclosure Schedules need not be set forth in any other section so long as its relevance to such other section of the Disclosure Schedules or section of this Agreement is reasonably apparent. The Parties acknowledge and agree that (a) the Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of Acquirer and (b) the disclosure by Contributor of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by Contributor that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 10.12 Specific Performance.

The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement (including failing to take such actions as are required under this Agreement in order to consummate the transactions contemplated by this Agreement) and that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this

Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the Outside Date, any Party brings any action to enforce specifically the performance of the terms and provisions of this Agreement by any other Party, the Outside Date shall automatically be extended by (a) the amount of time during which such action is pending, plus twenty (20) Business Days, or (b) such other time period established by the court presiding over such action.

Section 10.13 Waiver of Conflicts; Attorney Client Privilege.

(a) Acquirer waives and will not assert, and Acquirer agrees to cause its Affiliates (including the Company) to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Contributor or any of its Affiliates or any present or former shareholder, officer, employee, manager or director of Contributor or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby, by any legal counsel currently representing Contributor or any of its Affiliates in connection with this Agreement or any other agreements or transactions contemplated by this Agreement (the “Current Representation”).

(b) Acquirer waives and will not assert, and Acquirer agrees to cause its Affiliates (including the Company) to waive and not assert, any attorney client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Acquirer or any of its Affiliates, it being the intention of the Parties that all such rights to such attorney client privilege and to control such attorney client privilege shall be retained by Contributor; provided that, the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated thereby, or to communications with any Person other than the Designated Persons.

Section 10.14 No Presumption Against Drafting Party.

Each Party has fully participated in the negotiation and drafting of this Agreement. If an ambiguity, question or intent or question of interpretation arises, this Agreement must be construed as if drafted jointly, and there must not be any presumption, inference or conclusion drawn against any Party by virtue of the fact that its Representative has authored this Agreement or any portion hereof.

Section 10.15 Mediation.

Notwithstanding any other provision of this Agreement, the Parties agree that no formal dispute resolution procedure with respect to any dispute (including any claim for indemnification, but excluding the matters covered by Section 2.3) between the Parties (a

“Dispute”) may be commenced unless the Parties have fully complied with the dispute resolution procedures set forth in this Section 10.15. In the event that a Dispute arises among the Parties and such Dispute cannot be resolved by the personnel directly involved, such Dispute shall be submitted to non-binding mediation as set forth hereinbelow. Either Party may commence such mediation proceeding by providing to the other Party a written request for mediation. Thereupon, the Parties shall be obligated to engage in mediation. The Parties shall, in good faith, mutually agree, within ten (10) Business Days after delivery of the written request, to a Third Party mediator who is available to begin mediating such Dispute within twenty (20) Business Days after delivery of the written request. If such Dispute is not resolved within twenty (20) Business Days after such mediation has begun, either Party may terminate the mediation proceedings by written notice to the other Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

CAIMAN ENERGY, LLC

By:	/s/ Jack M. Lafield
Name:	Jack M. Lafield
Title:	President and Chief Executive Officer

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC,
its General Partner

By:	/s/ Donald R. Chappel
Name:	Donald R. Chappel
Title:	Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

SCHEDULES TO

CONTRIBUTION AGREEMENT

BETWEEN

CAIMAN ENERGY, LLC

AND

WILLIAMS PARTNERS L.P.

DATED AS OF MARCH 19, 2012

This document and any attachments hereto (these “Disclosure Schedules”) have been prepared in connection with, and are deemed a part of, that certain Contribution Agreement, dated as of March 19, 2012 by and between Caiman Energy, LLC, a Delaware limited liability company (“Contributor”), and Williams Partners L.P., a Delaware limited partnership (the “Contribution Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Contribution Agreement. These Disclosure Schedules are provided in accordance with the terms and subject to the conditions of the Contribution Agreement and shall constitute a part of the Contribution Agreement.

The information provided in these Disclosure Schedules is being provided solely for the purpose of making disclosures under the Contribution Agreement.

Matters reflected in these Disclosure Schedules are not necessarily limited to matters required by the Contribution Agreement to be reflected herein. Such additional matters are set forth for information purposes. The inclusion of any specific item in these Disclosure Schedules is not intended to imply that such item is or is not material (including whether such item would be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect), and no party shall use the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not included in a Schedule is or is not material for purposes of the Contribution Agreement. No disclosure in these Disclosure Schedules relating to any claim, action, lawsuit or proceeding, shall be construed as an admission of any liability or obligation of the Contributor to any third Person and no disclosure in these Disclosure Schedules relating to any possible breach or violation of any Contract, Law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Disclosure of any fact or item in these Disclosure Schedules referenced by a particular Schedule in the Contribution Agreement need not be set forth in any other section so long as the relevance of such fact or item to such other section of the Disclosure Schedules is reasonably apparent on its face.

Headings of sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of the Contribution Agreement.

Schedule Index

Schedule 1.1(a)	Pre-Approved Capital Expenditures
Schedule 1.1(b)	Scheduled Debt
Schedule 2.3	Accounting Methodology
Schedule 2.4	Purchase Price Allocation
Schedule 3.3(b)	Consents and Other Actions
Schedule 3.3(c)	Consents and Approvals
Schedule 3.6	Absence of Certain Changes
Schedule 3.7	Material Liabilities
Schedule 3.8(a)	Material Contracts
Schedule 3.8(b)	Material Breaches, Terminations and Releases
Schedule 3.9	Litigation
Schedule 3.10(a)	Compliance with Laws
Schedule 3.10(b)	Permits
Schedule 3.11(a)	Properties and Liens
Schedule 3.11(b)	Third Party Agreements
Schedule 3.11(c)	Rights-of-Way
Schedule 3.12	Intellectual Property
Schedule 3.13(a)	Environmental Matters
Schedule 3.14(b)	Employees
Schedule 3.14(c)	Rights to Terminate Employment
Schedule 3.15	Benefit Plans
Schedule 3.16	Taxes
Schedule 3.17	Insurance
Schedule 3.19	Sufficiency of Assets
Schedule 3.20	Related-Party Transactions
Schedule 3.21	Bank Accounts; Powers of Attorney
Schedule 5.1(a)	Conduct and Operations (General)
Schedule 5.1(b)	Conduct and Operations (Specific)
Schedule 5.5(i)	Further Assurances
Schedule 5.5(ii)	Further Assurances
Schedule 5.7	Surety Bonds
Schedule 5.9	Related-Party Transactions
Schedule 7.2(f)	Consents

SCHEDULE 1.1(a)

PRE-APPROVED CAPITAL EXPENDITURES

Active AFEs
AFE#	Name
210101	Ft. Beeler Pipeline System
210104	Ft Beeler PL—Ph 1 Extension
210105	NGL Fractionator
210108	12” SW Marshall Extension
210109	Condensate Gath. System—Ph 1
210111	Ft Beeler Cryo I Plant (120)
210114	NGL PIpeline
210115	6” McClain Lateral (TE)
210116	12” Lateral to Grenadier
210117	24” to DAC/Grenadier
210118	6” Groves Extension (TE)
210141	24” to TE Wetzel
210150	Ft Beeler Cryo II Plant (200)
210151	12” Extension to Wetzel Cty.
210152	12” Lucey Extension (TE)
210153	6” Keaton Extension (TE)
210154	6” Hazlett Lat-Bardall N. (AB)
210155	Condensate—Hazlett Lateral
210156	Condensate—Crow Lateral
210157	Condensate—Ext to Nice-Potts
210159	6” Siburt Well Connect (AB)
210163	6” Cunningham Lateral
210164	6” Hunter Pethtel
210165	8” Goshorn Ridge
210168	Kittle
210169	6” Longworth 1H
210170	16” Connor Lateral
210171	Compression—Flash Gas
210172	12” YoHo Lateral
210175	Ft Beeler Cryo III Plant (200)
210177	Condensate—Longworth
210178	Condensate—Cunningham
210181	Condensate—Hunter Pethtel
210182	TE—Woodruff #1H
210184	Whipkey 3H (TE)

Schedule 1.1(a)

1

Active AFEs
AFE#	Name
210186	16” Ext. to Moundsville Frac.
210188	Maury: Wetzel Co- Stone Energy
210190	16” Monroe County Extension
210191	4” Cond Ext to YoHo Tie-In
210193	8” Ethane Line
210194	24” Utica Extension
210195	Ft Beeler Cryo IV Plant (200)
210196	12” Wetzel County Loop
210198	Tyler County Ext (Petro-Edge)
210199	Marshall County Upgrades
210200	Ft Beeler Plant Bypass
210201	Corley Expansion
210202	Moundsville Fractionator II
210203	Victory Expansion
210204	CEM Condensate Improvements
210205	Automated Pig Launchers
210206	Chesapeake Infield Gathering
210207	Condensate System Upgrade
210208	Corley Condensate
700011	Longwall Mitigation Maint.
70001G	Condensate—Corley Coriolis
70001G	Condensate—Nice Coriolis
70001H	Snyder Slip-Launch/Rec Relo.
70001G	Rose/Channing Launcher
70001G	Condensate—Hunter Pethel Cor
70001G	Condensate System Modification
70001H	Slip Repairs
70001I	Crow Equipment Removal
70001J	McLain Equipment Removal
70001K	Siburt Equipment Removal
70001L	Snyder Equipment Removal

Schedule 1.1(a)

2

Modeled Projects (not pursued in Q1)

AFE#	Name
Unassigned	CHK Panhandle
Unassigned	Stone Condensate
210179
Unassigned	Chevron Laterals
210192
Unassigned	Rich System Compression
210167
Unassigned	Pumps Station
210176
210112
210134
210126
210128
210129
210173
210185
210197
210162
210187
920001

21050A	Powerline
Unassigned	TE Laterals
Unassigned	PetroEdge

Schedule 1.1(a)

3

Updated Q1 AFE Spending

AFE#	Name
210151	12” Extension to Wetzel Cty.
210172	12” YoHo Lateral—Supplement
210202	Moundsville Fractionator II
210207	Condensate System Upgrade
210204	CEM Condensate Improvement
210201	Corley Expansion
210208	Corley Condensate
210205	Automated Pig Launchers
210206	Chesapeake Infield Gathering
210203	Victory Expansion

Designated AFEs (from above)

AFE#	Name
210150	Ft Beeler Cryo II Plant (200)
210182	TE—Woodruff #1H
210198	Tyler County Ext (Petro-Edge)

Schedule 1.1(a)

4

SCHEDULE 1.1(b)

SCHEDULED DEBT

1.	Revolving credit facility under that certain Credit Agreement among Caiman Energy, LLC, each lender from time to time party thereto and Bank of America, N.A. dated March 31, 2011, not amended.

2.	Master Finance Lease between Zions Credit Corporation dba Amegy Equipment Funding Group and Caiman Eastern Midstream, LLC dated September 14, 2011, including that Equipment Schedule dated February 29, 2012 and that Addendum to Equipment Schedule dated February 29, 2012, as amended by that Addendum to Master Finance Lease between Zions Credit Corporation dba Amegy Equipment Funding Group and Caiman Eastern Midstream, LLC dated June 23, 2011, and further amended by that Lessee’s Option to Purchase Equipment dated February 29, 2012.

3.	Intercompany Loan Agreement between Caiman Energy, LLC and Caiman Eastern Midstream, LLC dated December 31, 2011.

Schedule 1.1(b)

5

SCHEDULE 2.3

ACCOUNTING METHODOLOGY

The Company will provide the “Estimated Closing Date Balance Sheet”, “Estimated Net Working Capital”, the “Estimated Pre-Closing Capital Expenditures Amount” and the “Estimated Purchase Price Adjustment Amount” as specified below.

A.	Estimated Closing Date Balance Sheet—will contain the following classifications, derived and supported in such a manner as defined herein, all of which will be supported by sufficient general ledger detail and supporting documentation for review and confirmation:

1.	Cash & Cash Equivalents—there will be no balances to report as these elements are maintained by an Affiliate. The Company does not have any bank accounts.

2.	Accounts Receivable (“A/R”)—the following components are maintained in the Company’s A/R account and will be derived and documented in the following manner:

a)	Revenue—will be based on invoiced (actuals) and uncollected revenues, to the extent they exist, as well as accrued revenues for the current month of business. The accrual will be based on the Company’s accrual model results for the month in which the closing occurs. Principally, the model calculates the accrual based on forecasted volumes and actual contracted rates/fees for the month. The amount of the accrual will be proportionally adjusted based on available scada volumes for the days of flow and projected forward to the Closing Date.

b)	Billing for Aid-In-Construct – are recorded as invoiced to the customer. The balance in this account will be supported by invoices presented to the customer and any offsetting receipts.

c)	Imbalance—gas and liquid imbalances are calculated and supported by the Company’s monthly allocation and invoice for each particular system or plant. Company will use the imbalance from the most recently submitted invoice.

d)	Volume Commitment—relates to a minimum flow requirement on a particular contract. Company will use the value carried on the most recently submitted invoice.

e)	Other—any other receivables will be supported by appropriate documentation.

3.	Prepaid Expenses (“Prepaids”)—are characterized as distinguished below.

a)	Cash/Surety Bond—balances will be supported by either a cash receipt if they are cash bonds or some other type of security document whether that be a Letter of Credit or Bond. Currently the Company only has Cash Bonds outstanding which are in support of West Virginia permits.

Schedule 2.3(a)

6

b)	Vendor Advances—are required by some vendors contracts and are generally returned or applied to final invoices upon satisfactory project completion. These advances will be supported by the contract and payment made on behalf of the Company.

c)	Deposits—are required by various vendor / service providers which are primarily utility deposits for the Company. The balance will be supported by invoices and/or any receipts reducing such deposits. These balances are fairly static.

d)	Other—any other prepaid expenses will be supported by appropriate documentation.

4.	Property, Plant, and Equipment (“PP&E”)—will be an accumulation of actual expenditures paid and recorded by the company in addition to the amounts accrued in 6(a) below.

5.	Accounts Payable (“A/P”)—consists of the following types of A/P accounts

a)	Trade A/P—the balance will be supported by invoices that have been recorded in the sub and general ledger of the Company as of three days prior to the Closing Date.

b)	Project Retention A/P—exists when construction contracts provide for a percentage of invoice to be withheld until satisfactory completion of a project. The balance in this account will be supported by the contract, an invoice, and a schedule detailing the amounts withheld for retention.

c)	Other A/P—any other accounts payable will be supported by appropriate documentation.

6.	Accrued Payable balances are determined for Capex, Opex, and G&A:

a)	Capex Accrual—will include (a) unposted invoices still in the approval process and (b) Operations personnel’s projections of work performed for which the Company has not yet received the invoice. The accrual will account for the activities performed up to the Closing Date.

b)	Opex Accrual—will include any worked performed in support of operating and maintaining the assets, but not yet invoiced and /or recorded in the Company’s ledger. A large component of the accrual is related to ad valorem tax. The monthly ad valorem is based on the Company’s capital forecast and will be reduced proportionately on a straight-line basis should closing occur prior to the end of the month.

c)	G&A Accrual—each month the Company is allocated and charged a prorata share of the Contributor’s G&A. An accrual will be recorded on the Company’s books for an amount calculated by multiplying the Contributor’s budgeted G&A expense for the month of closing times the allocation percentage determined (and supported) by the Contributor and further reduced proportionately by the number of days of the month prior to the Closing Date.

Schedule 2.3(a)

7

d)	Employee Accrual—will include accruals for employee-related costs to be paid by the Acquirer, including bonus and paid time off accruals.

7.	Long Term Deferred Revenue—is related to a Chevron condensate system contract whereby the cash received under the contract is accelerated faster than the amortization period for revenue recognition. The monthly change to Deferred Revenue is consistent month to month and will readily to be prorated to any mid-month settlement.

8.	Intercompany notes payable—represents the cumulative balance due to the Company’s parent and other affiliates.

9.	Member’s Equity (Deficit)—will represent the cumulative retained earnings of the Company from its inception including a prorated net income attributable to the month of the Closing Date.

B.	Estimated Net Working Capital—is calculated by adding the Current Assets (items A.1, A.2 and A.3 above) and subtracting the sum of (i) Current Liabilities (items A.5 and A.6, above) and (ii) Long Term Deferred Revenue A.7. To the extent that any of the Net Working Capital items are settled or paid directly to a vendor or customer (i.e. replacement of a cash or surety bond), those amounts will be excluded from consideration in the Estimate Net Working Capital. For purposes of clarity, Estimated Net Working Capital does not include any indebtedness accounts. See attached example calculation.

C.	Estimated Pre-Closing Capital Expenditures Amount—this amount represents the amount of cost incurred on the Company’s capital projects between January 1, 2012 and the Closing Date for Pre-Approved Capital Expenditures less the sum of (i) Aid In Construction receipts from January 1, 2012 through the date of the Estimated Closing Date Balance Sheet and (ii) Aid in Construction Receivables on the Closing Date Balance Sheet. These costs will be exclusive of any Capitalized Interest charged to the Company. The amount will be derived as follows:

1.	The sum of all Pre-Approved Capital Expenditures recorded in the general ledger of the Company, including amounts accrued in 6(a) above, with a date incurred of January 1, 2012 or later. This total will represent invoices or journal entries paid, accrued or otherwise recorded to the asset accounts of the Company during this timeframe.

2.	Less (a) the sum of any asset sales from January 1, 2012 through the date of Estimated Closing Date Balance Sheet, (b) the sum of any PP&E material transfers outside of the company from January 1, 2012 through the date of the Estimated Closing Date Balance Sheet (c) the sum of Aid In Construction receipts from January 1, 2012 through the date of the Estimated Closing Date Balance Sheet and (d) Aid In Construction on the Closing Date Balance Sheet.

Schedule 2.3(a)

8

D.	Estimated Purchase Price Adjustment—is the amount equal to the following;

1.	The amount of the Estimated Net Working Capital defined in B above, less

2.	The Target Net Working Capital, plus

3.	The amount of the Estimated Pre-Closing Capital Expenditures Amount derived in C above, less

4.	The Target Pre-Closing Capital Expenditures Amount, less

5.	The Estimated Indebtedness Amount.

Schedule 2.3(a)

9

Example for Schedule 2.3—Accounting Methodology

As clarification to the application of the methodology described in Schedule 2.3, the following is a calculation of estimated net working capital based on the audited December 31, 2011 balance sheet.

Estimated Net Working Capital

Based on December 31, 2011 balances:
Cash and cash equivalents	$0
Accounts receivable	4,375,007
Prepaid expenses	15,000
Deposits and other assets	256,392
Vendor advances	1,686,041

Total current assets	$6,332,440

Accounts Payable	$(10,606,825)
Accrued and other liabilities	(48,911,012)
Employee accruals	(0)
Other Current Liabilities	0
Total current liabilities	$(59,517,837)

Current Assets—Current Liabilities	$(53,185,397)

Long Term Deferred Revenue	$(683,287)
Estimated Net Working Capital	$(53,868,684)

Schedule 2.3(a)

10

SCHEDULE 2.4

PURCHASE PRICE ALLOCATION

The Final Purchase Price, liabilities of the Company, and any other items constituting consideration for applicable income Tax purposes shall be allocated among the assets of the Company in a manner consistent with the following:

Assets included in the determination of Net Working Capital shall be allocated an amount equal to the amount of such items as reflected in the Final Working Capital.

Property, plant and equipment and other tangible assets (other than assets included in the determination of Net Working Capital) shall be allocated an amount no greater than the historic cost of such assets.

Any remaining purchase price shall be allocated to goodwill and other intangible assets.

Schedule 2.4

11

SCHEDULE 3.3(b)

CONSENT AND OTHER ACTIONS

Part I

The following contracts require consent or notice before a change of control of Caiman Eastern Midstream, LLC.

1.	Master Compression Services Agreement between EXLP Operating LLC and Caiman Energy, LLC dated December 1, 2009.

2.	Master Finance Lease between Zions Credit Corporation dba Amegy Equipment Funding Group and Caiman Eastern Midstream, LLC dated September 14, 2011, including that Equipment Schedule dated February 29, 2012 and that Addendum to Equipment Schedule dated February 29, 2012, as amended by that Addendum to Master Finance Lease between Zions Credit Corporation dba Amegy Equipment Funding Group and Caiman Eastern Midstream, LLC dated June 23, 2011, and further amended by that Lessee’s Option to Purchase Equipment dated February 29, 2012.

3.	Tank Lease Agreement between Total Energy Corp. and Caiman Holdings, LLC dated April 2011, not amended. Caiman Holdings, LLC assigned its interest to Caiman Eastern Midstream, LLC by that Assignment dated April 1, 2011.

4.	Environmental Covenant among Olin Corporation, Honeywell International, Inc. and Caiman Eastern Midstream, LLC dated August 15, 2011.

5.	Purchase and Sale Agreement among CNX Gas Company LLC, CNX Land Resources Inc., Caiman Energy, LLC and Caiman Eastern Midstream, LLC dated October 24, 2011, as amended by that Amendment No. 1 to Purchase and Sale Agreement by and among CNX Gas Company LLC and CNX Land Resources Inc., as the Consol Entities, and Caiman Energy, LLC and Caiman Eastern Midstream, LLC as the Caiman Entities dated February 15, 2012.

Part II

The following contracts are expected to be assigned from Caiman Energy, LLC to Caiman Eastern Midstream, LLC prior to Closing and such assignment requires consent.

1.	Gas Compression Master Service Agreement between USA Compression and Caiman Energy, LLC dated July 26, 2010. (Schedules have been updated and/or amended for each compressor leased, but no amendment to the base MSA.)

2.	Master Compression Services Agreement between EXLP Operating LLC and Caiman Energy, LLC dated December 1, 2009, not amended.

3.	Operational Balancing Agreement between Texas Eastern Transmission, LP and Caiman Energy, LLC dated February 1, 2010, not amended.

Schedule 3.3(b)

12

4.	Equipment Lease Agreement between Kinder Morgan Treating LP and Caiman Energy, LLC dated April 15, 2010, as amended by that Amendment No. 1 to Equipment Lease Agreement between Kinder Morgan Treating LP and Caiman Energy, LLC dated July 2010 and further amended by that Amendment No. 2 to Equipment Lease Agreement between Kinder Morgan Treating LP and Caiman Energy, LLC dated June 27, 2011.

5.	Equipment Lease Agreement between Kinder Morgan Treating LP and Caiman Energy, LLC dated November 3, 2009, not amended.

6.	Marketing Services Agreement between Inergy Propane LLC and Caiman Energy, LLC dated January 1, 2011, as amended by that Letter Agreement between Inergy Propane LLC and Caiman Energy, LLC dated July 14, 2011.

7.	Plant Equipment Contract for a 200 MM Cryogenic Plant (Plant III) between Caiman Energy, LLC and Thomas Russell, LLC d/b/a Thomas Russell Co. dated May 31, 2011, not amended.

8.	Plant Equipment Contract for a 200 MM Cryogenic Plant with 4500 HP Refrigeration System (Plant IV) between Caiman Energy, LLC and Thomas Russell, LLC d/b/a Thomas Russell Co. dated October 1, 2011, not amended.

Schedule 3.3(b)

13

SCHEDULE 3.3(c)

CONSENTS AND APPROVALS

None.

Schedule 3.3(c)

14

SCHEDULE 3.6

ABSENCE OF CERTAIN CHANGES

(viii)	sold, transferred or disposed of any material assets, except in the ordinary course of business consistent with past practice:

1.	By that Purchase and Sale Agreement between Caiman Eastern Midstream, LLC and Wheeling Power Company dated February 21, 2012, Caiman Eastern Midstream, LLC sold substantially all of the assets relating to a 138kV electric transmission line in Marshall County, West Virginia.

2.	By that Bill of Sale between Caiman Eastern Midstream, LLC and Caiman Energy, LLC, as Seller, and Zions Credit Corporation dba Amegy Equipment Finance, as Buyer, dated February 29, 2012, Seller sold to Buyer two Toshiba Medium Voltage T300Mvi Adjustable Speed Drives and related equipment in a sale/leaseback transaction.

Schedule 3.6

15

SCHEDULE 3.7

MATERIAL LIABILITIES

None.

Schedule 3.7

16

SCHEDULE 3.8(a)

MATERIAL CONTRACTS

(i)	Contracts with customers pursuant to which the Company gathers, processes, treats, fractionates, transports, stores, sells or purchases oil, natural gas, condensate or natural gas liquids or other liquid or gaseous hydrocarbons or the products therefrom, or provides services related thereto (including any operation, operation servicing or maintenance Contract), other than, in each case, any such Contracts described in Section 3.8(a)(viii):

1.	Gas Gathering Agreement among Caiman Eastern Midstream, LLC, AB Resources LLC, Chief Exploration & Development LLC, Radler 2000 Limited Partnership and Enerplus Resources (USA) Corporation dated October 25, 2009, as amended by that Amendment No. 1 to Gas Gathering Agreement among Caiman Eastern Midstream, LLC, AB Resources LLC, Chief Exploration & Development LLC, Radler 2000 Limited Partnership and Enerplus Resources (USA) Corporation dated December 18, 2009; Amendment No. 2 to Gas Gathering Agreement among Caiman Eastern Midstream, LLC, AB Resources LLC, Chief Exploration & Development LLC, Radler 2000 Limited Partnership and Enerplus Resources (USA) Corporation dated March 25, 2010; Amendment No. 3 to Gas Gathering Agreement among Caiman Eastern Midstream, LLC, AB Resources LLC, Chief Exploration & Development LLC, Radler 2000 Limited Partnership and Enerplus Resources (USA) Corporation dated March 31, 2010; Amendment No. 4 to Gas Gathering Agreement among Caiman Eastern Midstream, LLC, AB Resources LLC, Chief Exploration & Development LLC, Radler 2000 Limited Partnership and Enerplus Resources (USA) Corporation dated May 31, 2010; Amendment No. 5 to Gas Gathering Agreement among Caiman Eastern Midstream, LLC, AB Resources LLC, Chief Exploration & Development LLC, Radler 2000 Limited Partnership and Enerplus Resources (USA) Corporation dated June 5, 2010. AB Resources LLC assigned its interest to Chevron U.S.A. Inc. by that Conveyance dated August 5, 2011. Chief Exploration & Development LLC, Radler 2000 Limited Partnership and Enerplus Resources (USA) Corporation assigned their interests to Chevron U.S.A. Inc. by that Assignment and Bill of Sale dated June 28, 2011.

2.	Letter Agreement for Interim Vapor Recovery Compression between Caiman Eastern Midstream, LLC and AB Resources LLC dated April 11, 2011. AB Resources LLC assigned its interest to Chevron U.S.A. Inc. by that Conveyance dated August 5, 2011, not amended.

3.	Gas Processing Agreement between Caiman Eastern Midstream, LLC and AB Resources LLC dated December 7, 2009. AB Resources LLC assigned its interest to Chevron U.S.A. Inc. by that Conveyance dated August 5, 2011, not amended.

4.	Gas Gathering Agreement between Caiman Eastern Midstream, LLC and Trans Energy Inc. dated November 20, 2009, as amended by that Amendment No. 1 to Gas Gathering Agreement between Caiman Eastern Midstream, LLC and Trans Energy Inc. dated August 22, 2011. Republic Energy Operating, LLC ratified the Gas Gathering Agreement by that Ratification Agreement between Caiman Eastern Midstream, LLC and Republic Energy Operating, LLC dated December 14, 2011.

Schedule 3.8(a)

17

5.	Gas Gathering Agreement among Caiman Eastern Midstream, LLC, Republic Energy Operating, LLC and Trans Energy Inc. dated February 18, 2010, as amended by that Agency Agreement between Trans Energy, Inc. and SEI Energy, LLC dated August 29, 2011.

6.	Gas Processing Agreement among Caiman Eastern Midstream, LLC, Republic Energy Operating, LLC and Trans Energy Inc. dated February 18, 2010, as amended by that Agency Agreement between Trans Energy, Inc. and SEI Energy, LLC dated August 29, 2011.

7.	Produced Liquids Gathering Agreement among Caiman Eastern Midstream, LLC, AB Resources LLC, Chief Exploration & Development LLC, Radler 2000 Limited Partnership and Enerplus Resources (USA) Corporation dated March 25, 2010. AB Resources LLC assigned its interest to Chevron U.S.A. Inc. by that Conveyance dated August 5, 2011, not amended. Chief Exploration & Development LLC, Radler 2000 Limited Partnership and Enerplus Resources (USA) Corporation assigned their interests to Chevron U.S.A. Inc. by that Assignment and Bill of Sale dated June 28, 2011.

8.	Gas Gathering and Processing Agreement among Caiman Eastern Midstream, LLC, Drilling Appalachian Corp. and Grenadier Energy Partners, LLC dated September 29, 2010, as amended by that Amendment No. 1 to Gas Gathering and Processing Agreement among Caiman Eastern Midstream, LLC and Grenadier Energy Partners, LLC dated October 12, 2011. Drilling Appalachian Corp. and Grenadier Energy Partners, LLC assigned a partial interest to Sequent Energy Management, L.P. by that Partial Assignment among Drilling Appalachian Corp., Grenadier Energy Partners, LLC, Sequent Energy Management, L.P. and Caiman Eastern Midstream, LLC dated August 11, 2011.

9.	Gas Processing Agreement between Caiman Eastern Midstream, LLC and SEI Energy, LLC dated December 3, 2010, not amended.

10.	Gas Gathering Agreement between Caiman Eastern Midstream, LLC and SEI Energy, LLC dated December 3, 2010, as amended by that Amendment No. 1 to Gas Gathering Agreement between Caiman Eastern Midstream, LLC and SEI Energy, LLC dated April 26, 2011.

11.	Condensate Gathering Agreement between Caiman Eastern Midstream, LLC and SEI Energy, LLC dated December 3, 2010, not amended.

12.	Gas Processing Agreement between Caiman Eastern Midstream, LLC and Statoil Natural Gas LLC dated February 25, 2011, not amended.

13.	Interim Gathering Agreement for the Victory Field between Caiman Eastern Midstream, LLC and Statoil Natural Gas LLC dated August 11, 2011, not amended.

Schedule 3.8(a)

18

14.	Gas Gathering and Processing Agreement between Caiman Eastern Midstream, LLC and Stone Energy Corporation dated January 7, 2011, not amended.

15.	Condensate Gathering Agreement between Caiman Eastern Midstream, LLC and Stone Energy Corporation dated April 7, 2011, as amended by that Amendment No. 1 to Condensate Gathering Agreement between Caiman Eastern Midstream, LLC and Stone Energy Corporation dated June 2, 2011.

16.	Gas Processing Agreement between Caiman Eastern Midstream, LLC and Chesapeake Energy Marketing, Inc. dated January 18, 2011, not amended.

17.	Ethane Sale Agreement between Caiman Eastern Midstream, LLC and NOVA Chemicals Corporation dated August 19, 2011, not amended. NOVA Chemicals Corporation issued that Notice to Proceed dated February 27, 2012.

18.	Interim Gathering Agreement for the Victory Field between Caiman Eastern Midstream, LLC and Chesapeake Energy Marketing, Inc. dated August 30, 2011, not amended.

19.	Gas Gathering and Processing Agreement between Caiman Eastern Midstream, LLC and PetroEdge Energy LLC dated September 19, 2011, not amended.

20.	Gas Gathering and Processing Agreement between Caiman Eastern Midstream, LLC and Protégé Energy II LLC dated September 30, 2011, not amended.

21.	Base Contract for Sale and Purchase of Natural Gas between Sequent Energy Management, L.P. and Caiman Eastern Midstream, LLC dated June 1, 2011, not amended.

22.	Reimbursement, Construction, Ownership and Operation Agreement (73656) between Texas Eastern Transmission, LP and Caiman Energy, LLC dated August 17, 2009, as amended by that Amendment to Reimbursement, Construction, Ownership and Operation Agreement between Texas Eastern Transmission, LP and Caiman Energy, LLC for Texas Eastern – M&R Marshall County, West Virginia dated July 20, 2010 and further amended by that Second Amendment to Reimbursement, Construction, Ownership and Operation Agreement between Texas Eastern Transmission, LP and Caiman Energy, LLC for Texas Eastern – M&R Marshall County, West Virginia dated November 29, 2011. Caiman Energy, LLC assigned its interest to Caiman Eastern Midstream, LLC by that Corrected Assignment dated March 1, 2012.

23.	Meter Interconnect Letter Agreement (640611) between NiSource Midstream Services, LLC and Caiman Eastern Midstream, LLC dated September 7, 2010.

24.	Meter Interconnect Letter Agreement (642584) between NiSource Midstream Services, LLC and Caiman Eastern Midstream, LLC dated April 13, 2011.

25.	Pipeline Interconnection Agreement between MarkWest Liberty Midstream & Resources, L.L.C. and Caiman Eastern Midstream, LLC dated April 29, 2011, not amended.

Schedule 3.8(a)

19

26.	Tap Agreement between Dominion Transmission, Inc. and Trans Energy, Inc. dated April 11, 2007, not amended. Trans Energy, Inc. assigned its interest to Caiman Eastern Midstream, LLC by that Assignment and Bill of Sale between Trans Energy, Inc. and Caiman Eastern Midstream, LLC dated November 20, 2009. Trans Energy, Inc. and Tyler Construction Company, Inc., a wholly owned subsidiary of Trans Energy, Inc., assigned their interests to Caiman Eastern Midstream, LLC by that Assignment and Bill of Sale dated March 7, 2012.

27.	Operational Balancing Agreement between Texas Eastern Transmission, LP and Caiman Energy, LLC dated February 1, 2010, not amended.

28.	Electronic Measurement Balancing Agreement between Dominion Transmission, Inc. and Trans Energy, Inc. dated August 14, 2007, not amended. Trans Energy, Inc. assigned its interest to Caiman Eastern Midstream, LLC by that Assignment and Bill of Sale between Trans Energy, Inc. and Caiman Eastern Midstream, LLC dated November 20, 2009. Trans Energy, Inc. and Tyler Construction Company, Inc., a wholly owned subsidiary of Trans Energy, Inc., assigned their interests to Caiman Eastern Midstream, LLC by that Assignment and Bill of Sale dated March 7, 2012.

29.	Marketing Services Agreement between Inergy Propane LLC and Caiman Energy, LLC dated January 1, 2011, as amended by that Letter Agreement between Inergy Propane LLC and Caiman Energy, LLC dated July 14, 2011.

30.	Operating Services Agreement between Grenadier Energy Partners, LLC and Caiman Eastern Midstream, LLC dated August 15, 2011, not amended.

(ii)	Contracts in effect as of the date of the Agreement for the construction of gathering or other pipeline systems or processing, fractionation or storage facilities other than any such Contracts requiring aggregate payments of less than $1,000,000 or which are terminable by the Company on 60 days’ notice or less without payment by the Company of any material penalty:

31.	Fee Plant Equipment Contract for a Thomas Russell Company Standard 120 MMSCFD Cryogenic Plant (Plant I) between Caiman Eastern Midstream, LLC and Thomas Russell, LLC d/b/a Thomas Russell Co. dated September 9, 2008. Thomas Russell, LLC assigned its interest to Chesapeake Midstream Operating, L.L.C. by that Assignment and Assumption Agreement among Thomas Russell, LLC d/b/a Thomas Russell Co., Caiman Eastern Midstream, LLC and Chesapeake Midstream Operating, L.L.C. dated April 2010, not amended.

32.	Letter Agreement regarding Thomas Russell 120 MMSCFD Cryogenic Plant (Plant I) between Chesapeake Midstream Operating, L.L.C. and Caiman Eastern Midstream, LLC dated April 28, 2010, not amended.

33.	Plant Equipment Contract for a 200 MM Cryogenic Plant (Plant II) between Wilson Midstream Services, LLC and Thomas Russell, LLC d/b/a Thomas Russell Co. dated September 1, 2010, not amended. Wilson Midstream Services, LLC assigned its interest to Caiman Eastern Midstream, LLC by that Assignment and Assumption Agreement among Thomas Russell, LLC d/b/a Thomas Russell Co., Wilson Midstream Services, LLC and Caiman Eastern Midstream, LLC dated November 30, 2010, not amended.

Schedule 3.8(a)

20

34.	Letter Agreement regarding Thomas Russell 200 MM Cryogenic Plant (Plant II) between Wilson Midstream Services, LLC and Caiman Eastern Midstream, LLC dated October 19, 2010, not amended.

35.	Contract Agreement between Caiman Eastern Midstream, LLC and Chapman Corporation for Fort Beeler Cryogenic Plant Phase II (Plant II) dated September 21, 2011, not amended.

36.	Letter Agreement regarding 200 MM Cryogenic Plant (Plant III) between Caiman Energy, LLC and Thomas Russell, LLC d/b/a Thomas Russell Co. dated May 6, 2011, not amended.

37.	Plant Equipment Contract for a 200 MM Cryogenic Plant (Plant III) between Caiman Energy, LLC and Thomas Russell, LLC d/b/a Thomas Russell Co. dated May 31, 2011, not amended.

38.	Plant Equipment Contract for a 200 MM Cryogenic Plant with 4500 HP Refrigeration System (Plant IV) between Caiman Energy, LLC and Thomas Russell, LLC d/b/a Thomas Russell Co. dated October 1, 2011, not amended.

(iii)	Contracts (A) for the purchase or sale of any asset, equipment, supplies, goods or property or provision of any service or (B) that grant a right or option to purchase or sell any asset or property or receive services other than, in each case, (x) any such Contracts requiring aggregate payments of less than $1,000,000 or (y) any such Contracts described in Section 3.8(a)(i) or Section 3.8(a)(ii):

39.	Service Agreement Applicable to Transportation of Natural Gas between Hope Gas, Inc. dba Dominion Hope, and Caiman Eastern Midstream, LLC dated November 15, 2011, not amended.

40.	Purchase and Sale Agreement among CNX Gas Company LLC, CNX Land Resources Inc., Caiman Energy, LLC and Caiman Eastern Midstream, LLC dated October 24, 2011, as amended by that Amendment No. 1 to Purchase and Sale Agreement by and among CNX Gas Company LLC and CNX Land Resources Inc., as the Consol Entities, and Caiman Energy, LLC and Caiman Eastern Midstream, LLC as the Caiman Entities dated February 15, 2012.

41.	Purchase Agreement between Olin Corporation and Caiman Energy, LLC dated May 9, 2011, as amended by that Amendment to Purchase Agreement between Olin Corporation and Caiman Energy, LLC dated May 19, 2011 and further amended by that Second Amendment to Purchase Agreement between Olin Corporation and Caiman Energy, LLC dated August 5, 2011.

42.	Purchase and Sale Agreement between Caiman Eastern Midstream, LLC and Wheeling Power Company dated February 21, 2012, not amended.

Schedule 3.8(a)

21

43.	Gas Compression Master Service Agreement between USA Compression and Caiman Energy, LLC dated July 26, 2010. (Schedules have been updated and/or amended for each compressor leased, but no amendment to the base MSA.)

44.	Compression Agreement between Dominion Transmission, Inc. and Trans Energy, Inc. dated August 14, 2007, not amended. Trans Energy, Inc. and Tyler Construction Company, Inc., a wholly owned subsidiary of Trans Energy, Inc., assigned their interests to Caiman Eastern Midstream, LLC by that Assignment and Bill of Sale dated March 7, 2012.

45.	Master Compression Services Agreement between EXLP Operating LLC and Caiman Energy, LLC dated December 1, 2009, not amended.

46.	Surplus Equipment Sales Agreement between Bexar Energy Holdings, Inc. and Caiman Eastern Midstream, LLC dated November 16, 2010, not amended.

47.	Asset Purchase and Sale Agreement between Trans Energy, Inc. and Caiman Eastern Midstream, LLC dated November 20, 2009, not amended.

48.	Bill of Sale between Caiman Eastern Midstream, LLC and Caiman Energy, LLC, as Seller, and Zions Credit Corporation dba Amegy Equipment Finance, as Buyer, dated February 29, 2012, not amended.

49.	Measurement Operating Agreement between Dominion Transmission, Inc. and Trans Energy, Inc. dated August 14, 2007, not amended. Trans Energy, Inc. and Tyler Construction Company, Inc., a wholly owned subsidiary of Trans Energy, Inc., assigned their interests to Caiman Eastern Midstream, LLC by that Assignment and Bill of Sale dated March 7, 2012.

50.	Operation and Maintenance Agreement between Dominion Transmission, Inc. and Trans Energy, Inc. dated January 25, 2008, not amended. Trans Energy, Inc. and Tyler Construction Company, Inc., a wholly owned subsidiary of Trans Energy, Inc., assigned their interests to Caiman Eastern Midstream, LLC by that Assignment and Bill of Sale dated March 7, 2012.

51.	Option to Purchase Agreement between Barbara Pearl Francis and Caiman Eastern Midstream, LLC dated March 1, 2012, not amended.

52.	Option to Purchase Agreement between Barbara Pearl Francis and Caiman Eastern Midstream, LLC dated March 15, 2012, not amended.

(iv)	Contracts providing for the lease of any item or items of personal or real property with annual rental expense under such lease in excess of $50,000 other than any such Contracts which are terminable by the Company on 60 days’ notice or less without payment by the Company of any material penalty:

53.	Master Finance Lease between Zions Credit Corporation dba Amegy Equipment Funding Group and Caiman Eastern Midstream, LLC dated September 14, 2011, including that

Schedule 3.8(a)

22

Equipment Schedule dated February 29, 2012 and that Addendum to Equipment Schedule dated February 29, 2012, as amended by that Addendum to Master Finance Lease between Zions Credit Corporation dba Amegy Equipment Funding Group and Caiman Eastern Midstream, LLC dated June 23, 2011, and further amended by that Lessee’s Option to Purchase Equipment dated February 29, 2012.

54.	Tank Lease Agreement between Total Energy Corp. and Caiman Holdings, LLC dated April 2011, not amended. Caiman Holdings, LLC assigned its interest to Caiman Eastern Midstream, LLC by that Assignment dated April 1, 2011.

55.	Lease Agreement between Precision Filtration Products and Caiman Energy, LLC dated January 20, 2012, not amended. Caiman Energy, LLC assigned its interest to Caiman Eastern Midstream, LLC by that Assignment dated March 1, 2012.

56.	Surface Agreement between Thomas E. Allen and Ronald E. Allen and Caiman Eastern Midstream, LLC dated December 10, 2009, as amended by that Amendment and Memorandum of Surface Agreement between Thomas E. Allen and Ronald E. Allen and Caiman Eastern Midstream, LLC dated May 30, 2011.

(v)	Contracts under which the Company has created, incurred, assumed or guaranteed any outstanding Indebtedness:

57.	Revolving credit facility under that certain Credit Agreement among Caiman Energy, LLC, each lender from time to time party thereto and Bank of America, N.A. dated March 31, 2011, not amended.

58.	Master Finance Lease between Zions Credit Corporation dba Amegy Equipment Funding Group and Caiman Eastern Midstream, LLC dated September 14, 2011, including that Equipment Schedule dated February 29, 2012 and that Addendum to Equipment Schedule dated February 29, 2012, as amended by that Addendum to Master Finance Lease between Zions Credit Corporation dba Amegy Equipment Funding Group and Caiman Eastern Midstream, LLC dated June 23, 2011, and further amended by that Lessee’s Option to Purchase Equipment dated February 29, 2012.

59.	Intercompany Loan Agreement between Caiman Energy, LLC and Caiman Eastern Midstream, LLC dated December 31, 2011.

(vi)	Contracts between (A) the Company, on the one hand, and any current or former employee, officer, manager, member or Affiliate of the Company, on the other hand, (B) the Company and any Employee, or (C) the Company and Contributor or any of its Affiliates with respect to any Employee:

60.	Intercompany Loan Agreement between Caiman Energy, LLC and Caiman Eastern Midstream, LLC dated December 31, 2011.

(vii)	collective bargaining Contracts:

None.

Schedule 3.8(a)

23

(viii)	any outstanding futures, swap, collar, put, call, floor, cap, option, hedging, forward sale or other derivative Contracts involving natural gas or other commodity sales or trading:

None.

(ix)	Contracts that (A) purport to limit in any respect the freedom of the Company to compete in any line of business or in any geographic area or not to solicit or hire any person with respect to employment or (B) that purport to limit in any respect the freedom of any other Person to compete with the Company in any line of business or in any geographical area or not to solicit or hire any person with respect to employment:

None.

(x)	partnership, joint venture, strategic alliance or limited liability company agreements:

61.	Company Agreement of Caiman Eastern Midstream, LLC dated August 31, 2011, as amended by that Amendment No. 1 to the Company Agreement of Caiman Eastern Midstream, LLC dated February 25, 2011.

(xi)	except as contemplated by clauses (i) and (ii) above, any sales, distribution or other similar agreement providing for the sale by any of the Company of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company of $1,000,000 or more:

None.

(xii)	Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or Equity Interests of any other Person:

None.

(xiii)	any Contract with a term of two years or more and requiring aggregate payments by or to the Company in excess of $1,000,000 or, in any event, any Contract with a term of three years or more, other than any such Contracts which are terminable by the Company on 60 days’ notice or less without payment by the Company of any material penalty:

62.	Private Sidetrack Agreement between CSX Transportation, Inc. and Caiman Eastern Midstream, LLC dated March 2, 2012, not amended.

(xiv)	any Contract under which the Company has made advances or loans to any other Person:

None.

Schedule 3.8(a)

24

(xv)	any material management Contract or any material Contract with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and on not more than 30 days’ notice:

None.

(xvi)	any other Contract not described in the foregoing clauses (i) through (xv) pursuant to which the Company has future liability in excess of $1,000,000 for any year or $3,000,000 in the aggregate and that cannot be terminated by the Company on not more than 90 days’ notice or with payment by the Company of a penalty not in excess of $50,000:

None.

Schedule 3.8(a)

25

SCHEDULE 3.8(b)

MATERIAL BREACHES, TERMINATIONS AND RELEASES

None.

Schedule 3.8(b)

26

SCHEDULE 3.9

LITIGATION

1.	Blue Group Resources, Inc., Plaintiff, v. Caiman Energy, LLC, Caiman Eastern Midstream, LLC and Caiman Ohio Midstream, LLC, Defendants, Case No. 2:11-CV-648, In the United States District Court for the Southern District of Ohio Eastern Division.

2.	Caiman Eastern Midstream, LLC v. Darren S. Whipkey, et al., Case No. 5:11-CV-136-FPS, In the United States District Court for the Northern District of West Virginia.

3.	Caiman Eastern Midstream, LLC v. Dale E. Hall, et al., Case No. 5:11-CV-136-FPS, In the United States District Court for the Northern District of West Virginia.

4.	Kittle Hauling & Supply Co., Inc., Plaintiff, v. L.A. Pipeline Construction Co. Inc. and Caiman Eastern Midstream, LLC, Defendants, Civil Action No. 11-C-204K, In the Circuit Court of Marshall County, West Virginia.

5.	Glass Bagging Enterprises, Inc., Plaintiff, v. L.A. Pipeline Construction Co. Inc. and Caiman Eastern Midstream, LLC, Defendants, Civil Action No. 11-C-70, In the Circuit Court of Marshall County, West Virginia.

6.	L.A. Pipeline Construction Co. Inc., Plaintiff, v. and Caiman Energy, LLC, et al., Defendants, Civil Action No. 11-C-24, In the Circuit Court of Marshall County, West Virginia.

7.	In the Matter of Caiman Energy, LLC, EPA Docket No. CWA-03-2011-0137DW, May 23, 2011 Order for Compliance.

8.	In the Matter of Caiman Energy, LLC, EPA Docket No. CWA-03-2011-0300DW, September 28, 2011 Order for Compliance.

9.	West Virginia Department of Environmental Protection December 12, 2011 Consent Order, Order No. 7467.

Schedule 3.9

27

SCHEDULE 3.10(a)

COMPLIANCE WITH LAWS

None.

Schedule 3.10(a)

28

SCHEDULE 3.10(b)

PERMITS

None.

Schedule 3.10(b)

29

SCHEDULE 3.11(a)

PROPERTIES AND LIENS

A. Real Property Owned in Fee

PID	DATE OF DEED	GRANTOR	ACRES	DISTRICT	COUNTY	STATE	DEED BOOK AND PAGE
15-17-26	10-Jun-11	Curtis H. Allen, et ux	2.000	Webster	Marshall	WV	735/167
15-17-26	14-Dec-11	Curtis H. Allen, et ux	1.580	Webster	Marshall	WV	753/132
15-17-26	14-Dec-11	Curtis H. Allen, et ux	2.000	Webster	Marshall	WV	753/128
15-17-26.1	20-Jun-11	Olid W. Groves	3.267	Webster	Marshall	WV	735/393
15-17-27	7-Apr-11	Robert J. Groves, et ux	7.950	Webster	Marshall		729/64
	24-Aug-11	Corrective Deed					743/586
15-17-27.1	7-Apr-11	Robert J. Groves, et ux	7.950	Webster	Marshall	WV	729/64
	24-Aug-11	Corrective Deed					743/586
4-1-2	15-Aug-11	Olin Corporation	146.076	Clay	Marshall	WV	743/385
4-1-15	14-Nov-11	Jeanne Busack	1.190	Clay	Marshall	WV	749/578
			1.217
4-22-33.3	11-Aug-11	Timothy Scott Bates, et ux	3.800	Grant	Wetzel	WV	427/816
15-60133.000		The Commission of	4.027	Mead	Belmont	OH
		Belmont County	0.402

B. Liens

None.

Schedule 3.11(a)

SCHEDULE 3.11(b)

THIRD PARTY AGREEMENTS

None.

Schedule 3.11(b)

31

SCHEDULE 3.11(c)(i)

RIGHTS-OF-WAY

	County, State/ District/ Acreage	Parcel ID #	Grantor	Grantee

1.	Monroe, OH Ohio Township	15-005018.0000	WestBank Harbor Services, Inc, an Ohio corporation by Eileen Maienknecht, Secretary / Treasurer	Caiman Ohio Midstream, LLC

2.	Monroe, OH Ohio Township	15-005018.0000	WestBank Harbor Services, Inc, an Ohio corporation by Eileen Maienknecht, Secretary / Treasurer	Caiman Ohio Midstream, LLC

3.	Monroe, OH Ohio Township	15-005018.0000	Westbank Harbor Services, Inc., an Ohio corporation by Norman Maienknecht, President	Caiman Ohio Midstream, LLC

4.	Monroe, OH Ohio Township	15-005014.0000	The Harold N. Harrison Revocable Trust by Harold N. Harrison, Trustee	Caiman Ohio Midstream, LLC

5.	Monroe, OH Ohio Township	15-005014.0000	The Harold N. Harrison Revocable Trust by Harold N. Harrison, Trustee	Caiman Ohio Midstream, LLC

6.	Monroe, OH Ohio Township	15-005014.0000	The Harold N. Harrison Revocable Trust by Harold N. Harrison, Trustee	Caiman Ohio Midstream, LLC

7.	Monroe, OH Ohio Township	15-005003.1000 15-005003.0000	James David Moeller and Angela Moeller	Caiman Ohio Midstream, LLC

8.	Monroe, OH Ohio Township	15-005003.1000 15-005003.0000	James David Moeller and Angela Moeller	Caiman Ohio Midstream, LLC

9.	Monroe, OH Ohio Township	15-005003.1000 15-005003.0000	James David Moeller and Angela Moeller	Caiman Ohio Midstream, LLC

Schedule 3.11(c)

32

	County, State/ District/ Acreage	Parcel ID #	Grantor	Grantee

10.	Monroe, OH Ohio Township	15-005010.0000 15-005010.1000 15-005010.2000 15-005010.3000	Pauline Schindler	Caiman Ohio Midstream, LLC

11.	Monroe, OH Ohio Township	15-005010.0000 15-005010.1000 15-005010.2000 15-005010.3000	Pauline Schindler	Caiman Ohio Midstream, LLC

12.	Monroe, OH Ohio Township	15-005010.0000 15-005010.1000 15-005010.2000 15-005010.3000	Pauline Schindler	Caiman Ohio Midstream, LLC

13.	Monroe, OH Ohio Township	15-005008.0000 15-013010.0000 15-013010.1000 15-013010.2000 15-005009.0000 15-013007.0000	Tony Schindler and Pauline Schindler	Caiman Ohio Midstream, LLC

14.	Monroe, OH Ohio Township	15-005008.0000 15-013010.0000 15-013010.1000 15-013010.2000 15-005009.0000 15-013007.0000	Tony Schindler and Pauline Schindler	Caiman Ohio Midstream, LLC

15.	Monroe, OH Ohio Township	15-005008.0000 15-013010.0000 15-013010.1000 15-013010.2000 15-005009.0000 15-013007.0000	Tony Schindler and Pauline Schindler	Caiman Ohio Midstream, LLC

16.	Monroe, OH Ohio Township	15-013021.0000 15-013008.0000	Kevin E. Dennis and Bonita J. Dennis	Caiman Ohio Midstream, LLC

Schedule 3.11(c)

33

	County, State/ District/ Acreage	Parcel ID #	Grantor	Grantee

17.	Monroe, OH Ohio Township	15-013021.0000 15-013008.0000	Kevin E. Dennis and Bonita J. Dennis	Caiman Ohio Midstream, LLC

18.	Monroe, OH Ohio Township	15-013021.0000 15-013008.0000	Kevin E. Dennis and Bonita J. Dennis	Caiman Ohio Midstream, LLC

19.	Monroe, OH Ohio Township	15-013011.0000	Phyllis Lea Glendenning	Caiman Ohio Midstream, LLC

20.	Monroe, OH Ohio Township	15-013011.0000	Phyllis Lea Glendenning	Caiman Ohio Midstream, LLC

21.	Monroe, OH Ohio Township	15-013011.0000	Phyllis Lea Glendenning	Caiman Ohio Midstream, LLC

22.	Monroe, OH Ohio Township	15-013024.0000	Robert I. Smeal	Caiman Ohio Midstream, LLC

23.	Monroe, OH Ohio Township	15-013024.0000	Robert I. Smeal	Caiman Ohio Midstream, LLC

24.	Monroe, OH Ohio Township	15-013024.0000	Robert I. Smeal	Caiman Ohio Midstream, LLC

25.	Monroe, OH Ohio Township	15-013012.0000	Randall Dennis	Caiman Ohio Midstream, LLC

26.	Monroe, OH Ohio Township	15-013012.0000	Randall Dennis	Caiman Ohio Midstream, LLC

27.	Monroe, OH Ohio Township	15-013012.0000	Randall Dennis	Caiman Ohio Midstream, LLC

Schedule 3.11(c)

34

	County, State/ District/ Acreage	Parcel ID #	Grantor	Grantee

28.	Monroe, OH Ohio Township	15-013013.0000 15-012008.0000	Michael Eisenbarth	Caiman Ohio Midstream, LLC

29.	Monroe, OH Ohio Township	15-013013.0000 15-012008.0000	Michael Eisenbarth	Caiman Ohio Midstream, LLC

30.	Monroe, OH	15-013013.0000 15-012008.0000	Ohio Township Michael Eisenbarth	Caiman Ohio Midstream, LLC

31.	Monroe, OH Ohio Township	15-013013.0000 15-012008.0000	Michael Eisenbarth	Caiman Ohio Midstream, LLC

32.	Monroe, OH Ohio Township	15-013013.0000 15-012008.0000	Michael Eisenbarth	Caiman Ohio Midstream, LLC

33.	Monroe, OH Ohio Township	15-013013.0000 15-012008.0000	Michael Eisenbarth	Caiman Ohio Midstream, LLC

34.	Monroe, OH Ohio Township	15-005019.0000 15-003001.0000	15-005019.1000 Mary Uldine Boyles n/k/a Mary Uldine Horn	Caiman Ohio Midstream, LLC

35.	Monroe, OH Ohio Township	15-005019.0000 15-005019.1000 15-003001.0000	Mary Uldine Boyles n/k/a Mary Uldine Horn	Caiman Ohio Midstream, LLC

36.	Monroe, OH Ohio Township	15-005019.0000 15-005019.1000 15-003001.0000	Mary Uldine Boyles n/k/a Mary Uldine Horn	Caiman Ohio Midstream, LLC

37.	Belmont, OH Mead Township		15-00592.000 Charles Edwin Palmer and Vicki A. Palmer	Caiman Ohio Midstream, LLC

38.	Belmont, OH Mead Township	15-00592.000	Charles Edwin Palmer and Vicki A. Palmer	Caiman Ohio Midstream, LLC

Schedule 3.11(c)

35

	County, State/ District/ Acreage	Parcel ID #	Grantor	Grantee

39.	Belmont, OH Mead Township	15-00279.000	Herbert May	Caiman Ohio Midstream, LLC

40.	Belmont, OH Mead Township	15-00279.000	Herbert May	Caiman Ohio Midstream, LLC

41.	Belmont, OH Mead Township	15-00551.000	Daniel J.Baker and Donna L. Baker	Caiman Ohio Midstream, LLC

42.	Belmont, OH Mead Township	15-00551.000	Daniel J.Baker and Donna L. Baker	Caiman Ohio Midstream, LLC

43.	Belmont, OH Mead Township	15-00564.000	Dena A. Brown, Roger L. Brown, and Charlene Brown	Caiman Ohio Midstream, LLC

44.	Mead Township	Belmont, OH 15-00564.000	Dena A. Brown, Roger L. Brown, and Charlene Brown	Caiman Ohio Midstream, LLC

45.	Belmont, OH Mead Township	15-00616.000	Paul R. Guzik Jr.	Caiman Ohio Midstream, LLC

46.	Belmont, OH Mead Township	15-00616.000	Paul R. Guzik Jr.	Caiman Ohio Midstream, LLC

Schedule 3.11(c)

36

SCHEDULE 3.11(c)(ii)

GAPS IN RIGHTS-OF-WAY

None.

Schedule 3.11(c)

37

SCHEDULE 3.12

INTELLECTUAL PROPERTY

None.

Schedule 3.12

38

SCHEDULE 3.13(a)

ENVIRONMENTAL MATTERS

(i)	Pending or Threatened Actions, Suits, Investigations and Proceedings

1.	The U.S. Environmental Protection Agency (“EPA”) issued a May 23, 2011 Order for Compliance (EPA Docket No. CWA-03-2011-0137DW) alleging violations of Section 301 of the Clean Water Act.

2.	EPA issued Caiman and Precision Pipeline, LLC (“Precision”), a consultant retained by Caiman, a September 28, 2011 Order for Compliance (EPA Docket No. CWA-03-2011-0300DW).

(iv)	Releases of Hazardous Materials

1.	Caiman’s fractionation facility near Moundsville in Marshall County, West Virginia is located on a portion of the Hanlin-Allied-Olin Superfund Site.

(v)	Non-compliance with Environmental Laws

1.	In response to the findings from the February 18, 2011 WVDEP investigation into construction activities in Fish Creek in Wetzel County, West Virginia, Caiman entered into a December 12, 2011 Consent Order with the WVDEP (Order No. 7467).

2.	February 22, 2012 Notice of Violation (“NOV”) by the WVDEP alleging that construction activities conducted on behalf of Caiman caused the unauthorized discharge of sediment into Crows Run.

(vi)	Required notification or filing by the Company or Contributor with any Governmental Authority under any Environmental Law

1.	Section III of the Environmental Covenant requires 30-day notice to EPA and West Virginia DEP of the change in control of the Company.

Schedule 3.13(a)

39

SCHEDULE 3.14(b)

EMPLOYEES

Provided to Acquirer in the virtual data room.

Schedule 3.14(b)

40

SCHEDULE 3.14(c)

RIGHTS TO TERMINATE EMPLOYMENT

None.

Schedule 3.14(c)

41

SCHEDULE 3.15

BENEFIT PLANS

Contributor Plans

1.	Contributor has entered into Offer Letters with nearly all of the Covered Employees which generally provide for: (a) base salary; (b) annual bonus opportunity; (c) long-term incentive plan entitlements; (d) vacation entitlement.

2.	Contributor Bonus Plans

3.	Long-Term Incentive Awards[1]

4.	Caiman Severance Policy

Insperity Plans

1.	Adoption Assistance Program

2.	Pre-Tax Commuter Benefits (WageWorks)

3.	Basic Life & Personal Accident Insurance (CIGNA)

4.	Group Universal Life Insurance (CIGNA)

5.	Disability Insurance (CIGNA)

6.	Employee Assistance Program (OptumHealth Care24)

7.	Insperity Health Care FSA Plan

8.	Insperity Health Savings Account (HSA) Program

9.	Group Medical Insurance – UHC Choice Plus 500; UHC Choice Plus 1500; UHC Choice Plus 1500 HDHP; UHC Choice Plus 3000 HDHP (UnitedHealthcare)

10.	Group Dental Insurance (UnitedHealthcare)

11.	Group Vision Insurance (Vision Service Plan)

[1]	Caiman has given certain Covered Employees long-term incentive awards that will fully vest at Closing.

Schedule 3.15

42

SCHEDULE 3.16

TAXES

Caiman Eastern Midstream, LLC is a member of an affiliated or similar group for Texas and West Virginia franchise tax purposes though the date of the Closing.

Caiman Energy, LLC is working on a voluntary disclosure and resolution with the State of West Virginia to avoid penalties and interest for franchise taxes that were not reported or paid for 2009 and 2010 for the disregarded entity of Caiman Eastern Midstream, LLC. The tax amount due is approximately $130,000 for which Caiman Energy, LLC is responsible.

Schedule 3.16

43

SCHEDULE 3.17

INSURANCE

Type of Policy (6)	Underwriter	2012 Limits		2012 Premium
General Liability	Arch	1,000,000	(1)(7)	93,753
GL – Umbrella	Ace	25,000,000	(7)	119,350
Automobile	Arch	1,000,000	(1)	22,000
Worker’s Comp.	Indemnity	1,000,000	(1)	—
D & O	Chubb /AWAC	10,000,000		TBD
Cargo	Lloyd’s	1,000,000	(1)	24,500	(3)
Property – Cryo #1	Liberty /St. Paul	40,000,000		84,000

Builder’s Risk Insurance Policy
- Ft. Beeler – Cryo #2	Ironshore	51,700,000	(4)	167,802
- Ft. Beeler – Cryo #3	TBD	53,750,000		TBD
- Ft. Tomlinson Frac #1 (Moundsville)	Liberty Intl.	50,000,000		156,800

Environmental Liability Insurance Policy
Environmental Liability (Prior/Existing Events) (Olin site)	IndianHarbor Insurance Company	25,000,000	(5)	179,989
Environmental Liability Sudden and Gradual (Ft. Beeler & Gathering Lines)	IndianHarbor Insurance Company	5,000,000		24,550
Environmental Liability Sudden and Gradual (Ft. Tomlinson Frac I)	IndianHarbor Insurance Company	$10,000,000		7,585

Notes:

(1)	Limit per Occurrence.
(2)	Worker’s Comp incorporated into Insperity payroll cost.
(3)	New coverage to protect assets during transport up to $50,000,000 in asset value. Transport of plants to WV and pipe movements.
(4)	Cryo #2 will be covered under the builder’s risk policy until the renewal period next year.
(5)	Environmental policy is for a term of 10 years.
(6)	Policies cover all Contributor entities.
(7)	Contributor will add Buyer as additional insured on Contributor’s current and prior insurance policies with respect to the Company’s assets and operations.

Schedule 3.17

44

SCHEDULE 3.19

SUFFICIENCY OF ASSETS

1.	Those contracts listed on Schedule 3.3(b) that are expected to be assigned from Caiman Energy, LLC to Caiman Eastern Midstream, LLC prior to Closing.

2.	Any assets located in the Dallas office of Contributor used in connection with providing services to the Company under the Transition Services Agreement.

Schedule 3.19

45

SCHEDULE 3.20

RELATED-PARTY TRANSACTIONS

1.	Revolving credit facility under that certain Credit Agreement among Caiman Energy, LLC, each lender from time to time party thereto and Bank of America, N.A. dated March 31, 2011, not amended.

2.	Intercompany Loan Agreement between Caiman Energy, LLC and Caiman Eastern Midstream, LLC dated December 31, 2011.

3.	Assignment between Caiman Energy, LLC and Caiman Eastern Midstream, LLC dated March 1, 2012 whereby Caiman Energy, LLC assigned its interest to Caiman Eastern Midstream, LLC in that certain Access Agreement between Caiman Energy, LLC and McElroy Coal Company dated February 20, 2012.

4.	Those assignments listed on Schedule 3.8(a) whereby Caiman Energy, LLC or Caiman Holdings, LLC assigned its interest in certain Material Contracts to Caiman Eastern Midstream, LLC.

5.	Those assignments referenced on Schedule 3.3(b) whereby Caiman Energy, LLC is expected to assign its interest in certain contracts listed on Schedule 3.3(b) to Caiman Eastern Midstream, LLC prior to Closing.

Schedule 3.20

46

SCHEDULE 3.21

BANK ACCOUNTS; POWERS OF ATTORNEY

None.

Schedule 3.21

47

SCHEDULE 5.1(a)

CONDUCT AND OPERATIONS (GENERAL)

None.

Schedule 5.1(a)

48

SCHEDULE 5.1(b)

CONDUCT AND OPERATIONS (SPECIFIC)

1.	Contributor expects to settle the following dispute before the Closing Date: L.A. Pipeline Construction Co. Inc., Plaintiff, v. and Caiman Energy, LLC, et al., Defendants, Civil Action No. 11-C-24, In the Circuit Court of Marshall County, West Virginia.

2.	The contracts that are expected to be assigned from Caiman Energy, LLC to Caiman Eastern Midstream, LLC prior to Closing listed on Part II of Schedule 3.3(b).

Schedule 5.1(b)

49

SCHEDULE 5.5(i)

FURTHER ASSURANCES

1.	Those contracts listed on Schedule 3.3(b) that are expected to be assigned from Caiman Energy, LLC to Caiman Eastern Midstream, LLC prior to Closing.

2.	The ROW listed in Schedule 3.11(c)(i) that are expected to be assigned from Caiman Ohio to Caiman Eastern Midstream, LLC prior to Closing.

Schedule 5.5

50

SCHEDULE 5.5(ii)

FURTHER ASSURANCES

Other than any transfer of Books and Records pursuant to Section 5.2, the Company will retain any and all property located in its Dallas office.

Schedule 5.5

51

SCHEDULE 5.7

SURETY BONDS

1.	Cash bond number 5096093 issued to West Virginia Department of Highways District 6 dated June 29, 2011 for the amount of $25,000.

2.	Cash bond number 4513699 issued to West Virginia Department of Highways District 6 dated November 30, 2009 for the amount of $25,000.

Schedule 5.7

52

SCHEDULE 5.9

RELATED-PARTY TRANSACTIONS

1.	Assignment between Caiman Energy, LLC and Caiman Eastern Midstream, LLC dated March 1, 2012 whereby Caiman Energy, LLC assigned its interest to Caiman Eastern Midstream, LLC in that certain Access Agreement between Caiman Energy, LLC and McElroy Coal Company dated February 20, 2012.

2.	Those assignments listed on Schedule 3.8(a) whereby Caiman Energy, LLC or Caiman Holdings, LLC assigned its interest in certain Material Contracts to Caiman Eastern Midstream, LLC.

3.	Those assignments referenced on Schedule 3.3(b) whereby Caiman Energy, LLC is expected to assign its interest in certain contracts listed on Schedule 3.3(b) to Caiman Eastern Midstream, LLC prior to Closing.

Schedule 5.9

53

SCHEDULE 7.2(f)

CONSENTS

None.

Schedule 7.2(f)

54

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment”) is made and entered into this              day of                     , 2012, by Caiman Energy, LLC, a Delaware limited liability company (“Contributor”).

W I T N E S S E T H:

WHEREAS, Contributor owns all of the outstanding membership interests of Caiman Eastern Midstream, LLC, a Texas limited liability company (the “Company”);

WHEREAS, pursuant to that certain Contribution Agreement between Contributor and Williams Partners L.P., a Delaware limited partnership (“Acquirer”) dated as of March 19, 2012 (the “Contribution Agreement”), Acquirer is purchasing from Contributor 100% of the membership interests in the Company (such interests, the “Purchased Interests”); and

WHEREAS, Contributor desires to contribute, transfer and assign all of the Purchased Interests to Acquirer.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Contributor agrees as follows:

1. Contribution and Assignment. Contributor does hereby CONTRIBUTE, ASSIGN, CONVEY, TRANSFER AND DELIVER to Acquirer, its successors and assigns, to have and to hold forever, the Purchased Interests.

2. Substitution as Member. From and after the Closing under the Contribution Agreement (the “Effective Time”), Acquirer shall be substituted for Contributor as the sole member of the Company with respect to the Purchased Interests. From and after the Effective Time, Contributor shall and does hereby withdraw from the Company as a member, ceases to be a member of the Company and ceases to have or exercise any right or power as a member of the Company.

3. Nothing in this Assignment shall alter any liability or obligation of Contributor or Acquirer arising under the Contribution Agreement, which shall govern the representations, warranties and obligations of the parties thereto with respect to the Purchased Interests.

4. General Provisions.

(a) Applicable Law. THIS ASSIGNMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS OR PRINCIPLES THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS ASSIGNMENT TO THE LAW OF ANOTHER JURISDICTION.

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(b) Defined Terms. Capitalized terms used but not specifically defined herein shall have the same meanings prescribed to such terms in the Contribution Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Assignment has been duly executed by the party hereto as of the date and year first above written.

CONTRIBUTOR:

CAIMAN ENERGY, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO ASSIGNMENT AGREEMENT]

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), dated [            ], 2012, is entered into by and among Caiman Energy, LLC, a Delaware limited liability company (“Contributor”), Williams Partners L.P., a Delaware limited partnership (“Acquirer”), and Wells Fargo N.A., a [            ] banking corporation (“Escrow Agent”). Contributor, Acquirer and Escrow Agent are referred to herein sometimes individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Contribution Agreement (as defined below).

RECITALS

A. Contributor and Acquirer entered into that certain Contribution Agreement, dated March [    ], 2012 (the “Contribution Agreement”), under which Acquirer agreed to purchase from Contributor, and Contributor agreed to sell, all of the outstanding membership interests in Caiman Eastern Midstream, LLC, a Texas limited liability company (the “Company”).

B. Under Section 2.2(b)(ii) of the Contribution Agreement, in connection with the Closing thereunder, Acquirer and Contributor agreed to execute and deliver this Agreement and deposit in the Escrow Account (as defined below) [            ] WPZ Units (the “Escrow Units”) to be available to satisfy certain obligations of Contributor that may arise under the Contribution Agreement after the Closing.

C. The Parties desire to set forth further terms and conditions in addition to those set forth in the Contribution Agreement relating to the operation of the Escrow Account.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

1. Appointment. Acquirer and Contributor hereby appoint Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Escrow Account. At the Closing, Acquirer shall deliver or cause to be delivered to Escrow Agent, in accordance with Section 2.2(b)(ii) of the Contribution Agreement, the Escrow Units in certificated form, as more fully identified on Schedule 3 attached hereto, to be held in Contributor’s name by Escrow Agent in a separate account designated and maintained by Escrow Agent (the “Escrow Account”) for the benefit of Acquirer and Contributor as provided in this Agreement and the Contribution Agreement. Escrow Agent shall provide notice to Contributor and Acquirer that it is in possession of the Escrow Units upon receipt thereof and shall hold the Escrow Units in the Escrow Account pursuant to the terms of this Agreement.

3. Rights of Ownership, Distributions and Voting.

(a) While the Escrow Units remain in escrow pursuant to this Agreement, Contributor will retain and will be able to exercise all incidents of ownership of said Escrow Units that are not inconsistent with the terms and conditions of this Agreement. The Escrow Units held pursuant to this Agreement will be shown as issued and outstanding on the books and records of Acquirer.

(b) During the term of this Agreement, any dividends or other distributions (“Distributions”) made in respect of the Escrow Units (whether made in cash, WPZ Units or other equity securities) shall be paid (or issued) directly to Contributor by Acquirer, free and clear of any and all Liens, and shall not be placed into the Escrow Account or be subject to this Escrow Agreement. To the extent that any Distributions are delivered to Escrow Agent, Escrow Agent is authorized to and shall deliver to Contributor such Distributions within five (5) Business Days of Escrow Agent receiving such Distributions (i) in the case of a cash Distribution, by wire transfer to the account or accounts specified in writing by Contributor to Escrow Agent, or (ii) in the case of a Distribution paid in WPZ Units or other equity securities, by delivery of Common Units or such other equity securities to the address or address specified in writing by Contributor to Escrow Agent.

(c) During the term of this Agreement, Contributor shall have the right to exercise all of the voting rights pertaining to the Escrow Units on all matters submitted to the unitholders of Acquirer. Acquirer shall deliver directly to Contributor, and not to Escrow Agent, all notices, solicitations or other documents or information issued to Acquirer’s unitholders generally with respect to the WPZ Units, including, but not limited to, all proxy materials (collectively, “Voting Materials”). To the extent that any Voting Materials are sent to Escrow Agent, Escrow Agent shall promptly deliver such Voting Materials to Contributor at Contributor’s address specified in Section 11 or otherwise specified in writing by Contributor to Escrow Agent.

4. Disposition.

(a) Pending Claims Account. Upon Escrow Agent’s receipt of a written notice of a claim (each, a “Claim”) for indemnity or reimbursement pursuant to and in accordance with Section 9.2 of the Contribution Agreement (each, a “Claim Notice”), the number of Escrow Units set forth in the Claim Notice corresponding to the amount of such Claim shall immediately be deemed to be part of a pending claims account (the “Pending Claims Account”). Each Claim Notice shall include the number of Escrow Units to be deemed part of the Pending Claims Account, which number of Escrow Units shall be equal to the quotient of (x) the aggregate dollar amount of such Claim divided by (y) the value of each Escrow Unit, which value shall be deemed to be equal to the thirty (30) day, volume-weighted average trading price of the Escrow Units ending two (2) trading days prior to the date of such Claim Notice. In the case of fractional Escrow Units, the number of Escrow Units shall be rounded up to the nearest whole number. Escrow Agent shall have no obligation to calculate the number of Escrow Units to be deemed part of the Pending Claims Account pursuant to a Claim Notice. For the avoidance of doubt, no separate certificate(s) need be created or held for such Escrow Units deemed part of the Pending Claims Account and no certificates representing Escrow Units in the Pending Claims Account need be physically segregated. Escrow Agent shall release and disburse the Escrow Units, whether or not deemed in the Pending Claims Account, as follows:

(i) promptly upon, and in any event no later than three (3) Business Days after receipt of, and in accordance with, joint written instructions executed by both Acquirer and Contributor (a “Joint Written Instruction”); or

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(ii) as promptly as practicable, and in any event no later than three (3) Business Days after Escrow Agent’s receipt of, and in accordance with, a final, non-appealable judgment of a court of competent jurisdiction (a “Final Court Order”); or

(iii) after fifteen (15) months following the Closing Date, pursuant to a Contributor Release Notice delivered pursuant to Section 4(c).

(b) Release of Escrow Units.

(i) If Escrow Agent receives direction pursuant to a Joint Written Instruction or a Final Court Order for the disbursement of Escrow Units from the Escrow Account or Pending Claims Account at any time or receives from Contributor a Contributor Release Notice (as defined below), Escrow Agent shall disburse all or a portion of the Escrow Units in accordance with such Joint Written Instruction, Final Court Order or Contributor Release Notice. Each such Joint Written Instruction, Final Court Order or Contributor Release Notice requiring the disbursement of Escrow Units shall (i) identify the number of Escrow Units to be disbursed by Escrow Agent, (ii) identify the name of the parties to whom such Escrow Units are to be disbursed, and (iii) include instructions (“Delivery Instructions”) to deliver the appropriate certificate(s) held by Escrow Agent in the Escrow Account to Acquirer’s transfer agent, Computershare Trust Company, N.A. (the “Transfer Agent”), for exchange and/or cancellation. Concurrently with the delivery of each Joint Written Instruction, Final Court Order or Contributor Release Notice containing Delivery Instructions, Acquirer and Contributor shall deliver to the Transfer Agent, with a copy to Escrow Agent, a joint written instruction directing the Transfer Agent to (A) cancel the certificate(s) representing Escrow Units it receives from Escrow Agent, (B) issue and deliver to Escrow Agent new physical certificates, if any, in Contributor’s name representing such WPZ Units to be returned and continued to be held by Escrow Agent in accordance with such instructions, and/or (C) issue and deliver to Contributor or its designee in book-entry form (unless otherwise requested by Contributor) the number of WPZ Units, if any, to be delivered to Contributor in accordance with such instructions (each, a “Transfer Agent Instruction”). Contributor and Acquirer shall take such further actions, including the delivery of notices and documents required by the Transfer Agent, as are reasonably necessary to effectuate the foregoing.

(ii) No later than two (2) Business Days after the expiration of the Escrow Period (as defined below), Acquirer and Contributor shall deliver to Escrow Agent a Joint Written Instruction to transfer to Contributor all of the remaining Escrow Units held in the Escrow Account that have not been deemed as part of the Pending Claims Account.

(iii) Contributor shall deliver a fully executed stock power to Escrow Agent on the Closing Date in the form reasonably acceptable to Acquirer and Contributor. Any Escrow Units to be transferred to Acquirer from Escrow Agent on behalf of any Acquirer Indemnified Party shall be accompanied by such fully executed stock power. Contributor agrees to execute and deliver such other documents, certificates, agreements and other writings (including stock powers) and to take such other actions as may be necessary or desirable in order to transfer the Escrow Units to Acquirer as contemplated by this Agreement.

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(iv) Any Escrow Units that have been deemed as part of the Pending Claims Account at the end of the Escrow Period shall be retained by Escrow Agent pursuant to the terms of this Agreement until such time as Escrow Agent is instructed to distribute such Escrow Units, if any, pursuant to a Joint Written Instruction or Final Court Order.

(v) If Contributor satisfies a Claim in cash in accordance with Section 9.2(e) of the Contribution Agreement and Escrow Units have been deemed as part of the Pending Claims Account in respect of such Claim, Acquirer and Contributor shall deliver a Joint Written Instruction to Escrow Agent releasing such Escrow Units to the Escrow Account or to Contributor, as applicable.

(vi) Neither Acquirer nor Contributor shall provide any notice or instruction to the Transfer Agent in contravention of a Transfer Agent Instruction.

(vii) For the purposes of this Agreement, the term “Escrow Period” shall mean the period beginning on the Closing Date and ending on the later to occur of (A) fifteen (15) months following the Closing Date and (B) the date on which all obligations of Contributor with respect to any claim for indemnity or reimbursement made by an Acquirer Indemnified Party pursuant to Section 9.3 or Section 9.4 of the Contribution Agreement on or prior to the date that is fifteen (15) months after the Closing Date have been settled or resolved.

(c) In the event that Acquirer fails to timely execute a Joint Written Instruction under Section 4(b)(ii) after the expiration of the Escrow Period, Contributor may give unilateral written notice (“Contributor Release Notice”) to Escrow Agent with a copy to Acquirer directing Escrow Agent to release and transfer to Contributor all of the remaining Escrow Units held in the Escrow Account that have not been deemed as part of the Pending Claims Account in the case of a notice under Section 4(b)(ii) certifying that Acquirer has failed, after written notice from Contributor, to execute a Joint Written Instruction under Section 4(b)(ii) and Escrow Agent shall be entitled to and shall on the first Business Day after three (3) Business Days following receipt of the Contributor Release Notice release and disburse the applicable Escrow Units as directed in the Contributor’s Release Notice unless Escrow Agent and Contributor have received during such three (3) Business Day period a written notice from Acquirer wherein Acquirer objects to the release of such Escrow Units, such notice to include a description of the legal basis supporting Acquirer’s objection to the Escrow Units being released.

(d) Substitution of Cash for Escrow Units. At any time during the Escrow Period, with the prior written consent of Acquirer (such consent not to be unreasonably withheld), Contributor may elect by written notice to the Escrow Agent and Acquirer (“Cash Substitution Notice”) elect to substitute cash for all of the Escrow Units held in the Escrow Account by depositing cash into the Escrow Account in exchange for Escrow Units with the Escrow Units subject to substitution being valued at a value equal to the thirty (30) day volume weighted average trading price of Escrow Units ending two trading days prior to the date of release of such Escrow Units from the Escrow Account in exchange for cash. Upon Acquirer’s receipt of the Cash Substitution Notice, the parties agree that Section 4(a) and Section 4(b) shall be replaced in its entirety by the provisions set forth in Schedule 4 attached hereto.

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5. Escrow Agent.

(a) Duties. Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Contribution Agreement, nor shall Escrow Agent be required to determine if any person or entity has complied with the Contribution Agreement, nor shall any additional obligations of Escrow Agent be inferred from the terms of the Contribution Agreement, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement and those of the Contribution Agreement, any schedule or exhibit attached to the Contribution Agreement, or any other agreement, the terms and conditions of this Agreement shall control as between Escrow Agent, on the one hand, and Contributor and Acquirer, on the other hand; provided, however, that the terms and conditions of the Contribution Agreement shall control as between Contributor and Acquirer. Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed in good faith by it to be genuine and to have been signed or presented by the proper party or parties without inquiry and without requiring substantiating evidence of any kind. Escrow Agent shall not be liable to Acquirer or Contributor, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Units, or any portion thereof, unless such instruction shall have been delivered to Escrow Agent in accordance with this Agreement and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Escrow Agent shall have no duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b) No Liability. Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through Affiliates or agents; provided that Escrow Agent shall be responsible for the performance of such duties to the standards set forth herein. Escrow Agent will not be liable for the negligence or misconduct of any Affiliates or agents selected by it in good faith and with reasonable care, except to the extent that a final adjudication of a court of competent jurisdiction determines that Escrow Agent’s or its Affiliate’s or agent’s gross negligence or willful misconduct was the primary cause of any loss. Escrow Agent may consult with counsel, accountants and other skilled persons selected with reasonable care and retained by it, at the expense of Acquirer and Contributor, which expense shall be paid fifty percent (50%) by Contributor and fifty percent (50%) by Acquirer, as to any matter relating to this Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel. If Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a Final Court

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Order. To the extent practical, the Parties agree to pursue any redress or recourse in connection with any dispute without making Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6. Succession.

(a) Resignation. Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days’ advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Units (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a Final Court Order, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8.

(b) Merger. Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be Escrow Agent under this Agreement without further act.

7. Compensation and Reimbursement. Acquirer and Contributor agree severally, not jointly, (a) to pay Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder as described in Schedule 1 attached hereto, and (b) to pay or reimburse Escrow Agent upon request for all reasonable and documented out-of-pocket expenses, disbursements and advances, including, without limitation, reasonable attorney’s fees and expenses, incurred, or made by it in connection with the performance, modification, and termination of this Agreement (without duplication of any amounts to be paid in accordance with Section 8). Escrow Agent shall send a written request to Contributor and Acquirer for such expenses, which expenses shall be paid fifty percent (50%) by Contributor and fifty percent (50%) by Acquirer. Annual fees are due annually in advance for each year or any part thereof. Expenses payable pursuant to this Section 7 shall be paid fifteen (15) Business Days after receipt of the written request. The obligations contained in this Section 7 shall survive the termination of this Agreement and the resignation, replacement or removal of Escrow Agent.

8. Indemnity. Acquirer and Contributor shall severally, and not jointly, indemnify, defend, and hold harmless Escrow Agent and its Affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against and reimburse Escrow Agent for all reasonable attorneys’ and consultants’ fees and expenses and court costs and all Damages arising out of or in connection with (a) Escrow Agent’s execution and performance of this Agreement, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission, or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been caused by the , gross negligence or willful misconduct of such Indemnitee, or (b) Escrow Agent’s action in accordance with any Joint Written Instruction. The indemnity obligations set forth in this Section 8 shall survive the resignation, replacement, or removal of Escrow Agent or the termination of this Agreement and Acquirer and Contributor agree that liability pursuant to this Section 8 shall be allocated fifty percent (50%) to Contributor and fifty percent (50%) to Acquirer.

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9. Patriot Act Disclosure. The Parties acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The Parties agree that they will provide to Escrow Agent such information as it may request, from time to time, in order for Escrow Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

10. Force Majeure. Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

11. Notices. All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of units or funds, including but not limited to transfer instructions pursuant to Section 4 of this Agreement (all of which shall be specifically governed by Section 12 below), shall be deemed to be duly given and received: (a) upon delivery, if delivered personally, or upon confirmed transmittal, if by facsimile; or (b) on the next Business Day if sent prepaid by overnight, nationally-recognized courier to the appropriate notice address set forth below or at such other address as any Party may have furnished to the other Parties in writing by registered mail, return receipt requested.

If to Acquirer:

Williams Partners L.P.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: Senior Vice President, Corporate Strategic Development

Facsimile: (918) 573-4900

with copies to (which shall not constitute notice):

Williams Partners L.P.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: General Counsel

Facsimile: (918) 573-5942

Gibson, Dunn & Crutcher LLP

1801 California Street

Suite 4200

Denver, CO 80202

Attention: Steven Talley

Facsimile: (303) 298-5907

if to Contributor:

Caiman Energy, LLC

5949 Sherry Lane, Suite 1300

Dallas, TX 75225

Attention: Tony Strehlow

Facsimile: (214) 580-3750

7

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin St., Suite 2500

Houston, TX 77002-6760

Attention: Douglas E. McWilliams

Facsimile: (713) 615-5725

If to Escrow Agent:

Wells Fargo N.A.

[            ]

Attention: [        ]

Fax No.: [        ]

Notwithstanding the above, in the case of communications delivered to Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of Escrow Agent or any employee of Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that Escrow Agent, in its reasonable discretion, shall determine that an emergency exists, Escrow Agent may use such other means of communication as Escrow Agent deems reasonably appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

12. Security Procedures.

(a) Instructions. Notwithstanding anything to the contrary as set forth in Section 11, any and all instructions setting forth, claiming, containing, objecting to, or in any way related to the distribution of Escrow Units, including but not limited to any such transfer instructions that may otherwise be set forth in a Joint Written Instruction, may be given to Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer of the Escrow Units, or any portion thereof, shall be deemed delivered and effective unless Escrow Agent shall have received such instruction by facsimile at the number provided to the Parties by Escrow Agent in accordance with Section 11 and as further evidenced by a confirmed transmittal to that number.

(b) Confirmation. If Escrow Units transfer instructions are so received by Escrow Agent by facsimile, Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 2 hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually

8

received and acknowledged by Escrow Agent. If Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 2, Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Contributor’s or Acquirer’s executive officers, (each such person, an “Executive Officer”), as Escrow Agent may select. Such “Executive Officer” shall deliver to Escrow Agent a fully executed incumbency certificate, and Escrow Agent may rely, to the extent reasonable under the circumstances, upon the confirmation of anyone purporting to be any such officer. Escrow Agent may rely solely upon any account numbers or similar identifying numbers provided by Contributor and Acquirer.

(c) Change in Instructions. Any Party may unilaterally modify only its funds transfer instructions in this Section 12, by written notice to Escrow Agent. The Parties acknowledge that the security procedures set forth in this Section 12 are commercially reasonable.

13. Compliance with Court Orders. If any Escrow Units shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment, or decree shall be made or entered by any court order affecting the property deposited under this Agreement, Escrow Agent is hereby expressly authorized, in its reasonable discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and if Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

14. Other Provisions. Except for changes by a Party of its respective funds transfer instructions as provided in Section 12(c), the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by Escrow Agent or any Party, except as provided in Section 6, without the prior consent of Escrow Agent and the other Parties. This Agreement shall be governed by and construed under the laws of the State of Texas. Each Party and Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable Law and consents to the jurisdiction of the United States District Court for the Northern District of Texas or any Texas State court sitting in Dallas, Texas. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity. Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the Parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable Law, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant, and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable Laws. Where, however, the conflicting provisions of any such applicable Law may be waived, they are hereby irrevocably waived by the Parties to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

[Signature page follows.]

9

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC,
its General Partner

By:
Name:
Title:

CAIMAN ENERGY, LLC

By:
Name:
Title:

WELLS FARGO N.A., as Escrow Agent

By:
Name:
Title:

SIGNATURE PAGE

TO

ESCROW AGREEMENT

SCHEDULE 1

ESCROW AGENT FEES

Escrow Agent Acceptance Fee: $[        ]

(One-time fee payable at Closing)

Covers the acceptance of Wells Fargo N.A. to act as Escrow Agent; the study and consideration of [the agency documents and other] Transaction Documents and the establishment of the necessary accounts and procedures.

Escrow Agent Annual Administration Fee: $[        ]

(Payable annually in advance for each year or any portion thereof).

Includes day-to-day administration services for Escrow Agent including receipt and safe keeping of escrowed property, collection of income, disbursements, monthly reporting, tax reporting and filing, etc.

Transaction Charges:

•	Investment Transactions: $[ ]

•	Wire Transfers: $[ ]

Legal Counsel Fee: At cost

SCHEDULE 2

Telephone Number(s) and authorized signature(s) for
Person(s) Designated to give Unit Transfer Instructions

If from Contributor:

	Name	Telephone Number	Signature
1.	[ ]	[ ]

2.	[ ]	[ ]

If from Acquirer:

	Name	Telephone Number	Signature
1.	[ ]	[ ]

2.	[ ]	[ ]

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Unit Transfer Instructions

If from Contributor:

	Name	Telephone Number
1.	[ ]	[ ]

2.	[ ]	[ ]

If from Acquirer:

	Name	Telephone Number
1.	[ ]	[ ]

2.	[ ]	[ ]

SCHEDULE 3

ESCROW UNITS

Certificate Number [        ], representing [        ] common units representing limited partner interests of Williams Partners L.P., issued in the name of Caiman Energy, LLC.

SCHEDULE 4

Replacement Section 4(a) and Section 4(b)

[To be inserted prior to Closing]

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) dated as of [            ], 2012 is entered into by and among Williams Partner L.P., a Delaware limited partnership (“Acquirer”), and [Jack Lafield and his Affiliates]1 (the “Restricted Party.”) Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

RECITALS:

A. Reference is made to that certain Contribution Agreement dated as of March 19, 2012 (as amended, restated or otherwise modified from time to time, the “Contribution Agreement”) by and among Acquirer and Caiman Energy, LLC, a Delaware limited liability company (“Contributor”), pursuant to which Contributor agreed to contribute, assign, transfer, convey and deliver all of the outstanding membership interests of Caiman Eastern Midstream, LLC, a Texas limited liability company (the “Company”) to Acquirer pursuant to the terms and conditions thereof (the “Transaction”).

B. Immediately prior to the consummation of the Transaction, [Jack Lafield is the President and Chief Executive Officer of Contributor].2

C. In connection with the Transaction and pursuant to the terms and conditions of the Contribution Agreement, the Restricted Party will derive, either directly or indirectly, substantial benefits from the Transaction and the other transactions contemplated by the Contribution Agreement.

D. The Restricted Party acknowledges and agrees that following the Transaction, Acquirer and its Affiliates would be irreparably damaged if the Restricted Party were to provide certain services to, or otherwise participate in, the business of any Person engaging in the Restricted Business (as hereafter defined) within the Territory (as hereafter defined), and that such action by the Restricted Party would result in a significant loss by Acquirer and its Affiliates, successors or assigns.

E. The execution, delivery and continued existence and enforceability of this Agreement is a material inducement to the willingness of Acquirer to enter into the Contribution Agreement.

F. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Contribution Agreement.

[1]	Form is to be adapted for other management Restricted Parties: Stephen L. Arata, Richard D. Moncrief and Danny L. Thompson.
[2]	To be adapted to describe the role of the Restricted Party at Contributor.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the covenants and agreements set forth herein, and other fair, adequate and valuable consideration (including the consideration delivered pursuant to the Transaction), the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

1. Non-Competition and Non-Solicitation. For a period beginning on the date hereof and expiring on the two (2) year anniversary of the Closing (the “Restricted Period”), the Restricted Party acknowledges and agrees that it shall not and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(a) engage in any gas gathering, processing, fractionation or liquid hydrocarbon business anywhere in the Territory that is of the kind of the businesses currently operated or currently intended by the Company to be operated by the Company (the “Restricted Business”), or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or as applicable and within its control, allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder, consultant or otherwise with, any business or Person that competes in whole or in part with the Restricted Business;

(b) solicit, recruit or hire any person who at any time after the date of the Contribution Agreement becomes a Transferred Employee; provided that the foregoing shall not prohibit the Restricted Party or any of its Affiliates from (A) hiring a Transferred Employee who responds to a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Transferred Employees or (B) soliciting, recruiting or hiring any Transferred Employee who has ceased to be employed or retained by the Company, Acquirer or any of their respective Affiliates for at least twelve (12) months; or

(c) approach or seek business in the Territory constituting the Restricted Business from any Customer (as hereinafter defined), refer business in the Territory constituting the Restricted Business from any Customer to any Person or be paid commissions based on sales from business in the Territory constituting the Restricted Business received from any Customer by any Person (it being understood that, for purposes of this Section 1(c), the term “Customer” means any Person to which the Company provided products or services during the twelve (12) month period prior to the Closing Date; provided that the foregoing shall not prohibit any referral of business by the Restricted Party to the Company or Acquirer.

(d) For purposes hereof, “Territory” means and includes Pennsylvania (except the Utica Shale in the Counties of Lawrence, Mercer, Crawford and Erie) and West Virginia.

2. Exceptions.

Notwithstanding Section 1 to the contrary, nothing herein shall be deemed to prohibit:

2

(a) the Restricted Party from owning less than five percent (5%) of any class of securities traded on a national stock exchange issued by any Person engaged in the Restricted Business;

(b) the Restricted Party from acquiring the equity securities or assets of any Person of which less than twenty percent (20%) of its revenues are attributable to the Restricted Business; and

(c) the Restricted Party from conducting and continuing its business operations of the kind currently conducted (including fulfillment of existing obligations under contracts currently in effect) in the Counties of Greene, Fayette, Somerset, Bedford, Indiana, Clearfield, Cambria and Blair in Pennsylvania and Preston County in West Virginia.

3. Enforceability and Breaches.

(a) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Agreement are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Restricted Party’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Acquirer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Agreement because taken together they are more extensive than necessary to assure to Acquirer the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions of this Agreement that, if eliminated or reformed, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated or reformed as the case may be, for the purposes of such proceeding, from this Agreement.

(b) Each Party acknowledges any breach by the Restricted Party of any provision of this Agreement may result in irreparable injury to Acquirer. The Restricted Party acknowledges that, in the event of such a breach, in addition to all other remedies available at Law, Acquirer shall be entitled to seek equitable relief, including injunctive relief, as well as such other remedies as may be available at law and equity. The Restricted Party has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Agreement are reasonable and proper to protect the legitimate interest of Acquirer.

4. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege in connection with this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Law.

3

5. Notices. All notices, requests and other communications to any Party pursuant to this Agreement shall be in writing (including facsimile transmission) and shall be given,

if to Acquirer, to:

Williams Partners L.P.

One Williams Center

Tulsa, OK 74172-0172

Attention: Senior Vice President, Corporate Strategic Development

Facsimile: (918) 573-4900

with copies (which shall not constitute notice) to:

Williams Partners L.P.

One Williams Center

Tulsa, OK 74172-0172

Attention: General Counsel

Facsimile: (918) 573-5942

and:

Gibson, Dunn & Crutcher LLP

1801 California Street

Suite 4200

Denver, CO 80202

Attention: Steven Talley

Facsimile: (303) 298-5907

if to the Restricted Party, to:

[            ]

with a copy (which shall not constitute notice) to:

[            ]

or such other address or facsimile number as such Party may hereafter specify in writing for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed duly given when delivered personally (including by courier or overnight courier with confirmation), via facsimile (with confirmation) or delivered by an overnight courier (with confirmation), if, in any such case, confirmation is obtained prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

6. Successors and Assigns; Assignment. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Restricted Party and its

4

successors and permitted assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party. Notwithstanding the foregoing, Acquirer may assign any of its rights and obligations hereunder (a) to one or more wholly-owned subsidiaries or parent entities of Acquirer (including any subsidiaries or parent entities which may be organized subsequent to the date hereof), (b) to any successor of Acquirer, and (c) in connection with a sale of capital stock, a sale of assets, a merger or other disposition involving Acquirer, the Company or their respective Affiliates.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to the conflicts of law rules thereof.

8. Consent to Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Northern District of Texas or any Texas State court sitting in Dallas, Texas, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas, and each Party hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 5 shall be deemed effective service of process on such Party.

9. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts (including facsimile and electronic transmission counterparts), each of which shall be an original, with the same effect as if the signatures to this Agreement were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by the other Parties. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities upon any Person other than the Parties and their respective successors and permitted assigns.

10. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement.

11. Construction. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. In this Agreement, the term “including” and words of similar import mean “including, without limitation,” unless the context requires otherwise. Each Party and its or his counsel have participated in the drafting of this Agreement, the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of construction to the effect that any ambiguities shall be resolved against the drafting party shall be used to interpret this Agreement.

[Signature page follows.]

5

IN WITNESS WHEREOF, each party hereto has caused Agreement to be duly executed as of the date first above written.

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC,
its General Partner

By:
Name:
Title:

JACK LAFIELD

SIGNATURE PAGE

TO

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) dated as of [                ], 2012 is entered into by and among Williams Partner L.P., a Delaware limited partnership (“Acquirer”), and EnCap Energy Infrastructure Fund, L.P., a [                ] limited partnership (the “Restricted Party.”) Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

RECITALS:

A. Reference is made to that certain Contribution Agreement dated as of March 19, 2012 (as amended, restated or otherwise modified from time to time, the “Contribution Agreement”) by and among Acquirer and Caiman Energy, LLC, a Delaware limited liability company (“Contributor”), pursuant to which Contributor agreed to sell, assign, transfer, convey and deliver all of the outstanding membership interests of Caiman Eastern Midstream, LLC, a Texas limited liability company (the “Company”) to Acquirer pursuant to the terms and conditions thereof (the “Transaction”).

B. Immediately prior to the consummation of the Transaction, the Restricted Party is a member of Contributor.

C. In connection with the Transaction and pursuant to the terms and conditions of the Contribution Agreement, the Restricted Party will derive, either directly or indirectly, substantial benefits from the Transaction and the other transactions contemplated by the Contribution Agreement.

D. The Restricted Party acknowledges and agrees that following the Transaction, Acquirer and its Affiliates would be irreparably damaged if the Restricted Party were to provide certain services to, or otherwise participate in, the business of any Person engaging in the Restricted Business (as hereafter defined) within the Territory (as hereafter defined), and that such action by the Restricted Party would result in a significant loss by Acquirer and its Affiliates, successors or assigns.

E. The execution, delivery and continued existence and enforceability of this Agreement is a material inducement to the willingness of Acquirer to enter into the Contribution Agreement.

F. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Contribution Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the covenants and agreements set forth herein, and other fair, adequate and valuable consideration (including the consideration delivered pursuant to the Transaction), the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

1. Non-Competition and Non-Solicitation. For a period beginning on the date hereof and expiring on the two (2) year anniversary of the Closing (the “Restricted Period”), the Restricted Party acknowledges and agrees that it shall not, directly or indirectly through any Person or contractual arrangement:

(a) engage in any gas gathering, processing, fractionation or liquid hydrocarbon business anywhere in the Territory that is of the kind of the businesses currently operated or currently intended by the Company to be operated by the Company (the “Restricted Business”), or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder, consultant or otherwise with, any business or Person that competes in whole or in part with the Restricted Business;

(b) solicit, recruit or hire any person who at any time after the date of the Contribution Agreement becomes a Transferred Employee; provided that the foregoing shall not prohibit the Restricted Party from (A) hiring a Transferred Employee who responds to a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Transferred Employees or (B) soliciting, recruiting or hiring any Transferred Employee who has ceased to be employed or retained by the Company, Acquirer or any of their respective Affiliates for at least twelve (12) months; or

(c) approach or seek business in the Territory constituting the Restricted Business from any Customer (as hereinafter defined), refer business in the Territory constituting the Restricted Business from any Customer to any Person or be paid commissions based on sales from business in the Territory constituting the Restricted Business received from any Customer by any Person (it being understood that, for purposes of this Section 1(c), the term “Customer” means any Person to which the Company provided products or services during the twelve (12) month period prior to the Closing Date; provided that the foregoing shall not prohibit any referral of business by the Restricted Party to the Company or Acquirer.

(d) For purposes hereof, “Territory” means and includes the following counties in West Virginia: Marshall, Wetzel, Doddridge, Ohio, Brooke and Tyler and the Marcellus Shale in the following counties in Ohio: Monroe and Belmont.

2. Exceptions.

Notwithstanding Section 1 to the contrary, nothing herein shall be deemed to prohibit:

(a) the Restricted Party from owning less than five percent (5%) of any class of securities traded on a national stock exchange issued by any Person engaged in the Restricted Business; and

(b) the Restricted Party from acquiring the equity securities or assets of any Person of which less than twenty percent (20%) of its revenues are attributable to the Restricted Business.

2

3. Enforceability and Breaches.

(a) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Agreement are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Restricted Party’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Acquirer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Agreement because taken together they are more extensive than necessary to assure to Acquirer the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions of this Agreement that, if eliminated or reformed, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated or reformed as the case may be, for the purposes of such proceeding, from this Agreement.

(b) Each Party acknowledges any breach by the Restricted Party of any provision of this Agreement may result in irreparable injury to Acquirer. The Restricted Party acknowledges that, in the event of such a breach, in addition to all other remedies available at Law, Acquirer shall be entitled to seek equitable relief, including injunctive relief, as well as such other remedies as may be available at law and equity. The Restricted Party has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Agreement are reasonable and proper to protect the legitimate interest of Acquirer.

4. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege in connection with this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Law.

5. Notices. All notices, requests and other communications to any Party pursuant to this Agreement shall be in writing (including facsimile transmission) and shall be given,

if to Acquirer, to:

Williams Partners L.P.

One Williams Center

Tulsa, OK 74172-0172

Attention: Senior Vice President, Corporate Strategic Development

Facsimile: (918) 573-4900

3

with copies (which shall not constitute notice) to:

Williams Partners L.P.

One Williams Center

Tulsa, OK 74172-0172

Attention: General Counsel

Facsimile: (918) 573-5942

and:

Gibson, Dunn & Crutcher LLP

1801 California Street

Suite 4200

Denver, CO 80202

Attention: Steven Talley

Facsimile: (303) 298-5907

if to the Restricted Party, to:

[                ]

with a copy (which shall not constitute notice) to:

[                ]

or such other address or facsimile number as such Party may hereafter specify in writing for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed duly given when delivered personally (including by courier or overnight courier with confirmation), via facsimile (with confirmation) or delivered by an overnight courier (with confirmation), if, in any such case, confirmation is obtained prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

6. Successors and Assigns; Assignment. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Restricted Party and its successors and permitted assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party. Notwithstanding the foregoing, Acquirer may assign any of its rights and obligations hereunder (a) to one or more wholly-owned subsidiaries or parent entities of Acquirer (including any subsidiaries or parent entities which may be organized subsequent to the date hereof), (b) to any successor of Acquirer, and (c) in connection with a sale of capital stock, a sale of assets, a merger or other disposition involving Acquirer, the Company or their respective Affiliates.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to the conflicts of law rules thereof.

8. Consent to Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this

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Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Northern District of Texas or any Texas State court sitting in Dallas, Texas, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas, and each Party hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 5 shall be deemed effective service of process on such Party.

9. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts (including facsimile and electronic transmission counterparts), each of which shall be an original, with the same effect as if the signatures to this Agreement were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by the other Parties. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities upon any Person other than the Parties and their respective successors and permitted assigns.

10. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement.

11. Construction. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. In this Agreement, the term “including” and words of similar import mean “including, without limitation,” unless the context requires otherwise. Each Party and its or his counsel have participated in the drafting of this Agreement, the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of construction to the effect that any ambiguities shall be resolved against the drafting party shall be used to interpret this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, each party hereto has caused Agreement to be duly executed as of the date first above written.

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC, its General Partner

By:
Name:
Title:

ENCAP ENERGY INFRASTRUCTURE FUND, L.P.

By:
Name:
Title:

SIGNATURE PAGE

TO

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

REGISTRATION RIGHTS AGREEMENT

dated as of [                ], 2012

by and between

Williams Partners L.P.

and

Caiman Energy, LLC

i

REGISTRATION RIGHTS AGREEMENT, dated as of [                ], 2012 (this “Agreement”), by and between Williams Partners L.P., Delaware limited partnership (the “Partnership”) and Caiman Energy, LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, Seller and the Partnership are party to that certain Contribution Agreement dated as of March [    ], 2012 (the “Purchase Agreement”);

WHEREAS, as a result of the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), Seller initially owns, as of the date of this Agreement, directly or indirectly, [                ] Common Units acquired from the Partnership as a portion of the consideration received by Seller in connection with such transactions (the “Units”);

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the parties to consummate the transactions contemplated by the Purchase Agreement; and

WHEREAS, each of the parties hereto desires to enter into this Agreement in order to establish certain rights, restrictions and obligations relating to the Units.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in and for purposes of this Agreement, the following terms have the following meanings:

“Affiliate” of any person means those other persons that, directly or indirectly, control, are controlled by or are under common control with such person.

“Agreement” has the meaning set forth in the Preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“beneficial owner” and words of similar import have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act as in effect on the date of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing” has the meaning set forth in the Recitals.

“Closing Date” means the date on which the Closing occurs.

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“Common Units” means, collectively, the common units representing limited partnership interests of the Partnership.

“Equity Interests” means any type of equity ownership in the Partnership, or right to acquire any equity ownership in the Partnership, including Common Units or other units or a similar security, or any other interest entitling the holder thereof to participate in distributions or otherwise granting any other economic, voting or other rights, obligations, benefits or interests in, or attaching to, such interests.

“Escrow Agreement” has the meaning set forth in the Purchase Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system on which securities issued by the Partnership or any of its Subsidiaries are listed or quoted.

“Indemnified Party” has the meaning set forth in Section 2.06(c).

“Indemnified Persons” has the meaning set forth in Section 2.06(a).

“Indemnifying Party” has the meaning set forth in Section 2.06(c).

“Inspectors” has the meaning set forth in Section 2.02(i).

“Issuer FWP” has the meaning assigned to “issuer free writing prospectus” in Rule 433 under the Securities Act.

“Law” means any law (including common law), treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, decree, directive, authorization or determination enacted, entered, promulgated, enforced or issued by any Governmental Entity.

“Lock-Up End Date” means the date that is 18 months following the Closing Date.

“Losses” means any and all losses, claims, damages, liabilities, obligations, costs and expenses (including, without limitation, as a result of any notices, actions, suits, proceedings, claims, demands, assessments, judgments, awards, costs, penalties, taxes and reasonable expenses, including reasonable attorneys’ and other professionals’ fees and disbursements).

“NYSE” means the New York Stock Exchange.

“Partnership” has the meaning set forth in the Preamble.

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“person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust, labor union, works council or unincorporated organization.

“Prospectus” means the prospectus (including any preliminary prospectus and any final prospectus) included in any Registration Statement, as amended or supplemented by any free writing prospectus, whether or not required to be filed with the SEC, prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, and all material incorporated by reference in such prospectus.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Records” has the meaning set forth in Section 2.02(i).

“Released Units” has the meaning set forth in the Purchase Agreement.

“Registrable Securities” means all Units received pursuant to the Purchase Agreement that are beneficially owned by Unitholder and that are (a) not subject to the Escrow Agreement, or (b) Released Units, and any Equity Interests issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, such Units; provided, however, that a Registrable Security shall cease to be a Registrable Security upon the earlier of the time (i) the Registration Statement covering such Registrable Security has been declared effective under the Securities Act and such Registrable Security has been sold or disposed of pursuant to such effective Registration Statement, (ii) such Registrable Security has been disposed of pursuant to any section of Rule 144, (iii) such Registrable Security has been assigned, sold or otherwise transferred in a transaction in which the transferor’s rights under this Agreement are not assigned, or (iv) such Registrable Security has ceased to be outstanding.

“Registration Statement” means any registration statement of the Partnership that covers Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Representative” means, with respect to any person, such person’s, or such person’s Subsidiaries’, directors, officers, employees, accountants, investment bankers, commercial bank lenders, attorneys and other advisors or representatives (including the employees or attorneys of such accountants, investment bankers or attorneys).

“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Seller” has the meaning set forth in the Preamble.

“Suspension Period” has the meaning set forth in Section 2.04(a).

“Subsidiary” means, with respect to a person, an Affiliate directly or indirectly controlled by such person.

“Underwriter” means, with respect to any Underwritten Offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities.

“Underwritten Offering” has the meaning set forth in Section 2.01(a).

“Underwritten Offering Request” has the meaning set forth in Section 2.01(a).

“Unitholder” means Seller together with its respective Subsidiaries that beneficially own any Units, in each case for so long as such person beneficially owns any such Units. When this Agreement requires Unitholder to provide notice or give consent, such notice or consent shall be given by Seller, and not any other person who is a member of Unitholder.

“Units” has the meaning set forth in the Recitals.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01. Registration.

(a) At any time after the Lock-Up End Date that the Registrable Securities then held by Unitholder have not ceased to be Registrable Securities, at Unitholder’s election and within 15 Business Days after the Partnership’s receipt of Unitholder’s written request (which written request may be submitted as early as 15 Business Days prior to the Lock-Up End Date) (an “Underwritten Offering Request”), the Partnership will (i) if the Partnership is then a Well Known Seasoned Issuer (as such term is defined under the Securities Act) with an existing effective Automatic Shelf Registration Statement at the time of receipt of the Underwritten Offering Request, use its reasonable best efforts to file a prospectus supplement that shall be deemed to be part of an existing effective Automatic Shelf Registration Statement of the Partnership in accordance with Rule 430B under the Securities Act that is useable for a resale of Registrable Securities by Unitholder conducted pursuant to a firm commitment underwriting (an “Underwritten Offering”), or (ii) if the Partnership does not have an existing effective Automatic Shelf Registration Statement, file and use its reasonable best efforts to have declared effective by the SEC a Registration Statement containing a prospectus supplement that is useable for a resale of Registrable Securities by Unitholder conducted pursuant to an Underwritten Offering; provided, however that in no event shall the Partnership be required to file a prospectus supplement or Registration Statement (as applicable) or otherwise participate in more than a total of four Underwritten Offerings during the term of this Agreement or more than one Underwritten Offering in any six-month period. The Underwritten Offering Request will specify the aggregate value of the Registrable Securities proposed by Unitholder to be included in such Underwritten Offering (calculated based on the volume-weighted average trading price of the Common Units

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for the 30 days prior to the date of the Underwritten Offering Request), which aggregate value may not be less than $100 million or more than $275 million. Unitholder may change the number of Registrable Securities proposed to be offered in any Underwritten Offering at any time prior to commencement of such offering so long as such change would not materially adversely affect the timing or success of the Underwritten Offering or change the aggregate value of the Registrable Securities proposed by Unitholder to be included in such Underwritten Offering to less than $100 million or more than $275 million and provided that the Partnership shall be entitled to reasonably delay an Underwritten Offering as a result of such change. Unitholder will be permitted to rescind an Underwritten Offering Request at any time prior to 10 Business Days before the public announcement of the Underwritten Offering; provided, that (i) Unitholder reimburses the Partnership for all reasonable, out-of-pocket expenses incurred by the Partnership in connection with such Underwritten Offering, (ii) such Underwritten Offering will not count as an Underwritten Offering for purposes of determining when future Underwritten Offerings may be requested by Unitholder pursuant to this Section 2.01(a), and (iii) Unitholder will not be entitled to submit an Underwritten Offering Request during the two months following the date of the rescission. In addition, any Underwritten Offering will not count against such number of Underwritten Offerings if (A) such offering is withdrawn (other than at the request of Unitholder) or (B) less than 80% of the Registrable Securities requested by Unitholder to be sold in such Underwritten Offering are sold.

(b) The Partnership will use its reasonable best efforts (i) to cause any Registration Statement to be declared effective (unless it becomes effective automatically upon filing) as promptly as practicable after the filing thereof with the SEC and (ii) to keep any Registration Statement current and effective until the completion of the Underwritten Offering registered thereon. The Partnership further agrees to use its reasonable best efforts to supplement or make amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period referred to above, including (A) to respond to the comments of the SEC, if any, (B) as may be required by the registration form utilized by the Partnership for such Registration Statement or by the instructions to such registration form, (C) as may be required by the Securities Act, (D) as may be reasonably requested in writing by Unitholder or any Underwriter and reasonably acceptable to the Partnership. The Partnership agrees to furnish to Unitholder copies of any such supplement or amendment no later than the time it is first being used or filed with the SEC.

(c) Subject to the following sentence, the Partnership may include in any Underwritten Offering any securities for its own account or for the account of holders of Common Units (other than Unitholder). Notwithstanding anything to the contrary contained herein, if the lead Underwriters of an Underwritten Offering advise the Partnership in writing that, in their reasonable opinion the number of Equity Interests (including any Registrable Securities) that the Partnership, Unitholder and any other persons intend to include in any Registration Statement is such that the success of any such offering would be materially and adversely affected, including with respect to the price at which the securities can be sold, then the number of Common Units or other Equity Interests to be included in the Registration Statement for the account of the Partnership, Unitholder and any other persons will be reduced to the extent necessary to reduce the total number of securities to be included in any such Registration Statement to the number recommended by such lead Underwriter; provided, however, that such reduction shall be made: (i) first, to remove or reduce pro rata among any

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other holders of Common Units or other Equity Interests requested to be registered or disposed of, as applicable, so that the total number of Equity Interests to be included in any such offering for the account of all such persons will not exceed the number recommended by such lead Underwriter, (ii) second, to remove or reduce any Common Units or other Equity Interests proposed to be offered by the Partnership for its own account and (iii) third, to remove or reduce Registrable Securities requested to be included in the Registration Statement for the account of Unitholder pursuant to Section 2.01(a).

(d) The Partnership and Unitholder agree that it is in the parties interest to work together to sell the Registrable Securities in an orderly manner. In this regard, the Partnership may, in its sole discretion, inform Unitholder of any primary offerings of its Common Units and, to the extent practicable in the sole discretion of the Partnership, and subject to Unitholder being bound by a confidentiality agreement containing a restriction on any purchase or sale of Common Units until such offering is publicly announced, the Partnership may offer to Unitholder the opportunity to include Registrable Securities in such offering to allow for the orderly sale of such Units.

Section 2.02. Registration Procedures. Subject to the provisions of Section 2.01, in connection with the registration of the sale of Registrable Securities in an Underwritten Offering pursuant to this Agreement, the Partnership will as promptly as reasonably practicable:

(a) furnish to Unitholder without charge, prior to the filing of a Registration Statement, copies of such Registration Statement as it is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto, including each preliminary prospectus), copies of any and all transmittal letters or other correspondence with the SEC relating to such Registration Statement and such other documents in such quantities as Unitholder may reasonably request from time to time in order to facilitate the disposition of such Registrable Securities, and give Unitholder and its Representatives a reasonable opportunity to review and comment on the same prior to filing any such documents;

(b) (i) cause the Partnership’s Representatives to supply all information reasonably requested by Unitholder, any Underwriter, or its Representatives in connection with the Registration Statement and (ii) provide Unitholder, any Underwriter and its Representatives with the opportunity to participate in the preparation of such Registration Statement and the related Prospectus;

(c) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as Unitholder reasonably requests and do any and all other acts and things as may be reasonably necessary or advisable to enable Unitholder to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Partnership shall in no event be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified, (ii) subject itself to taxation in any jurisdiction where is not otherwise then so subject, (iii) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (iv) consent to general service of process in any jurisdiction where it is not then so subject;

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(d) notify Unitholder at any time when a prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in a Registration Statement or the Registration Statement or amendment or supplement relating to such Registrable Securities contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Partnership will promptly prepare and file with the SEC a supplement or amendment to such prospectus and Registration Statement (and comply fully with the applicable provisions of Rules 424, 430A and 430B under the Securities Act in a timely manner) so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e) advise any Underwriter(s) and Unitholder promptly and, if requested by such persons, confirm such advice in writing, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes. If at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or “blue sky” laws, the Partnership shall use its reasonable best efforts to obtain the withdrawal or lifting of such order as promptly as practicable;

(f) use its reasonable best efforts to cause such Registrable Securities to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of the Partnership to enable Unitholder to consummate the disposition of such Registrable Securities; provided, however, that the Partnership shall in no event be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified, (ii) subject itself to taxation in any jurisdiction where is not otherwise then so subject, (iii) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (iv) consent to general service of process in any jurisdiction where it is not then so subject;

(g) enter into customary agreements and use reasonable best efforts to take such other actions as are reasonably requested by Unitholder and are consistent with the other obligations of the Partnership hereunder in order to expedite or facilitate any Underwritten Offering;

(h) if requested by Unitholder, promptly include in any Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, and subject to the provisions of this Agreement, such information as Unitholder may reasonably request to have included therein, including any terms of the Underwritten Offering, and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after the Partnership is notified of the matters to be included in such prospectus supplement or post-effective amendment;

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(i) except to the extent prohibited by applicable Law and subject to entry into a customary confidentiality agreement or arrangement, make available, after reasonable advance notice, for inspection by Unitholder and any of its Representatives (collectively, the “Inspectors”), during business hours at the offices where such information is normally kept, any financial and other records and corporate documents of the Partnership (collectively, the “Records”) as will be reasonably necessary to enable them to conduct reasonable and customary due diligence with respect to the Partnership and the related Registration Statement and prospectus and request the Representatives of the Partnership and its Subsidiaries to supply all information reasonably requested by any such Inspector; provided, however, that Records and information obtained hereunder will be used by such Inspectors only to conduct such due diligence;

(j) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, within the required time period, an earnings statement covering a period of 12 months, beginning with the first fiscal quarter after the effective date of the Registration Statement relating to such Registrable Securities (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto;

(k) use reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement;

(l) cooperate with Unitholder and any Underwriter to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold under the Registration Statement in a form eligible for deposit with The Depository Trust Company not bearing any restrictive legends and not subject to any stop transfer order with any transfer agent, and cause such Registrable Securities to be issued in such denominations and registered in such names as the lead Unitholder may request in writing in connection with the closing of any sale of Registrable Securities;

(m) use its reasonable best efforts to cause such Registrable Securities to be listed or quoted on the NYSE or, if Common Units are not then listed on the NYSE, then on such other securities exchange or national quotation system on which the Common Units are then listed or quoted; and

(n) The Partnership will cooperate with Unitholder and each Underwriter in effecting any Underwritten Offering as promptly as reasonably practicable following receipt of an Underwritten Offering Request. The Partnership and Unitholder shall each be entitled to select one lead Underwriter in connection with an Underwritten Offering from the list of investment banking firms set forth on Exhibit A attached hereto, which firms have been pre-approved by Unitholder and the Partnership. The Partnership shall reasonably assist such managing Underwriter or Underwriters in their efforts to sell Registrable Securities pursuant to such Underwritten Offering and, if reasonably requested in connection therewith, shall make senior executives with appropriate seniority and expertise reasonably available for customary “road show” or other presentations during the marketing period for such Registrable Securities (with an

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understanding that these shall be scheduled in a collaborative manner so as not to unreasonably interfere with the conduct of the business of the Partnership). In furtherance of the foregoing, the Partnership will use its reasonable best efforts to obtain and deliver to each Underwriter and Unitholder a comfort letter from the independent registered public accounting firm for the Partnership (and additional comfort letters from the independent registered public accounting firm for any company acquired by the Partnership whose financial statements are included or incorporated by reference in the Registration Statement) in customary form and covering such matters as are customarily covered by comfort letters as such Underwriter and Unitholder may reasonably request. The Partnership will use its reasonable best efforts to obtain and deliver to each Underwriter and Unitholder a 10b-5 statement and legal opinion from the Partnership’s counsel in customary form and covering such matters as are customarily covered by 10b-5 statements and legal opinions delivered to Underwriters in Underwritten Offerings as such Underwriter and/or Unitholder may reasonably request.

Section 2.03. Conditions to Offerings.

(a) The obligations of the Partnership to take the actions contemplated by Section 2.01 and Section 2.02 with respect to an offering of Registrable Securities will be subject to the following conditions:

(i) the Partnership may require Unitholder to furnish to the Partnership such information regarding Unitholder, the Registrable Securities or the distribution of such Registrable Securities as the Partnership may from time to time reasonably request in writing, in each case to the extent reasonably required by the Securities Act and the rules and regulations promulgated thereunder, or under state securities or “blue sky” laws; and

(ii) Unitholder, together with the Partnership and any other holders of the Partnership’s securities proposing to include securities in any Underwritten Offering, will enter into a customary underwriting agreement with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings.

(b) Unitholder agrees that, upon receipt of any notice from the Partnership of the happening of any event of the kind described in Section 2.02(d) or 2.02(e) or a condition described in Section 2.04, Unitholder will forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering the sale of such Registrable Securities until Unitholder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.02(d) or notice from the Partnership of the termination of the stop order or Suspension Period.

Section 2.04. Suspension Period.

(a) Notwithstanding anything to the contrary contained in this Agreement, if the Partnership determines in good faith (because of the existence of, or in anticipation of, any acquisition, financing activity or other transaction involving the Partnership, the unavailability of any required financial statements, disclosure of information which is in its best interest not to publicly disclose, or any other event or condition of similar significance to the Partnership) that

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effecting an Underwritten Offering would be materially detrimental to the Partnership or the holders of its Common Units, then the Partnership shall be entitled to postpone any such Underwritten Offering for a reasonable period of time not to exceed 60 consecutive days (or a longer period of time with the prior written consent of Seller, which consent shall not be unreasonably withheld) or 105 days in the aggregate in any 365-day period (a “Suspension Period”). In the event of any such suspension pursuant to this Section 2.04(a), the Partnership shall furnish to Seller a written notice setting forth the estimated length of the anticipated delay. The Partnership will notify Unitholder promptly upon the termination of the Suspension Period. Upon notice by the Partnership to Unitholder of any determination to commence a Suspension Period, Unitholder shall, except as required by applicable Law, including any disclosure obligations under Section 13 of the Exchange Act, keep the fact of any such Suspension Period strictly confidential, and during any Suspension Period, promptly halt any offer, sale (including sales pursuant to Rule 144), trading or transfer of any Common Units for the duration of the Suspension Period until the Partnership has provided notice that the Suspension Period has been terminated.

(b) After the expiration of any Suspension Period and without any further request from a holder of Equity Interests, the Partnership shall as promptly as reasonably practicable prepare a Registration Statement or post-effective amendment or supplement to the applicable shelf Registration Statement or Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Prospectus will not include a material misstatement or omission or be not effective and useable for resale of Registrable Securities.

Section 2.05. Registration Expenses. All fees and expenses incurred by Unitholder applicable to Registrable Securities offered for Unitholder’s account in an Underwritten Offering (including underwriting discounts and commissions and fees and expenses of Unitholder’s counsel) will be borne by Unitholder. All other reasonable fees and expenses incident to an Underwritten Offering, including all fees and expenses incurred by the Partnership in complying with securities or “blue sky” laws, printing expenses, messenger and delivery expenses, any registration or filing fees payable under any federal or state securities or “blue sky” laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees of the Financial Industry Regulatory Authority, reasonable fees and disbursements of counsel for the Partnership, its independent registered certified public accounting firm and any other public accountants who are required to deliver comfort letters (including the expenses required by or incident to such performance), transfer taxes, fees of transfer agents and registrars, costs of insurance, the fees and out of pocket expenses of other persons retained by the Partnership (collectively, the “Offering Expenses”) will be borne (i) in the event the Underwritten Offering includes only Registrable Securities offered for Unitholder’s account, by Unitholder, and (ii) in the event the Underwritten Offering includes Registrable Securities offered for Unitholder’s account and Common Units offered for the Partnership’s own account or for the account of holders of Common Units other than Unitholder, 50% by Unitholder and 50% by the Partnership, provided, in the case of (ii), if less than 50% of the total amount of Common Units offered in the Underwritten Offering are offered for Unitholder’s account, then the Offering Expenses for such Underwritten Offering will be borne by Unitholder and the Partnership pro rata, based on the percentage of the total amount of Common Units offered for Unitholder’s account and the percentage of the total amount of Common Units offered for the Partnership’s own account or for the account of holders of Common Units other than Unitholder.

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Section 2.06. Indemnification; Contribution. (a) In connection with any registration of Registrable Securities pursuant to Section 2.01, the Partnership will indemnify, defend and hold harmless Unitholder, its Affiliates, directors, officers and shareholders and each person who controls Unitholder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”) from and against any and all Losses caused by any untrue or alleged untrue statement of material fact contained in any part of any Registration Statement or any Prospectus, including any amendment or supplement thereto, used in connection with the Registrable Securities or any Issuer FWP, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that the Partnership will not be required to indemnify any Indemnified Person for any Losses resulting from any such untrue statement or omission if such untrue statement or omission was made in reliance on and in conformity with information with respect to any Indemnified Person furnished to the Partnership in writing by, or at direction of, Unitholder or any Indemnified Person expressly for use therein.

(b) In connection with any Registration Statement, Prospectus or Issuer FWP, Unitholder will indemnify, defend and hold harmless the Partnership, its directors, its officers and each person, if any, who controls the Partnership (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from the Partnership to Unitholder, but only with respect to information furnished to the Partnership in writing by, or at direction of, any Unitholder or any Indemnified Persons expressly for use in such Registration Statement, Prospectus or Issuer FWP.

(c) In case any claim, action or proceeding (including any governmental investigation) is instituted involving any person in respect of which indemnity may be sought pursuant to Section 2.06(a) or Section 2.06(b), such person (the “Indemnified Party”) will promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall be entitled to participate therein and, to the extent it shall wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and will pay the fees and disbursements of such counsel related to such proceeding; provided, however, that the failure or delay to give such notice shall not relieve the Indemnifying Party of its obligations pursuant to this Agreement except to the extent such Indemnifying Party has been prejudiced by such failure or delay. In any such claim, action or proceeding, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party fails to assume the defense of the claim, action or proceeding within 15 Business Days following receipt of notice from the Indemnified Party, or (iii) the Indemnified Party and the Indemnifying Party are both actual or potential defendants in, or targets of, any such action and the Indemnified Party has been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. It is understood that the Indemnifying Party will not, in connection with any claim, action or proceeding or

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related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties and that all such reasonable fees and expenses will be reimbursed as they are incurred. In the case of the retention of any such separate firm for the Indemnified Parties, such firm will be designated in writing by the Indemnified Parties. The Indemnifying Party will not be liable for any settlement of any claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if such claim, action or proceeding is settled with such consent or if there has been a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement or judgment. No Indemnifying Party will, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any pending or threatened proceeding in respect of which any Indemnified Party is seeking indemnity hereunder, unless such settlement includes (i) an unconditional release of such Indemnified Party from all liability in connection with such proceeding, (ii) no finding or admission of any violation of Law or any violation of the rights of any person by the Indemnified Party or any of its Affiliates can be made as the result of such action, and (iii) the sole relief (if any) provided is monetary damages that are reimbursed in full by the Indemnifying Party. No Indemnified Party will, without the prior written consent of the Indemnifying Party, settle, compromise or offer to settle or compromise any pending or threatened proceeding in respect of which any Indemnified Party is seeking indemnity hereunder.

(d) If the indemnification provided for in this Section 2.06 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or is insufficient in respect of any Losses referred to in this Section 2.06, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions that resulted in such Losses, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefit of the Partnership, on the one hand, and Unitholder, on the other, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above will be deemed to include, subject to the limitations set forth in Section 2.06(c), any reasonable legal or other out of pocket fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(e) The parties agree that it would not be just and equitable if contribution pursuant to Section 2.06(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 2.06(d). No person guilty of “fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent

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misrepresentation. Notwithstanding the provisions of this Section 2.06(e), Unitholder shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds received by Unitholder from the sale of the Registrable Securities exceeds the amount of any damages which Unitholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(f) If indemnification is available under this Section 2.06, the Indemnifying Party will indemnify each Indemnified Party to the fullest extent permissible under applicable Law provided in Sections 2.06(a) and 2.06(b) without regard to the relative fault of said Indemnifying Party or Indemnified Party or any other equitable consideration provided for in Section 2.06(d) or Section 2.06(e). The obligations of the Partnership under this Section 2.06 shall be in addition to any liability that the Partnership may otherwise have to any Indemnified Person.

Section 2.07. Rule 144.

(a) The Partnership agrees that it will use its reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and take such further action as Unitholder reasonably may request (including providing Unitholder with such information as may be required in order to enable Unitholder to make sales within the limitation of the exemptions provided by Rule 144), all to the extent required from time to time to enable Unitholder to sell Registrable Securities pursuant to the exemptions provided by Rule 144.

(b) Seller and the Partnership agree that Seller and its Affiliates shall not be deemed an affiliate of the Partnership or any of its Subsidiaries under Rule 144 for purposes of this Agreement.

Section 2.08. Transfer of Registration Rights. The rights granted to Unitholder under this Article II may not be assigned by Unitholder in whole or in part other than to any person that acquires all of Unitholder’s Registrable Securities; provided that the Partnership approves such transfer in writing, which approval shall not be unreasonably withheld or delayed.

ARTICLE III

LOCK-UP; CERTAIN OTHER MATTERS

Section 3.01. Lock-Up. Unitholder agrees that the Units are subject to the restrictions on transfer set forth in Section 5.14 of the Purchase Agreement.

Section 3.02. Transfer Agent. Seller and the Partnership agree that the Partnership may cause the transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to any transfer of Units not in compliance with Section 3.01. Any transfer or attempted transfer of Units in violation of Section 3.01, to the fullest extent permitted by law, be null and void ab initio.

Section 3.03. Legends. Any certificates for Units issued to Unitholder shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated units) referencing restrictions on transfer of such Units under the Securities Act and under this Agreement which legend shall state in substance:

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“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act. If the proposed sale, assignment or other transfer within the United States will be made pursuant to clause (ii) above, the holder must, prior to such sale, assignment or other transfer, furnish to the issuer such customary certifications, legal opinions and other information as the issuer may reasonably require to determine that such sale, assignment or other transfer is being made in accordance with such clause.

The securities evidenced by this certificate are subject to restrictions on transfer set forth in a Contribution Agreement dated as of March [__], 2012, between the Partnership and Caiman Energy, LLC (a copy of which is on file with the Secretary of the general partner of the Partnership).”

Notwithstanding the foregoing, the holder of any certificate(s) for Units shall be entitled to receive from the Partnership new certificates for a like number of Units not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder at (i) such time as such restrictions are no longer applicable, and (ii) with respect to the restriction on transfer of such Units under the Securities Act, delivery of a customary opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to the Partnership and its counsel, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act.

Section 3.04. Section 16 Matters. Seller shall comply in all material respects with the beneficial ownership reporting requirements under Section 16 of the Exchange Act, as such requirements may apply to its beneficial ownership of Common Units.

Section 3.05. Information. Seller agrees to use its reasonable best efforts to provide the Partnership with any information requested by the Partnership regarding Seller’s consummated or planned sales of Units pursuant to this agreement or, to the extent known by Seller, the consummated or planned sales activity of Seller’s affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Partnership. The Partnership represents and warrants to Seller as of the date hereof that:

(a) The Partnership has been duly formed and is validly existing as a limited partnership in good standing under the Delaware Revised Uniform Limited Partnership Act and has the limited partnership power and authority to enter into this Agreement and to carry out its obligations hereunder.

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(b) This Agreement has been duly and validly authorized by the Partnership and all necessary and appropriate action has been taken by the Partnership to execute and deliver this Agreement and to perform its obligations hereunder.

(c) This Agreement has been duly executed and delivered by the Partnership and, assuming due authorization and valid execution and delivery by Seller, is a valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms.

Section 4.02. Representations and Warranties of Seller. Seller represents and warrants to the Partnership as of the date hereof that:

(a) Seller and its Affiliates do not, individually or in the aggregate, own, beneficially or of record, any Common Units other than the Units.

(b) Seller has been duly formed and is validly existing as a limited liability company in good standing under the Delaware Limited Liability Company Act and has the limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder.

(c) This Agreement has been duly and validly authorized by Seller and all necessary and appropriate action has been taken by Seller to execute and deliver this Agreement and to perform its obligations hereunder.

(d) This Agreement has been duly executed and delivered by Seller and, assuming due authorization and valid execution and delivery by the Partnership, is a valid and binding obligation of Seller enforceable against it in accordance with its terms.

ARTICLE V

GENERAL PROVISIONS

Section 5.01. Adjustments. References to numbers of Common Units contained herein will be adjusted to account for any reclassification, exchange, substitution, combination, split or reverse split of Equity Interests.

Section 5.02. Notices. All notices or other communications hereunder to a party shall be deemed to have been duly given and made if in writing and (a) if served by personal delivery, on the day of such delivery, (b) if delivered by registered or certified mail (return receipt requested), or by a national courier service, on the day of delivery, or (c) if sent by facsimile or email, upon transmission of such facsimile or email (provided that the facsimile or email is promptly confirmed with the recipient by telephone), to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

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(a) if to the Partnership, to:

Williams Partners L.P.

One Williams Center

Tulsa, Oklahoma 47172-0172

Attention: Chief Financial Officer

Telephone: (918) 573-2186

Facsimile: (918) 573-0871

Email: don.chappel@williams.com

with copies (which shall not constitute notice to the Partnership) to:

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4200

Denver, Colorado 80202-2642

Attention: Richard M. Russo

Telephone: (303) 298-5715

Facsimile: (303) 313-2838

Email: rrusso@gibsondunn.com

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 47172-0172

Attention: General Counsel

Telephone: (918) 573-0816

Facsimile: (918) 573-5942

Email: craig.rainey@williams.com

(b)	if to Seller or Unitholder, to:

Caiman Energy, LLC

5949 Sherry Lane, Suite 1300

Dallas, Texas 75225

Attention: Tony Strehlow

Telephone: [            ]

Facsimile: (214) 580-3750

Email: [            ]

with a copy (which shall not constitute notice to Seller or Unitholder) to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Attention: Douglas E. McWilliams

Telephone: (713) 758-3613

Facsimile: (713) 615-5725

Email: dmcwilliams@velaw.com

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Section 5.03. Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.04. Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Partnership and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.05. Interpretation. In this Agreement, except as context may otherwise require, references:

(a) to the Preamble, Recitals, Sections, or Exhibits are to the Preamble to, a Recital or Section of, or Exhibit to, this Agreement;

(b) to this Agreement are to this Agreement and the Exhibits to it, taken as a whole;

(c) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section;

(d) to any Governmental Entity includes any successor to that Governmental Entity;

(e) to a person are also to its permitted successors and assigns;

(f) to the words “hereby,” “herein,” “hereof,” “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section;

(g) to the words “include,” “includes,” or “including,” are to be deemed followed by the words “without limitation.” Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the person referred to may require;

(h) the table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement; and

(i) this Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

Section 5.06. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or

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enforceability of the other provisions hereof. If any provisions of this Agreement or the application thereof to any person or entity or any circumstance, is found by a court or other Governmental Entity of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability, of such provision or the application thereof, in any other jurisdiction.

Section 5.07. Counterparts. This Agreement may be executed in two or more counterparts which may be delivered by means of facsimile or email, each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

Section 5.08. Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the Exhibits hereto) represents the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement. Only the parties that are signatories to this Agreement (and their permitted successors and assigns) shall have any obligation or liability under, in connection with, arising out of, resulting from or in any way related to this Agreement or any other matter contemplated hereby or the process leading up to the execution and delivery of this Agreement and the transactions contemplated hereby, subject to delivery of this Agreement and such transactions and other provisions of this Agreement.

Section 5.09. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Texas applicable to contracts made and to be performed entirely within such state, without regard to the conflicts of law principles thereof to the extent that such principles would apply the law of another jurisdiction.

Section 5.10. Assignment. Subject to Section 2.08, neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties hereto. Any purported assignment without such prior written consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 5.11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT

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OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.11.

Section 5.12. Venue for Resolution of Disputes. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement and the transactions contained hereby, whether in tort or contract or at law or in equity, exclusively, in the United States District Court for the Northern District of Texas or any Texas State court sitting in Dallas, Texas, and (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if Notice is given in accordance with Section 5.02 of this Agreement. Each party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or that such party is not subject to personal jurisdiction in such court.

Section 5.13. Specific Performance. Each party agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that, except as expressly set forth in this Agreement to the contrary, each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Northern District of Texas or any Texas State court sitting in Dallas, Texas, without bond or other security being required, this being in addition to any other right, remedy or cause of action to which any party is entitled under any theory of recovery whatsoever (including, at law or in equity, in tort or any other claims).

Section 5.14. Termination. Except as otherwise provided in this Agreement, this Agreement shall terminate upon the first date on which Unitholder ceases to hold any Registrable Securities; provided, however, that the (a) provisions contained in Article II of this Agreement, except Section 2.06, shall automatically terminate upon the earlier of (i) the time when there are no longer any Registrable Securities outstanding or (ii) the date that is 42 months following the Closing Date; (b) the indemnity and contribution provisions contained in Section 2.06, the representations and warranties of the Partnership and Seller referred to in Section 4.01 and Section 4.02 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Indemnified Person or by or on behalf of the Partnership and (iii) the consummation of the sale of the Registrable Securities; and (c) the provisions of this Article V shall survive any termination of this Agreement or any provision thereof. Nothing in this Agreement shall be deemed to release any

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party from any liability for any willful and material breach of this Agreement occurring prior to any termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

[Next page is a signature page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC,
its General Partner

By:
Name: Title:

CAIMAN ENERGY, LLC

By:
Name: Title:

[Registration Rights Agreement]

Exhibit A

Approved Underwriters

Citi

Barclays

UBS

Morgan Stanley

Wells Fargo

Bank of America Merrill Lynch

A-1

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), dated [            ], 2012, is by and between Caiman Energy, LLC, a Delaware limited liability company (“Contributor”), and [Caiman Eastern Midstream, LLC, a Delaware limited liability company OR Williams Partners L.P., a Delaware limited partnership (“Acquirer”)]. Contributor and Acquirer are each sometimes referred to herein each as a “party” and collectively, as the “parties”. Capitalized terms used herein but not otherwise defined shall have the meanings assigned such terms in the Contribution Agreement (as defined below).

RECITALS:

A. Contributor and Acquirer have entered into that certain Contribution Agreement (the “Contribution Agreement”), dated as of March [__], 2012, whereby Contributor agreed to sell, assign, transfer, convey and deliver to Acquirer 100% of the outstanding limited liability company interests in Caiman Eastern Midstream, LLC, a Delaware limited liability company (the “Company”) all on the terms, and subject to the conditions, set forth in the Contribution Agreement.

B. In connection with the transactions contemplated by the Contribution Agreement, and subject to the terms and conditions of this Agreement, the parties agree that Contributor will provide Acquirer with such transition services as may be reasonably necessary or appropriate for the ownership and operation of the business of the Company until the end of the Service Period (as defined below), and in order to facilitate the transition of such services to Acquirer such that Acquirer will be reasonably capable of performing such services without the aid of Contributor by the end of the Service Period.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

1. Term and Services.

(a) Unless sooner terminated as hereinafter provided, the term of this Agreement shall commence on the date hereof (“Effective Date”) and continue for a period of [            ]1 months (the “Initial Service Period”), provided the Service Period can be extended for up to [            ] additional successive one-month periods (each such period, an “Extended Service Period”) by Acquirer giving written notice to Contributor no less than thirty (30) days prior to the end of the Initial Service Period and no less than ten (10) days prior to the end of each Extended Service Period. The period of service by Contributor hereunder whether the Initial Service Period or the Extended Service Period, or as otherwise extended by mutual agreement, shall be referred to as the “Service Period”.

[1]	Parties to agree on the service periods prior to Closing.

(b) From the Effective Date through the end of the Service Period, subject to the terms and provisions of this Agreement, Contributor shall provide to Acquirer the services set forth in Exhibit A attached hereto and incorporated herein by reference to transition ownership and operation of the businesses of the Company to Acquirer (the “Services”); provided that, notwithstanding anything in this Agreement to the contrary, the Services shall not include any services to the extent such services were, prior to the Closing, provided by one or more of the Transferred Employees.

(c) The Services will be provided solely by the employees designated in Exhibit B, provided that from time to time Acquirer shall have the right to reduce the number of employees designated to provide the Services by providing a written notice to Contributor at least ten (10) days prior to the end of any Service Month (as defined below), with such reduction taking effect at the end of such Service Month.

(d) The parties agree that Exhibit A and Exhibit B may be amended by mutual agreement of the parties from time to time in accordance with Section 6(g).

2. Fees, Reimbursable Costs, and Payment.

(a) Fees. Acquirer shall (i) with respect to the Services rendered during the Initial Service Period and the first three Extended Service Periods (if any), pay to Contributor the fully-burdened monthly cost set forth in Exhibit B for each employee performing the Services for Acquirer hereunder in each Service Month (based on the allocation of each such employee’s time to performing the Services for Acquirer as set forth on Exhibit B, as amended from time to time by mutual agreement of the parties) and (ii) with respect to the Services rendered during the Extended Service Periods (if any) beginning at least [            ]2 months after the Effective Date, pay to Contributor an amount equal to 1.25 times the fully-burdened monthly cost set forth in Exhibit B for each employee performing the Services for Acquirer hereunder in each Service Month (based on the allocation of each such employee’s time to performing the Services for Acquirer as set forth on Exhibit B, as amended from time to time by mutual agreement of the parties) (collectively the “Fees”). “Service Month” shall mean the period beginning on the Effective Date and continuing until the end of the current calendar month, and each successive calendar month thereafter, until the end of the Service Period. In addition, Acquirer shall pay directly or reimburse Contributor for any and all out-of-pocket costs incurred by Contributor in providing the Services.

(b) Payment. Contributor shall submit an invoice to Acquirer within ten (10) days following the end of each Service Month (as adjusted for any underpayments or overpayments attributable to an earlier Service Month) of all amounts due under Section 2(a) in the prior Service Month and Acquirer shall pay any undisputed invoice amount within thirty (30) days following the date of Acquirer’s receipt thereof from Contributor. Invoices shall include supporting detail documentation for any labor, supervision, materials, equipment, and related services rendered (including for all out-pocket-costs). Any reimbursement payment for out-of-pocket costs not properly paid within thirty (30) days following the date of Acquirer’s receipt of invoice from Contributor shall bear interest at a rate equal to five percent (5%) per annum.

[2]	Parties to agree on this period prior to Closing.

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(c) Audit. Contributor shall, for a period of two (2) years after the expiration or termination of this Agreement, maintain records and other evidence sufficient to accurately and properly reflect the performance of the Services hereunder and the amounts invoiced by Contributor to Acquirer with respect thereto. Acquirer shall have access at all reasonable times during such period to examine and obtain (at Acquirer’s expense) copies of such records for the purpose of auditing and verifying the accuracy of the invoices submitted by Contributor regarding the amounts due Contributor.

3. Standards for the Provision of Services.

(a) Contributor shall, subject to the terms of this Agreement, devote to the performance of the Services the personnel designated pursuant to Exhibit B (as adjusted pursuant to Section 1(c)) and shall use its commercially reasonable efforts to cause such employees of Contributor to continue providing the Services during the Services Period as long as they are employed by Contributor.

(b) Contributor and Acquirer shall each designate a representative to serve as the “contract manager” who shall have the responsibility for coordinating the provision of the Services and the general administration of this Agreement on behalf of Contributor and Acquirer, respectively. The names of such contract managers are set forth on Exhibit C hereto.

(c) The Services shall be performed in accordance with applicable Law, and in a manner and quality that are substantially consistent with Contributor’s past practice in performing the Services for the benefit of the Company. Prior to the commencement of any Services rendered for a Service Month, Contributor shall submit to Acquirer a plan of the Services to be rendered and scope of work in or for such Service Month and Contributor shall notify Acquirer of any material deviation made to such plan during such Service Month. Contributor shall not be liable or held accountable in damages or otherwise, for any error of judgment or any mistake of fact or Law or for anything that Contributor does or refrains from doing in good faith hereunder.

(d) Contributor shall (i) secure (at Acquirer’s expense) all necessary third-party consents, permits and governmental approvals required for Contributor to provide the Services, and (ii) report and pay all Taxes of Contributor, including payroll, sales, use, excise and occupational taxes, applicable to the provision of the Services by Contributor hereunder. In addition, Contributor shall at all times comply with any applicable Permits and Laws relating to the Services provided hereunder and shall promptly notify Acquirer upon receiving notice of any investigation or notice regarding any noncompliance or alleged violation with respect thereto which result from Contributor providing the Services.

(e) Acquirer shall furnish, or cause to be furnished, to Contributor such access, information, documentation, services and materials as are reasonably requested by Contributor to enable Contributor to perform the Services.

(f) In providing the Services, Contributor shall not be obligated to acquire new, additional, replacement or different personnel, equipment or resources, or to provide services incidental to or ancillary to the Services. Contributor may use contractors, subcontractors,

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vendors or other third parties to provide some or all of the Services to be provided by Contributor; provided however that Contributor shall remain responsible for the performance of such subcontractor as it Contributor were performing such services itself.

(g) It is understood and agreed that Contributor is not a professional provider of the types of services included in the Services. The Services will not necessarily be uninterrupted or error-free. Contributor’s obligation hereunder is to use reasonable efforts to perform the Services effectively and efficiently and to address any defects in the Services, all within the constraints of available personnel and other resources. It is understood and agreed that Contributor’s personnel performing the Services have other responsibilities for Contributor and its Affiliates, and will only dedicate the allocation of time as set forth in Exhibit B.

(h) IT IS SPECIFICALLY UNDERSTOOD AND AGREED BY THE PARTIES THAT THERE ARE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROVISION OF SERVICES BY CONTRIBUTOR HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE SPECIFICALLY DISCLAIMED.

(i) Contributor shall not be required to purchase any equipment in order to provide the Services. If Contributor and Acquirer agree that Contributor will require additional equipment to provide the Services, (including but not limited to hardware, software and associated software licensing fees), Acquirer shall reimburse Contributor at 100% of the actual paid-out costs incurred by Contributor for such items in accordance with Section 2(b); provided that upon termination of this Agreement such items shall be transferred by Contributor to Acquirer.

(j) Neither Contributor nor any of its Affiliates will be required to perform or to cause to be performed any of the Services for the benefit of any third party or any Person other than the Company and Acquirer (to the extent relating to the Company’s business).

4.	Termination of the Services.

(a) Option to Terminate Services. Acquirer may elect for any reason, by giving written notice to Contributor at least five (5) Business Days in advance, to terminate the provision by Contributor of any or all categories of the Services (set forth on Exhibit A hereto) provided to Acquirer; provided, however, that Acquirer shall remain liable for and shall pay the Fees accrued until the end of the period agreed upon pursuant to Section 1(c). Contributor shall submit to Acquirer the final invoice for the Services rendered within sixty (60) days of notice to terminate the Services.

(b) Contributor’s Right to Suspend Performance. Contributor shall have the right to suspend the performance of the Services under this Agreement if Acquirer fails to make payments due, owing and not disputed in good faith, to Contributor as required under this Agreement and such failure has not been cured within fifteen (15) days after delivery of written notice of such failure to Acquirer.

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(c) Effect of Termination. Applicable provisions of this Agreement shall survive expiration or early termination of this Agreement to the extent necessary to enforce or complete the duties, obligations or responsibilities of the parties arising prior to such expiration or termination and, as applicable, to provide for final billings related to the period prior to expiration or termination and indemnification obligations provided in this Agreement.

5. Relationships Among the Parties. Contributor shall be an independent contractor with respect to the Services it provides hereunder. Nothing in this Agreement shall cause the relationship between Contributor and Acquirer or any of its Affiliates to be deemed to constitute an agency, partnership, or joint venture, or to cause either of Contributor or Acquirer or any of its Affiliates to be treated as a co-employer with respect to employees, or to cause Contributor or any of its Affiliates to have any burdens or obligations of ownership or similar responsibilities with respect to the Purchased Interests after the Closing. None of Contributor or any of its respective officers or employees shall have or hold themselves out as having any right, power or authority to make any warranty or representation on behalf of Acquirer, contract for Acquirer, or commit Acquirer to any obligation or undertaking other than actions taken reasonably by Contributor in connection with an emergency situation of which Contributor notifies Acquirer within a reasonable time after its occurrence. The parties hereby acknowledge and agree that the terms of this Agreement and provision of the Services under this Agreement in no way provide or require that (a) Contributor or any of its Affiliates in any way sponsor, maintain, contribute to, or have any obligation (fiduciary or otherwise) with respect to any compensation or any benefit plan, program, policy and/or arrangement (whether governed by ERISA, securities laws, or otherwise) with respect to any employees of Acquirer providing the Services or (b) Acquirer or any of its Affiliates in any way sponsor, maintain, contribute to, or have any obligation (fiduciary or otherwise) with respect to any compensation or any benefit plan, program, policy and/or arrangement (whether governed by ERISA, securities laws, or otherwise) with respect to any employees of Contributor providing the Services; provided that Acquirer acknowledges that the fully burdened cost of each employee performing the Services hereunder includes a component attributable to the benefits and insurance provided by or on behalf of Contributor to such employee.

6. Indemnification and Limitation of Liability.

(a) For Services provided after the end of the Initial Service Period, subject to the terms and conditions of this Section 6, Acquirer hereby releases and agrees to defend, indemnify, and hold harmless Contributor, its affiliates, and their respective officers, directors, shareholders, members, employees, representatives, agents and trustees (“Contributor Indemnified Parties”), from and against any and all losses or damages caused by, arising out of, or in connection with the performance of the Services after the Initial Service Period (other than in the case of Contributor’s willful misconduct), arising during the Service Period (other than the Initial Service Period), or after completion of the Service Period (other than the Initial Service Period), and in any manner directly or indirectly caused, occasioned or contributed to, in whole or in part, or claimed to be caused, occasioned or contributed to, in whole or in part, by the following:

(i) The sole negligence or fault, whether active or passive, of Contributor Indemnified Parties, their respective contractors, subcontractors and/or vendors (or any of their respective owners, directors, officers, employees or agents), or of any third party;

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(ii) The concurrent negligence or fault, whether active or passive, of any combination of Contributor Indemnified Parties, Contributor, or its contractors, subcontractors and/or vendors, or any third party (or any of their respective owners, directors, officers, employees or agents); or

(iii) Where liability with or without fault is imposed or sought to be imposed, on the basis of any theory of strict liability by operation of law.

(b) IT IS THE INTENTION OF THE PARTIES THAT THE EXCULPATION, DEFENSE AND INDEMNITY OBLIGATIONS OF CONTRIBUTOR UNDER THIS SECTION 6 ARE WITHOUT REGARD TO WHETHER THE NEGLIGENCE, FAULT OR STRICT LIABILITY OF A CONTRIBUTOR INDEMNIFIED PARTY IS A CONTRIBUTORY FACTOR, AND SUCH OBLIGATIONS ARE INTENDED TO PROTECT AND INDEMNIFY THE CONTRIBUTOR INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LIABILITY ARISING FROM THE PERFORMANCE OF THIS AGREEMENT, INCLUDING LIABILITY BASED ON OR RESULTING FROM THE SOLE OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF THE CONTRIBUTOR INDEMNIFIED PARTIES; PROVIDED THAT NOTHING HEREIN SHALL PROTECT OR INDEMNIFY A CONTRIBUTOR INDEMNIFIED PARTY FROM LIABILITY BASED ON OR RESULTING FROM ITS WILLFUL MISCONDUCT.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NONE OF THE ACQUIRER OR ANY OF ITS RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE SERVICES CONTEMPLATED HEREBY AND THE ACQUIRER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE SERVICES CONTEMPLATED HEREBY. THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY LIABILITY BASED ON OR RESULTING FROM THE WILFUL MISCONDUCT OF CONTRIBUTOR.

7. Access to Facilities. To the extent reasonably required for employees of Contributor to perform the Services, Acquirer shall permit Contributor and its agents, contractors, subcontractors, servants and employees reasonable access to facilities owned or operated by the Company, and electronic access to operating data necessary for Contributor to perform the Services, subject to the usual and customary safety and security restrictions developed, observed and enforced in the ordinary course at such facilities.

8. Other Provisions.

(a) Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof, and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations among the parties with respect to the subject matter hereof, except for the Contribution Agreement, the documents and instruments and other agreements specifically referred to therein or delivered pursuant thereto, including the Exhibits, Schedules, and ancillary agreements thereto insofar as they are applicable with respect to the parties.

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(b) Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing sent via personal delivery, or by overnight delivery service or facsimile transmission (with confirmed receipt) addressed as follows:

If to Contributor, to:

Caiman Energy, LLC

5949 Sherry Lane, Suite 1300

Dallas, TX 75225

Attention: Tony Strehlow

Facsimile: (214) 580-3750

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin St., Suite 2500

Houston, TX 77002-6760

Attention: Douglas E. McWilliams

Facsimile: (713) 615-5725

If to Acquirer, to:

Williams Partners L.P.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: Senior Vice President, Corporate Strategic Development

Fax: (918) 573-4900

with a copy (which shall not constitute notice) to:

Williams Partners L.P.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: General Counsel

Fax: (918) 573-5942

Gibson, Dunn & Crutcher LLP

1801 California Street

Suite 4200

Denver, CO 80202

Attention: Steven Talley

Facsimile: (303) 298-5907

Any party may change the address to which the communications are to be directed to it by giving notice to the other parties in the manner provided in this Section 6(b).

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(c) Force Majeure. Contributor’s obligations to provide the Services shall be suspended during the period, and to the extent that Contributor is prevented or hindered, in whole or in part, from complying therewith by any cause beyond its reasonable control, including, without limitation, extreme weather, fire, flood, earthquakes, other elements of nature or acts of God, civil disturbances, riots, rebellions, revolutions, accidents, labor disputes, loss of employees (due to death, injury, attrition or otherwise), court orders, acts of a governmental entity, acts of war, terrorist activity, or conditions arising out of or attributable to war (whether declared or undeclared) or terrorist activity, significant spread of contagious diseases, or shortages of equipment, materials, labor or other resources (in each case, a “Force Majeure Event”). In such event, Contributor shall give written notice of suspension to Acquirer as soon as reasonably practicable, specifying the Force Majeure Event and the Services affected and stating the date and extent of such suspension. Contributor shall use commercially reasonable efforts to resume the suspended Services as soon as reasonably practicable, and shall notify Acquirer in writing of the date of resumption of the provision of the Services.

(d) Transfer and Assignment; Successors. Without the prior written consent of the other parties, which consent may be withheld in such other party’s sole discretion, this Agreement and the rights and obligations hereunder shall not be assigned by any party. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the respective successors and permitted assigns of each of the parties.

(e) Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to the conflicts of law rules thereof. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any other party or its successors or assigns shall be brought be brought in the United States District Court for the Northern District of Texas or any Texas State court sitting in Dallas, Texas so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts (and of the appropriate appellate courts therefrom) for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment,

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attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(g) Amendments; Waiver. This Agreement cannot be terminated, altered or amended except pursuant to an instrument in writing signed by all the parties. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(h) No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

(i) Negotiated Agreement. This Agreement has been negotiated by the parties and the fact that any draft will have been prepared by any party shall not give rise to any presumption for or against any party or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

(j) Reasonable Cooperation. During the Service Period, each of the parties shall reasonably cooperate with each other to perform its obligations under this Agreement.

(k) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute collectively, one instrument.

(l) Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, by execution of this Agreement each party agrees to execute and deliver such additional documents and instruments as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement.

[Signatures page follows.]

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date first above written.

CAIMAN ENERGY, LLC

By:
Name:
Title:

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC,
its General Partner

By:
Name:
Title:

SIGNATURE PAGE

TO

TRANSITION SERVICES AGREEMENT

EXHIBIT A

SERVICES

[Scope of Services under continuing review by Acquirer, including the extent, if any, of consultation services to be provided by current Caiman senior management team.]

Engineering, Construction & Operations

1. Operations

2. Maintenance

3. Procurement

4. Wellhead Connections

5. Gathering System Expansion

6. Permitting

7. Contracting

8. Project Management

9. System Modeling

10. Capital Budgeting

11. O&M Planning

12. Drilling Schedule Confirmation

13. Gathering Location Planning

14. Land Management

15. Measurement

Commercial Services

16. Customer Service

17. Contract Administration

18. Business Development

19. Gas Control

20. GIS / Mapping

21. Gas Control

Accounting & Finance

22. Revenue, billings and collections

23. Expenses, payables and payments

24. Gas Accounting

25. Planning (Budgeting & Forecasting)

26. Audit

27. Credit

28. Statements & Invoicing for services provided

29. Preparation of Periodic Financial Statements

30. Project Accounting

31. Information Technology

32. Financial Analysis

Exhibit A

EXHIBIT B

ALLOCATED EMPLOYEES

Name	Job Title	Fully Burdened Cost	Allocation of time to the Services

Exhibit B

EXHIBIT C

CONTRACT MANAGERS

Contributor:

[            ]

Acquirer:

[TBD]

Exhibit C